Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company treats such information as private or confidential and the omitted information is not material.

Exhibit 10.24

Confidential

Execution Version

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of October 31, 2025 (the “Effective Date”) by and between 4D Molecular Therapeutics, Inc., a Delaware corporation with a place of business at 5858 Horton Street #455, Emeryville, CA 94608, USA (“4DMT”) and Otsuka Pharmaceutical Co., Ltd., a Japan corporation with its registered office at 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo, 101-8535, Japan (“Otsuka”). 4DMT and Otsuka are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, 4DMT is a clinical-stage, biopharmaceutical company researching and developing innovative and proprietary AAV-based gene therapies.

WHEREAS, Otsuka is a pharmaceutical and biotechnology company with expertise in the research, development, manufacture and commercialization of pharmaceutical products.

WHEREAS, the Parties hereby desire to establish a collaboration for the further development and commercialization of the Licensed Product in the Territory, in each case, in accordance with the terms and conditions set forth in this Agreement.

WHEREAS, under such collaboration, Otsuka shall have the exclusive development (subject to exceptions as set forth below) and commercialization rights in the Field in the Territory, as set forth in more detail in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1, whether used in the singular or plural form.

1.1
“4D-150” means 4DMT’s proprietary gene therapy product that (a) is known as “4D-150,” (b) consists of 4DMT’s proprietary intravitreally deliverable AAV vector known as R100 (the “Vector”) and a transgene cassette that expresses both aflibercept and a VEGF-C inhibitory RNAi, and (c) is described in IND number [ * ].
1.2
“4DMT” has the meaning set forth in the preamble to this Agreement.
1.3
“4DMT Development Activities” has the meaning set forth in Section 3.3.

1.4
“4DMT Indemnitees” has the meaning set forth in Section 11.2.
1.5
“4DMT Local Clinical Trial” means any Local Clinical Trial conducted by 4DMT as set forth in Section 3.2(b)(i).
1.6
“4DMT Local Clinical Trial Plan” has the meaning set forth in Section 3.2(b)(i).
1.7
“4DMT Party” means any of 4DMT, any of its Affiliates, any licensee of 4DMT or any of its Affiliates and any service provider of any of the foregoing acting on behalf of such Person.
1.8
“4DMT Prosecuted Patents” has the meaning set forth in Section 9.2(a)(i).
1.9
“4DMT Regulatory Activities” has the meaning set forth in Section 4.1(a).
1.10
“AAV” means adeno-associated virus.
1.11
“Accounting Standards” means the United States Generally Accepted Accounting Principles or International Financial Reporting Standards (IFRS), in each case, as consistently applied throughout the organization of a particular Person and its Affiliates.
1.12
“Affiliate” means, with respect to a Person (including a Party), any other Person controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists; provided, however, [ * ]. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means (a) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Applicable Laws; provided, however, that such ownership interest provides actual control over such Person), or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
1.13
“Agreement” has the meaning set forth in the preamble to this Agreement.
1.14
“Alliance Manager” has the meaning set forth in Section 2.6(a).
1.15
“Allocated 4FRONT-1 Clinical Trial Cost” has the meaning set forth in Section 8.2.
1.16
“Allocated [ * ] Study Cost” has the meaning set forth in Section 8.3(c).
1.17
“Allocated Cross-Territory Clinical Trial Cost” has the meaning set forth in Section 8.3(a).
1.18
“Allocated [ * ] Study Cost” has the meaning set forth in Section 8.3(c).
1.19
“Allocated [ * ] Study Cost” has the meaning set forth in Section 8.3(c).
1.20
“AMD Indication” means wet age-related macular degeneration.
1.21
“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations (including cGCP, cGLP and cGMP), guidelines or other requirements of

Governmental Authorities, including Regulatory Authorities, which may be in effect from time to time, including anti-corruption laws, data collection, processing, or transfer laws, rules or regulations, or any judgments or ordinances of any court or any subpoena of a competent court, in each case, having effect from time to time in applicable territory.
1.22
“Approved Label” means, with respect to the Licensed Product and a jurisdiction: (a) the applicable Regulatory Authority-approved full prescribing information for the Licensed Product in such jurisdiction; and (b) the applicable Regulatory Authority-approved labels and any other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for the Licensed Product in such jurisdiction.
1.23
“Arising Product IP” means (a) any and all Know-How that (i) is invented or otherwise generated (whether solely or jointly) by or on behalf of a Party or its Affiliates or licensees (including, sublicensees, and with respect to Otsuka, Sublicensees) in exercising rights or carrying out obligations under this Agreement, whether directly or via its agents or Contractors and (ii) relates to the Licensed Product, including its formulation, method of use or Manufacture, and (b) any and all right, title and interest in and to the intellectual property rights therein, including, for clarity, Patents Covering such Know-How described in the foregoing subclause (a).
1.24
“Asia and Oceania” means the continent known as “Asia” together with the region known as “Oceania” and includes the countries that are listed in Schedule 1.24.
1.25
“Auditor” has the meaning set forth in Section 8.13(c).
1.26
“Bankrupt Party” has the meaning set forth in Section 13.6.
1.27
“Biosimilar Product” means, on a country-by-country basis and with respect to the Licensed Product, a product (a) the approval, license, registration or authorization for marketing and sale of which in such country was obtained by means of a procedure that relies in whole or in part on the safety and efficacy data contained in an MAA for the Licensed Product submitted by or on behalf of an Otsuka Party or a 4DMT Party to the applicable Regulatory Authority in such country or any other country, to establish bioequivalence to the Licensed Product, (b) that is determined by the applicable Regulatory Authority in or for such country to be biosimilar to or interchangeable with the Licensed Product, as set forth at 42 U.S.C. § 262(k) (or foreign equivalent thereof), and (c) that is sold in such country by a Third Party that is not an Otsuka Party and that did not purchase such product in a chain of distribution that included any Otsuka Party.
1.28
“Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in Tokyo, Japan, or (c) a bank or other public holiday in Emeryville, California.
1.29
“Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31; provided that (a) the first Calendar Quarter of the Term shall extend from the Effective Date until December 31, 2025, and (b) the last Calendar Quarter of the Term shall end on the effective date of expiration or termination of this Agreement.
1.30
“Calendar Year” means (a) for the first year of the Term, the period beginning on the Effective Date and ending on December 31, 2025, and (b) for each year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on

December 31, except that the last year of the Term shall end on the effective date of expiration or termination of this Agreement.
1.31
“Change of Control” means, with respect to a Person (including a Party), (a) the sale or disposition of all or substantially all of the assets of such Person or its direct or indirect controlling Affiliate to another Person, other than to an entity of which more than fifty percent (50%) of the voting capital stock are owned after such sale or disposition by shareholders of such Person or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any parent entity) or (b) (i) the acquisition by another Person, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such Person or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Person or its direct or indirect controlling Affiliate, or (ii) the acquisition, merger or consolidation of such Person or its direct or indirect controlling Affiliate with or into another Person, other than, in the case of subclause (i) or (ii), an acquisition or a merger or consolidation of such Person or its controlling Affiliate in which the holders of shares of voting capital stock of such Person or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Person or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation; and in each case ((a) or (b)), whether through a single transaction or a series of related transactions but excluding any and all bona fide financing transactions.
1.32
“Claim” has the meaning set forth in Section 11.3.
1.33
“Clinical Sub-Committee” has the meaning set forth in Section 2.7(c).
1.34
“Clinical Trial” means any clinical testing of a Licensed Product in human subjects, including as applicable, Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or any clinical tests or studies that are intended to expand the product labeling for such Licensed Product and other post-marketing clinical studies of any Licensed Product. For clarity, a “Clinical Trial” shall include any long-term follow-up commitments for patients in such Clinical Trial that are required by any applicable Regulatory Authority, whether conducted under the same or a different protocol.
1.35
“Clinical Trial Failure” has the meaning set forth in Section 13.2(e).
1.36
“CMC” means chemistry, manufacturing and controls.
1.37
“CMO” means a contract manufacturing organization.
1.38
“CNY” means the Chinese yuan, the lawful currency of the PRC.
1.39
“Commercialization” means the (a) marketing, promotion, detailing, sale and booking of sales, distribution, offer for sale, sampling, export for use, sale or distribution and import for use, sale or distribution of a product (including the Licensed Product in the Territory), or (b) performance of any activities affecting or contemplated by the Territory Commercialization Plan. Commercialization shall include, with respect to the Licensed Product, the activities relating to (i) marketing and promotion, (ii) market research matters, including revenue forecasting, market landscape/situational analyses, competitive intelligence, material testing, dashboard reporting, health economics/value proposition, branding and communications plans, and pricing strategy, (iii) field force matters, including field force training, field operations, performance metrics/reporting, field force sizing and alignment, key customer development, and professional education (to the extent not performed by field representatives), including launch meetings, (iv) health services matters, and (v) market access and patient support services. “Commercialize” has a correlative meaning to Commercialization.
1.40
“Commercialization Sub-Committee” has the meaning set forth in Section 5.4(b).
1.41
“Commercially Reasonable Efforts” means, [ * ]
1.42
“Confidential Information” means any and all confidential or proprietary information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by or on behalf of one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) in accordance with or otherwise in connection with this Agreement. Confidential Information shall not include any information, data or know-how to the extent the Receiving Party can demonstrate through competent evidence that such information:
(a)
was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates;
(b)
was already known to the Receiving Party or its Affiliates, in each case, without any confidentiality restrictions, prior to its receipt from the Disclosing Party;
(c)
is obtained by the Receiving Party at any time lawfully from a Third Party under circumstances permitting its use or disclosure (i.e., such Third Party was not under any obligations of confidentiality or non-use with respect to such information and the Receiving Party is not subject to any obligations of confidentiality or non-use with respect to such information); or
(d)
is developed independently by or on behalf of the Receiving Party or its Affiliates without use of, reference to or reliance upon any Confidential Information of the Disclosing Party.

The terms of this Agreement shall be considered Confidential Information of the Parties.

1.43
“Contractors” means consultants, distributors, wholesalers, contract research organizations, CMOs and other subcontractors.
1.44
“[ * ] Study” means the Clinical Trial that [ * ].
1.45
“Control” means (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patents, Know-How or other intellectual property rights, the possession by a Party of the ability to grant a license or sublicense of such Patents, Know-How or other intellectual property right, and (b) with respect to proprietary materials, including Regulatory Materials and Regulatory Approvals, the possession by a Party of the ability to supply such material to the other Party as provided herein, in each case of (a) and (b), (i) without violating the terms of any agreement or arrangement between such Party and any Third Party and (ii) solely with respect to Patents [ * ], Know-How or other intellectual property rights acquired or licensed from a Third Party after the Effective Date, without requiring any payments to a Third Party. In the event of a Change of Control of a Party, any Patents, Know-How or other intellectual property rights that are owned or controlled by such Party’s New Affiliates as a result of such Change of Control will be deemed not to be Controlled by such Party or its Affiliates for purposes of this Agreement, except to the extent used by such Party in connection with the performance of activities under this Agreement and falling within the first sentence of this definition. For clarity, with respect to any agreement that becomes an Upstream License pursuant to the process set forth in Section 7.8(c) and subject to the last sentence of Section 7.8(c), (A) the Patents, Know-How or other intellectual property rights licensed by 4DMT under such Upstream License shall be deemed Controlled by 4DMT and included in Licensed IP, and (B) Otsuka shall have the obligations specified in Section 7.8 including to be bound by the applicable terms and conditions of such Upstream License and to make the payments specified therein. For further clarity, [ * ].
1.46
“Cover” means (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the Exploitation of a given compound, formulation, process or product would infringe a Valid Claim in the absence of a license under or ownership of the Patent rights to which such Valid Claim pertains (and for the purpose of determining such infringement, considering claims of pending patent applications as if they have already been issued). The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.
1.47
“Critical Reagents” means reagents necessary for [ * ] (e.g., [ * ]) and other materials necessary or reasonably useful for Exploitation of the Licensed Product in the Territory, but excluding [ * ].
1.48
“Cross-Territory Clinical Trial” means a Phase 3 Clinical Trial that is required for Regulatory Approval of the Licensed Product in the United States for an Indication and includes clinical sites in [ * ], [ * ]or [ * ], with the goal of obtaining the Regulatory Approval for the Licensed Product in such Indication in such country (i.e., [ * ], as applicable) [ * ]. For clarity, “Cross-Territory Clinical Trial” shall include the 4FRONT-2 Clinical Trial.
1.49
“Cross-Territory Clinical Trial Cost” has the meaning set forth in Section 8.3(a).
1.50
“Development” means to engage in research and development activities, including [ * ]. This includes [ * ], but excludes [ * ]. “Develop” has a correlative meaning.
1.51
“Disclosing Party” has the meaning set forth in Section 1.42.
1.52
“DME Indication” means diabetic macular edema.
1.53
“DMF” means drug master file.
1.54
“Dollars” means the United States dollar, and “$” shall be interpreted accordingly.
1.55
“Effective Date” has the meaning set forth in the preamble to this Agreement.
1.56
“Executive Officer” means (a) in the case of 4DMT, [ * ], and (b) in the case of Otsuka, [ * ].
1.57
“Existing CDA” means the Mutual Confidential Disclosure Agreement by and between the Parties dated as of [ * ].

1.58
“Exploit” means, to Develop, have Developed, register, use, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit. “Exploitation” and “Exploiting” have a correlative meaning.
1.59
“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.
1.60
“FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.61
“Field” means all uses for the treatment or prevention of any ophthalmological diseases and conditions in humans.
1.62
“First Commercial Sale” means, with respect to the Licensed Product and a country within the Territory, the first sale by an Otsuka Party to a Third Party of such Licensed Product in such country after all required Regulatory Approvals have been obtained in such country. For clarity, supply of the Licensed Product as samples or to patients for compassionate use, named patient use, Clinical Trials or other similar purposes shall not be considered a First Commercial Sale if no consideration is received for such supply.
1.63
“FTE” means the equivalent of a full-time individual’s work for a twelve (12)-month period (consisting of a total of [ * ] hours per year of dedicated effort). [ * ]. No person shall be treated as being more than one (1) FTE regardless of the number of hours worked.
1.64
“FTE Rate” means an initial rate of [ * ] per hour, which rate shall apply through [ * ]. Thereafter, [ * ], the FTE Rate [ * ] shall be increased by [ * ], the first of which such increase shall take place on [ * ]. For clarity, from and including [ * ] and thereafter, in no event shall the FTE Rate [ * ] be lower than [ * ].
1.65
“Global Brand Elements” has the meaning set forth in Section 7.4(d).
1.66
“Global Commercialization Plan” has the meaning set forth in Section 5.4(a).
1.67
“Global Development Plan” has the meaning set forth in Section 3.4.
1.68
“Global Medical Affairs Plan” has the meaning set forth in Section 4.8(c)(i).
1.69
“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.70
“ICMJE” has the meaning set forth in Section 3.8.
1.71
“IND” means (a) an Investigational New Drug Application as defined in the FDCA and applicable regulations promulgated thereunder by the FDA, or (b) in the European Union, a Clinical Trial Application (CTA), or (c) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.72
“Indemnified Party” has the meaning set forth in Section 11.3.

1.73
“Indemnifying Party” has the meaning set forth in Section 11.3.
1.74
“Indication” means the AMD Indication, the DME Indication and any New Indication.
1.75
“Infringement” has the meaning set forth in Section 9.3(a).
1.76
“Initial Royalty Term” has the meaning set forth in Section 8.8(d)(i).
1.77
“IP Sub-Committee” has the meaning set forth in Section 2.7(b).
1.78
“JPY” means the Japanese yen, the lawful currency of Japan.
1.79
“JSC” has the meaning set forth in Section 2.1.
1.80
“Know-How” means any proprietary and confidential data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, software, algorithms, marketing reports, pricing and distribution costs, forecasts, strategies, plans, clinical and Nonclinical Study reports, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, dosage regimens; in each case, whether or not patentable or copyrightable.
1.81
“Licensed IP” means collectively, the Licensed Patents and Licensed Know-How.
1.82
“Licensed Know-How” means any and all Know-How, whether patentable or not, that is (a) Controlled by 4DMT or its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful for the Exploitation of the Licensed Product in the Field. For clarity, Licensed Know-How includes 4DMT’s and its Affiliates’ ownership interest in any Know-How within the Arising Product IP, as specified in Section 9.1 (including joint ownership interest).
1.83
“Licensed Patents” means all Patents that are (a) Controlled by 4DMT or 4DMT’s Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful for the Exploitation of the Licensed Product in the Field. Notwithstanding the foregoing, [ * ]. For clarity, [ * ]. For clarity, [ * ].
1.84
“Licensed Product” means 4D-150, in any form or dosage strength.
1.85
“Licensed Product Trademark” means any Trademark in the Territory that is Controlled by 4DMT or its Affiliates as of the Effective Date or during the Term and that corresponds to a Trademark that is or is intended to be used by or on behalf of 4DMT, its Affiliates or its licensees for the Exploitation of the Licensed Product in countries outside of the Territory, including any registrations thereof or any pending applications therefor. The Licensed Product Trademark also includes the local language variation, and a mutually agreed number of backup, alternative, or substitute Trademarks in each country in the Territory that the Parties agree via the IP Sub-Committee or otherwise to file, prosecute or maintain in such country for the Exploitation of the Licensed Product in such country.
1.86
“Local Clinical Trial” means a Clinical Trial for the Licensed Product for an Indication that is conducted solely in one or more countries or jurisdictions within the Territory. For clarity, Local Clinical Trials do not include any Cross-Territory Clinical Trials.

1.87
“Local Clinical Trial Cost” has the meaning set forth in Section 8.3(b).
1.88
“MAA” means an application for Regulatory Approval to place a medical product on the market, including (a) a Biologics License Application, as defined under the United States Public Health Service Act, 42 U.S.C. §§ 201 et seq., as amended from time to time or (b) any foreign equivalent thereof (e.g., New Drug Application submitted to the PMDA in Japan).
1.89
“Manufacture” means, with respect to a Licensed Product and Related Materials, those operations required to manufacture, test, release, handle, package, store or dispose of such Licensed Product, including validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities, and support for the preparation of the chemistry, manufacturing and controls sections of any Regulatory Materials or Regulatory Approval, and including, in the case of a clinical or commercial supply of such Licensed Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Licensed Product. “Manufacturing” has a correlative meaning.
1.90
“Manufacturing Cost” means, with respect to the Licensed Product and Related Materials Manufactured or supplied to Otsuka under the Supply Agreement(s), 4DMT’s fully-burdened cost of Manufacturing and supplying such Licensed Product or such Related Materials as described in Schedule 1.90. For clarity, Manufacturing Cost does not include [ * ]. Manufacturing Cost shall be determined and allocated in accordance with the Accounting Standards.
1.91
“Manufacturing Technology Transfer” has the meaning set forth in Section 6.4(a).
1.92
“Medical Affairs Activities” means the activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Licensed Product in anticipation of or after its Regulatory Approval, including by way of example: [ * ]. For clarity, Medical Affairs Activities do not include [ * ].
1.93
“Medical Affairs Sub-Committee” has the meaning set forth in Section 4.8(a).
1.94
“Net Sales” means, for any period of determination, the gross amount invoiced for sales of the Licensed Product by an Otsuka Party to Third Parties in the Territory in that period, reduced by the following, in each case, without duplication and solely to the extent actually incurred or accrued in accordance with the Accounting Standards and not reimbursed to the Otsuka Party:
(a)
[ * ];
(b)
[ * ];
(c)
[ * ];
(d)
[ * ];
(e)
[ * ]; and
(f)
[ * ].

For the avoidance of doubt, Net Sales shall not include [ * ].

All of the foregoing elements of Net Sales calculations will be determined on an accrual basis in accordance with the Accounting Standards consistently applied in accordance with the accounting practices of the applicable Otsuka Party. In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). [ * ].

1.95
“New Affiliate” means a Third Party that becomes an Affiliate of either Party through merger, acquisition, consolidation or other similar transaction, including a Change of Control of such Party.
1.96
“New Indication” means any indication in the Field, other than the AMD Indication and DME Indication, for which the Licensed Product is developed by or on behalf of 4DMT or its Affiliates or, by the JSC’s mutual agreement (in accordance with Section 2.2(e) and subject to Section 2.5), by or on behalf of Otsuka or any other Otsuka Party. For clarity, a New Indication may include [ * ] and [ * ].
1.97
“New Priority Patent” has the meaning set forth in Section 9.10.
1.98
“[ * ]Percentage” has the meaning set forth in Section 8.8(e)(iii).
1.99
“NMPA” means the National Medicine Products Administration of the PRC and any successor agency(ies) or authority having substantially the same function.
1.100
“Nonclinical Studies” means all (a) preclinical studies (including toxicology and other animal studies) of the Licensed Product, and (b) studies with respect to the Manufacturing of the Licensed Product, including stability studies and studies focused on process improvements. For clarity, Nonclinical Studies do not include routine manufacturing and release of the Licensed Product or activities necessary for Manufacturing Technology Transfer.
1.101
“Other Recipients” has the meaning set forth in Section 12.3(c).
1.102
“Otsuka” has the meaning set forth in the preamble to this Agreement.
1.103
“Otsuka Development Activities” has the meaning set forth in Section 3.3.
1.104
“Otsuka Indemnitees” has the meaning set forth in Section 11.1.
1.105
“Otsuka Local Clinical Trial” means any Local Clinical Trial conducted by Otsuka as set forth in Section 3.2(b)(ii).
1.106
“Otsuka Party” means Otsuka, any of its Sublicensees and any of Otsuka’s or its Sublicensees’ Affiliates.
1.107
“Otsuka Prosecuted Patents” has the meaning set forth in Section 9.2(b)(i).
1.108
“Otsuka Regulatory Activities” has the meaning set forth in Section 4.1(a).
1.109
“Otsuka Technology” means all Patents and Know-How Controlled by Otsuka or its Affiliates as of the effective date of termination of this Agreement (other than Arising Product IP) that are (a) incorporated into the Licensed Product or (b) utilized with respect to the Licensed Product (including the Manufacturing process therefor) in connection with Exploitation of the Licensed Product in the Territory or the Manufacture of the Licensed Product outside the Territory for Exploitation in the Territory, in each case ((a) and (b)), as of the effective date of termination of this Agreement.
1.110
“Out-of-Pocket Expenses” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards consistently applied) by a Party (or its Affiliate) directly incurred in the conduct of any applicable activities under this Agreement, including [ * ]. With respect to [ * ], Out-of-Pocket Expenses shall be calculated based on [ * ]. For clarity, Out-of-Pocket Expenses shall not include: (a) [ * ]; or (b) [ * ].
1.111
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
1.112
“Patent” means (a) a national, regional or international U.S. or foreign patent, patent application, utility model, design patent or design right or related application, including a priority application, (b) any additions, priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing and (c) all patents issuing on any of the foregoing patent applications, together with all invention certificates, substitutions, reissues, reexaminations, registrations, supplementary protection certificates, confirmations, renewals and extensions of any of the foregoing subclauses (a), (b) or (c), and U.S. or foreign counterparts of any of the foregoing.
1.113
“Patent Challenge” has the meaning set forth in Section 13.2(b).
1.114
“Payment Forms” means one copy of each of the following documents which, at the time 4DMT provides such documents to Otsuka, must be currently effective (un-expired) and completed: [ * ]; [ * ]; and [ * ].
1.115
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.116
“Pharmacovigilance Agreement” has the meaning set forth in Section 4.6.
1.117
“Phase 1 Clinical Trial” means any human clinical trial of a Licensed Product that would satisfy the requirements of 21 § CFR 312.21(a) or corresponding foreign regulations.
1.118
“Phase 2 Clinical Trial” means any human clinical trial of a Licensed Product that would satisfy the requirements of 21 § CFR 312.21(b) or corresponding foreign regulations.
1.119
“Phase 3 Clinical Trial” means any human clinical trial of a Licensed Product that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.
1.120
“[ * ]” means [ * ].
1.121
“PRC” means the People’s Republic of China, including [ * ], but excluding [ * ].
1.122
“Pricing and Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product shall be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.

1.123
“Promotional Materials” has the meaning set forth in Section 7.4(c).
1.124
“Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent, the preparation, filing, prosecution and maintenance (including payment of any patent annuity fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews, inter partes reviews and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom, but, for clarity, shall not include any other enforcement actions taken with respect to a Patent pursuant to Section 9.3.
1.125
“Publication” has the meaning set forth in Section 12.6.
1.126
“PV Sub-Committee” has the meaning set forth in Section 4.7.
1.127
“Quality Agreement” has the meaning set forth in Section 6.1.
1.128
“Receiving Party” has the meaning set forth in Section 1.42.
1.129
“Regulatory Approval” means, for a Licensed Product in a jurisdiction, any approval, license, registration or authorization necessary for the marketing and sale of such Licensed Product in such jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing and Reimbursement Approvals.
1.130
“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting approvals for an IND, for the Manufacturing or marketing of the Licensed Product, Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of the Licensed Product in such country or regulatory jurisdiction, including [ * ], in each case, or its successor.
1.131
“Regulatory Correspondence” has the meaning set forth in Section 1.133.
1.132
“Regulatory Exclusivity” means, with respect to a particular country or regulatory jurisdiction, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to the Licensed Product other than Patent rights, including pediatric exclusivity and orphan drug exclusivity.
1.133
“Regulatory Materials” means (a) any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including applications for Regulatory Approvals, INDs and MAAs or their equivalents in any jurisdiction (“Regulatory Submissions”), and (b) all material written correspondence or written communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority (“Regulatory Correspondence”), in each case, with respect to the Licensed Product.
1.134
“Regulatory Submissions” has the meaning set forth in Section 1.133.
1.135
“Related Materials” means [ * ].
1.136
“Remedial Action” has the meaning set forth in Section 5.5.

1.137
“Representative” has the meaning set forth in Section 12.1.
1.138
“Safety Issue” means, [ * ].
1.139
“Securitization Transaction” has the meaning set forth in Section 15.6(b).
1.140
“[ * ] Study” means the Clinical Trial that [ * ].
1.141
“[ * ]” means [ * ].
1.142
“[ * ]” means [ * ].
1.143
“[ * ]Claim” has the meaning set forth in Section 11.1.
1.144
“[ * ]” has the meaning set forth in Section 9.4(a).
1.145
“[ * ] Study” has the meaning set forth in Section 3.2(c).
1.146
“Sub-Committee” has the meaning set forth in Section 2.7(a).
1.147
“Sublicensee” means any Third Party that receives from Otsuka or its Affiliate, whether directly or indirectly (including through multiple tiers), a sublicense under the license granted by 4DMT to Otsuka under Section 7.1 or another right to Exploit the Licensed Product in the Field in the Territory. For clarity, a Contractor engaged by Otsuka or its Affiliate shall not be considered a Sublicensee under this Agreement provided that such Contractor (a) solely performs activities on behalf of Otsuka or its Affiliate or (b) (i) is a distributor or wholesaler and (ii) Otsuka and its Affiliates do not receive any royalty, share of revenue or profit or other payment based on Licensed Product sales made by such distributor or wholesaler.
1.148
“Supply Agreement” has the meaning set forth in Section 6.1.
1.149
“Term” has the meaning set forth in Section 13.1.
1.150
“Territory” means Japan, PRC, [ * ], Australia, and [ * ]
1.151
“Territory Commercialization Plan” has the meaning set forth in Section 5.3(a).
1.152
“Territory Development Plan” has the meaning set forth in Section 3.3.
1.153
“Territory [ * ]” has the meaning set forth in Section [ * ].
1.154
“Territory [ * ]” has the meaning set forth in Section [ * ].
1.155
“Territory Medical Affairs Plan” has the meaning set forth in Section 4.8(b).
1.156
“Third Party” means a Person other than 4DMT, Otsuka and Affiliates of either of them.
1.157
“Third Party IP” has the meaning set forth in Section 7.8(b).

1.158
“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.
1.159
“Trademark Guidelines” has the meaning set forth in Section 7.4(c).
1.160
“United States” or “U.S.” means the United States of America (including all possessions and territories thereof).
1.161
“Upstream License” means [ * ]
1.162
“Valid Claim” means, [ * ].
1.163
“Vector” has the meaning set forth in Section 1.1.
Article 2

GOVERNANCE
2.1
JSC Formation and Dissolution. No later than [ * ] ([ * ]) days after the Effective Date, 4DMT and Otsuka will form a joint steering committee (the “JSC”). The JSC shall exist during the Term unless dissolved earlier by mutual written agreement of the Parties, in which event, the JSC (a) shall be terminated and (b) shall have no further rights or obligations under this Agreement. If the JSC is so dissolved, the Alliance Managers shall continue to be the contact persons for the exchange of information under this Agreement and decisions of the JSC shall be decisions as between the Parties, subject to the same respective decision making rights and limitations set forth in Section 2.5, Section 2.9 and other terms and conditions of this Agreement.
2.2
JSC Responsibilities. The JSC will be responsible for the following activities, which shall only be decision-making activities if described below as “approving” or “deciding”:
(a)
coordinating and reviewing the Development, Commercialization, Manufacture (including any events or circumstances that may materially increase the Manufacturing Cost of the Licensed Product), and other Exploitation of the Licensed Product in the Field in the Territory under this Agreement;
(b)
providing a forum for the discussion of the Parties’ activities (including each Party’s Development of the Licensed Product, as specified in Section 3.7) under this Agreement;
(c)
(i) reviewing, discussing, and approving [ * ];
(d)
reviewing and discussing the status and results of Nonclinical Studies (including, for clarity, CMC developments) with respect to the Licensed Product worldwide;
(e)
reviewing, discussing and deciding [ * ];
(f)
sharing information, reviewing and discussing material regulatory developments related to the Licensed Product worldwide, as specified in Section 4.1;

(g)
sharing information, reviewing, discussing and approving the Territory Medical Affairs Plan and any updates and amendments thereto and reviewing and discussing the Global Medical Affairs Plan and any updates and amendments thereto, as specified in Section 4.8;
(h)
reviewing and discussing[ * ];
(i)
reviewing, discussing and approving [ * ][ * ]
(j)
sharing and discussing the Global Commercialization Plan for the Licensed Product and sharing information, discussing and coordinating with respect to progress toward such Global Commercialization Plan;
(k)
sharing information, discussing and coordinating with respect to Commercialization activities, including [ * ], as specified in Section 5.4 and Section 5.6; provided that, the foregoing does not require the sharing of any information the sharing of which would violate Applicable Law or information that is not required to be shared pursuant to Section 5.4 or Section 5.6;
(l)
sharing information, discussing and coordinating with respect to the Manufacturing Technology Transfer;
(m)
reviewing and discussing proposed Publications pursuant to Section 12.6;
(n)
reviewing, discussing and serving as a forum for the sharing of information that is reasonably necessary or useful for the JSC to perform its responsibilities under this Section 2.2;
(o)
attempting to resolve in the first instance all matters between the Parties that fall within the JSC’s authority and are in dispute, including matters presented to it by any Sub-Committee pursuant to Section 2.7, in accordance with Section 2.5 and Article 14;
(p)
establishing Sub-Committees as may be required for properly exchanging, reviewing and coordinating, information regarding the matters specified under this Section 2.2 and establishing any other Sub-Committees as it deems necessary to achieve the objectives and intent of this Agreement, as well as deciding whether to delegate, or withdraw any former delegation, responsibilities and decision-making authority that the JSC has under this Section 2.2 to any Sub-Committee; and
(q)
perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed in writing by the Parties.
2.3
Membership. The JSC will be composed of a total of [ * ] ([ * ]) (or another number to be mutually agreed upon by the Parties) representatives of each Party plus its respective Alliance Manager as a non-voting member, which will be appointed by each of 4DMT and Otsuka, respectively. Each individual appointed by a Party as a representative to the JSC will be an employee, officer or director of such Party with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and will have knowledge and expertise in the Development or other Exploitation of similar products as the Licensed Product. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s Alliance Manager. The JSC will be co-chaired by one (1) designated representative of each Party. Each co-chairperson will alternate being responsible for each meeting for (a) calling and conducting such meeting, (b) preparing and circulating an agenda in advance of such meeting; provided, however, that the applicable co-chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing draft minutes of such meeting that reflect the material decisions made and action items identified at such meeting, and (d) sending such draft meeting minutes to each member of the JSC for review and approval as soon as reasonably practicable after such meeting. The tasks under the foregoing subclauses (a) through (d) may be delegated to the Alliance Managers. Meeting minutes issued in accordance with the foregoing subclause (d) of this Section 2.3 will be deemed approved unless [ * ] ([ * ]) or more members of the JSC objects to the accuracy of such minutes within [ * ] ([ * ]) Business Days of receipt. The co-chairpersons will work cooperatively and in good faith to resolve any such objection promptly. Each JSC representative will be subject to confidentiality obligations no less stringent than those in Article 12. Each Party will be permitted to record audio or video of each meeting for reference purposes; provided that such Party shall promptly delete the recording following approval of the relevant meeting minutes.
2.4
Meetings; Reports. The JSC will hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [ * ] ([ * ]) times per Calendar Year, unless otherwise agreed by the Parties. As soon as practicable prior to any meeting of the JSC, the applicable co-chairperson or Alliance Manager will prepare and circulate an agenda for such meeting. Either Party may call a special meeting of the JSC by providing reasonable prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the applicable co-chairpersons of the JSC and the Alliance Managers to provide the members of the JSC reasonably in advance of the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC shall meet by video conference unless its representatives mutually agree to meet in person. Other representatives of the Parties, their Affiliates, or Third Parties involved in the Exploitation of the Licensed Product may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in Article 12; and provided, further, that such other representatives shall be excluded from any portion of a meeting and from receipt of related materials or information upon the reasonable request of a Party or its co-chairperson. No action taken at a meeting will be effective unless at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating. Neither Party will unreasonably withhold attendance of at least one (1) representative of such Party at any meeting of the JSC for which reasonable advance notice was provided. Costs incurred by each Party in connection with its participation at any meetings of the JSC shall be borne solely by such Party.
2.5
Decision-Making. All decisions of the JSC and each Sub-Committee shall be made by unanimous vote, with each Party’s representatives having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before any Sub-Committee established by the JSC, the representatives of the Parties on such Sub-Committee cannot reach a unanimous decision as to such matter within [ * ] ([ * ]) Business Days after a Party has requested resolution of such matter by such Sub-Committee, such matter shall be referred to the JSC for resolution. The JSC shall promptly meet and use good faith efforts to resolve such matter. If the JSC cannot resolve any matter within its decision-making authority within [ * ] ([ * ]) days after such matter has been referred to them, then, subject to Section 2.9:
(a)
Otsuka shall have final decision making authority over any matter that relates [ * ]; and

(b)
with respect to all other such matters within the decision-making authority of the JSC (including delegation of decision-making authority to Sub-Committees), [ * ].

For clarity, the JSC shall have no decision-making authority with respect to (x) the Development, Manufacture, Commercialization or other Exploitation of the Licensed Product outside the Field or outside the Territory, [ * ].

2.6
Alliance Managers.
(a)
Appointment. Each Party will appoint a person to facilitate interactions between the Parties for all matters related to this Agreement (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the JSC and Sub-Committees thereof as non-voting participants, may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed, and will have such other responsibilities as the Parties may mutually agree in writing. Each Party may replace its Alliance Manager at any time by providing notice in writing to the other Party.
(b)
Responsibility. The Alliance Managers will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:
(i)
provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement;
(ii)
coordinate cooperative efforts of the Parties with respect to this Agreement; and
(iii)
take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice, the preparation and circulation of agendas and the preparation and approval of minutes as described under Section 2.3) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.
2.7
Sub-Committees.
(a)
The JSC may form and establish sub-committees or working groups as may be necessary or desirable to facilitate the work of the JSC or to support and inform the decision-making of the JSC (each such sub-committee, a “Sub-Committee”).
(b)
Within [ * ] ([ * ]) days after the Effective Date, the Parties shall, through the JSC, establish a Sub-Committee directed to Patents and other intellectual property related matters (the “IP Sub-Committee”). The IP Sub-Committee shall consist of at least [ * ] ([ * ]) (or such other number mutually agreed upon by the Parties) representatives from each of the Parties. From time to time, each Party may substitute one (1) or more of its representatives to the IP Sub-Committee by providing an advance written notice to the other Party. The IP Sub-Committee will hold meetings at such times as it elects to do so, by teleconference or videoconference (or in person if the Parties otherwise agree). The IP Sub-Committee shall be subject to the oversight of, and shall report to, the JSC [ * ]. For clarity, [ *

]. In particular, the IP Sub-Committee shall serve as a forum to review and discuss (a) Third Party IP pursuant to Section 7.8(b), (b) disclosures of Arising Product IP made by a Party pursuant to Section 9.1(c), (c) the Prosecution and Maintenance, enforcement and defense of the Patents and Licensed Product Trademarks pursuant to Article 9, (d) [ * ], and (e) any other Patent or other intellectual property related matters between the Parties in connection with this Agreement.
(c)
Within thirty ([ * ]) days after the Effective Date, the Parties shall, through the JSC, establish a Sub-Committee to coordinate, manage and support any Local Clinical Trials to be conducted by the Parties in the Territory (the “Clinical Sub-Committee”).
(d)
The JSC will form the PV Sub-Committee in accordance with Section 4.7, the Commercialization Sub-Committee in accordance with Section 5.4(b), and the Medical Affairs Sub-Committee in accordance with Section 4.8(a).
2.8
Good Faith. In conducting themselves on the JSC and the Sub-Committees, and in exercising the Parties’ rights under this Article 2, all representatives of each Party shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before the JSC or any Sub-Committee. In exercising any final decision-making authority granted to it under this Article 2, each Party shall act based on its good faith judgment.
2.9
Limitations on Decision-Making. Notwithstanding anything to the contrary set forth in this Agreement, neither the JSC nor a Party (in the exercise of a Party’s final decision-making authority) may make a decision that (a) could reasonably be expected to require the other Party to take any action that such other Party reasonably believes would (i) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any legally binding written agreement with any Third Party entered into by such other Party prior to the Effective Date or (ii) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party, (b) could significantly increase costs of the other Party, unless agreed by such other Party, or (c) conflicts with, amends, interprets, modifies, or waives compliance under this Agreement, unless mutually agreed by the Parties.
Article 3

DEVELOPMENT
3.1
Nonclinical Studies. If a Regulatory Authority in the Territory requires one or more Nonclinical Study(ies) that are in addition to those Nonclinical Studies performed by 4DMT for the purpose of obtaining Regulatory Approval of the Licensed Product outside the Territory, Otsuka shall prepare and provide a study protocol with respect to such proposed Nonclinical Study to 4DMT for review and comment, and Otsuka shall [ * ]. For clarity, Otsuka shall not conduct any Nonclinical Studies unless set forth in the Territory Development Plan as approved by the JSC.
3.2
Clinical Trials.
(a)
Clinical Trials in Global Development Plan. As between the Parties, 4DMT shall be solely responsible for conducting, and will conduct, (x) any and all Clinical Trials that are included in the initial Global Development Plan (attached hereto as Schedule 3.4) for purposes of the Regulatory Approval of the Licensed Product in the United States (including, for clarity, Cross-Territory Clinical Trials) for (i) the AMD Indication, (ii) the DME Indication, and (iii) at 4DMT’s sole discretion, a New Indication, (y) the 4DMT Local Clinical Trials, and (z) the [ * ] Study, the [ * ] Study, and the [ * ] Study. 4DMT shall be responsible for the costs of such Clinical Trials, provided that Otsuka shall make the payments set forth in Sections 8.2 and 8.3 with respect to the 4FRONT-1 Clinical Trial, Cross-Territory Clinical Trials, 4DMT Local Clinical Trials, the [ * ] Study, the [ * ] Study, and the [ * ] Study. For clarity, 4DMT is obligated pursuant to subsection (x) of this Section 3.2(a) to conduct a Cross-Territory Clinical Trial for the AMD Indication that includes clinical sites in [ * ] and [ * ], a Cross-Territory Clinical Trial for the DME Indication that includes clinical sites in [ * ] and [ * ], and a Cross-Territory Clinical Trial for, at 4DMT’s sole discretion, any New Indication, that includes clinical sites in [ * ] and [ * ], in each case with the goal of obtaining the Regulatory Approval for the Licensed Product in such Indication in such country [ * ].
(b)
Local Clinical Trials.
(i)
4DMT Local Clinical Trials. If the Regulatory Authority in any country in the Territory (x) does not agree to accept for evaluation (whether during pre-filing consultation or otherwise) the filing dossier for the Licensed Product for an Indication and requires a or an additional Local Clinical Trial in such country, or (y) otherwise requires a Local Clinical Trial for any of the AMD Indication, the DME Indication or any New Indication, in both cases (x) and (y) in order to obtain Regulatory Approval for such Indication in such country, then 4DMT shall conduct such Local Clinical Trial regardless of the study design subject to the cost allocation set forth in Section 8.3. Notwithstanding the foregoing, in the event that (a) the 4FRONT-1 Clinical Trial or the Cross-Territory Clinical Trial for the AMD Indication does not achieve its primary endpoint as determined in 4DMT’s reasonable discretion and (b) the relevant Local Clinical Trial for such Indication has not been initiated by or on behalf of 4DMT, 4DMT shall have no obligation to conduct such Local Clinical Trial. In the event that (1) the 4FRONT-1 Clinical Trial or the Cross-Territory Clinical Trial for the AMD Indication does not achieve its primary endpoint as determined in 4DMT’s reasonable discretion and (2) the relevant 4DMT Local Clinical Trial has already been initiated, then 4DMT may cease the relevant 4DMT Local Clinical Trial only with Otsuka’s prior written consent not to be unreasonably withheld. Prior to initiating any such 4DMT Local Clinical Trial conducted by 4DMT pursuant to this Section 3.2(b)(i), the Clinical Sub-Committee shall prepare and mutually agree to a “4DMT Local Clinical Trial Plan” consisting of (A) the relevant protocol, clinical and regulatory timelines (including anticipated IND filing date, date of first patient-in and last patient-out, anticipated filing date and approval date), identification of a proposed contract research organization, description of requested Otsuka operational support (if any) and (B) if Otsuka provides reimbursement with respect to such 4DMT Local Clinical Trial pursuant to Section 8.3, a budget therefor. Each 4DMT Local Clinical Trial Plan (including the study synopsis for the applicable 4DMT Local Clinical Trial) shall be subject to review and approval at the JSC. Subject to this Section 3.2(b)(i), 4DMT shall conduct a Local Clinical Trial for the AMD Indication in [ * ] in accordance with the terms and conditions of this Agreement.
(ii)
Otsuka Local Clinical Trials. With respect to any other Local Clinical Trials in the Territory not otherwise described above in Section 3.2(b)(i), as between the Parties, Otsuka shall be solely responsible, at Otsuka’s sole cost, for conducting such Local Clinical Trials in each of the AMD Indication, the DME Indication, and any New Indication, in each case, in accordance with the Territory Development Plan, if applicable, and as further described in this Article 3. Otsuka will be responsible, at Otsuka’s sole cost, for conducting any such Otsuka Local Clinical Trials in each of the other Indications, in accordance with the Territory Development Plan, if applicable, and as further described in this Article 3. Prior to initiating any such Otsuka Local Clinical Trial conducted by Otsuka, Otsuka shall provide to 4DMT through the JSC a protocol therefor and Otsuka shall consider 4DMT’s comments in good faith and shall implement all such comments that 4DMT reasonably believes, if not implemented, would be reasonably likely to have a material adverse effect on (A) the Development of, Regulatory Approval for, or Commercialization of the Licensed Product outside the Territory or (B) 4DMT’s retained rights under Section 7.2; provided, however, that, with respect to any Otsuka Local Clinical Trial that has already been initiated, Otsuka shall not be required to implement any such comments to the extent that implementation would conflict with or be prohibited by the requirements of the applicable Regulatory Authority or Applicable Law; provided further that Otsuka has considered and discussed with 4DMT in good faith possible mitigations of such potential material adverse effect. Upon Otsuka’s reasonable request, 4DMT shall provide Otsuka reasonable, non-financial support for such Otsuka Local Clinical Trials provided that Otsuka shall reimburse 4DMT, in accordance with Section 8.5(a), for all Out-of-Pocket Expenses and internal FTE hours at the FTE Rate incurred by 4DMT in connection with providing such support.
(c)
[ * ] Study. 4DMT will conduct, or continue conducting, a Clinical Trial to investigate [ * ] (the “[ * ] Study”). [ * ]. As soon as reasonably practicable after the Effective Date, 4DMT shall provide to Otsuka through the JSC a protocol [ * ] and budget therefor. 4DMT shall consider Otsuka’s comments in good faith with respect to such protocol, and such budget shall be subject to mutual agreement of the Parties at the JSC. Costs for the [ * ] Study shall be allocated between the Parties as set forth in Section 8.3. 4DMT will provide to Otsuka the data from, and the formal clinical study report for, the [ * ] Study [ * ].
3.3
Territory Development Plan. As soon as reasonably practicable after the Effective Date, 4DMT shall submit to the JSC for discussion and approval by mutual agreement a written development plan, in the form of a presentation, that, at a minimum, sets forth (a) all material Development activities, including a reasonably detailed design of all 4DMT Local Clinical Trials (including the study synopsis but not including the protocol) (which, for clarity, as of the Effective Date consists of the Local Clinical Trial for the AMD Indication in [ * ]) and related material Development activities, if any, to be conducted by or on behalf of 4DMT, its Affiliates and Sublicensees pursuant to Section 3.2(b)(i) (“4DMT Development Activities”) and (b) a reasonably detailed summary and anticipated timeline of all such activities (such plan, the “Territory Development Plan”). To the extent that Otsuka plans to conduct an Otsuka Local Clinical Trial or Nonclinical Study, Otsuka shall submit to the JSC for discussion and approval by mutual agreement an amendment to the Territory Development Plan, in the form of a presentation, that, at a minimum, sets forth (a) all material Development activities, including a reasonably detailed study design and study synopsis of the relevant Otsuka Local Clinical Trial (including the study synopsis but not including the protocol) or Nonclinical Study and related material Development activities, if any, to be conducted by or on behalf of Otsuka, its Affiliates and Sublicensees pursuant to Section 3.2(b)(ii) (“Otsuka Development Activities”) and (b) a reasonably detailed summary and anticipated timeline of all such activities. For clarity, subject to Sections 2.5 and 3.2, Otsuka shall have final approval at the JSC over the protocol and synopsis of each Local Clinical Trial referenced in the Territory Development Plan. The Territory Development Plan shall, except as expressly agreed by 4DMT in writing and required by the applicable Regulatory Authority or to address specific operational requirements in the Territory, be focused on efficiently obtaining and maintaining Regulatory Approval of the Licensed Product in the Field in the Territory, while taking into consideration and mitigating any potential impact that 4DMT reasonably believes would be reasonably likely to be a material adverse effect on the Development, Regulatory Approval or Commercialization of the Licensed Product outside the Territory. From time to time during the Term, 4DMT and Otsuka may submit proposed updates or amendments to the Territory Development Plan to the JSC for review, discussion, and approval. Once approved by the JSC (subject to Section

2.5), the updated or amended Territory Development Plan shall become effective as of the date of such approval. For clarity, Otsuka and their respective Affiliates and Sublicensees shall not perform or have performed any Development activities other than Otsuka Development Activities that are set forth in a Territory Development Plan that has been approved by the JSC in accordance with Section 2.5.
3.4
Global Development Plan. Attached as Schedule 3.4 is a summary and anticipated timeline of 4DMT’s Development activities for the global Development of the Licensed Product in the Field, including any Cross-Territory Clinical Trials (the “Global Development Plan”). 4DMT will keep the JSC reasonably informed of such activities (including any updates and amendments thereto). The Global Development Plan will include sufficient detail for the Parties through the JSC to develop a Territory Development Plan and for Otsuka to substantially conform its and its Affiliates’ and Sublicensees’ Development of the Licensed Product in the Field in the Territory to such Global Development Plan. Through the JSC at each meeting of the JSC, 4DMT will update Otsuka on 4DMT’s progress against the Global Development Plan, in the form of a presentation, including providing material updates on the progress of each Clinical Trial and Nonclinical Studies (including material CMC developments) conducted by or on behalf of 4DMT (e.g., enrollment status), a summary of all new Clinical Trials conducted, or planned to be conducted, by or on behalf of 4DMT, and a summary of all protocol amendments to any and all Clinical Trials conducted by or on behalf of 4DMT, in each case in connection with the Licensed Product. To the extent that 4DMT updates a Global Development Plan during the Term, Otsuka can update the Territory Development Plan and conform its Development activities to substantially conform to the updated Global Development Plan, subject to Section 3.5(a), at Otsuka’s sole discretion.
3.5
Standards of Conduct; Development Diligence.
(a)
Otsuka shall conduct all Otsuka Development Activities substantially in accordance with the Territory Development Plan, in a good scientific manner, and in compliance with Applicable Law.
(b)
4DMT shall conduct all 4DMT Development Activities substantially in accordance with the Territory Development Plan and Cross-Territory Clinical Trials substantially in accordance with the Global Development Plan, in a good scientific manner, and in compliance with Applicable Law.
(c)
Otsuka shall use Commercially Reasonable Efforts, taking into account 4DMT’s performance of its required Development activities pursuant to Sections 3.5(b) and 4.1(b), to Develop and obtain the Regulatory Approval for the Licensed Product [ * ]. Further, without limiting the foregoing, Otsuka shall use Commercially Reasonable Efforts to [ * ].
(d)
4DMT shall use diligent efforts to enroll, in the Cross-Territory Clinical Trial(s) for (x) the AMD Indication conducted by or on behalf of 4DMT, at least [ * ] ([ * ]) patients in [ * ], and (y) the DME Indication and any New Indication conducted by or on behalf of 4DMT, at least the number of patients that is agreed with each Regulatory Authority, or in the absence of such agreement, agreed by the Parties, in [ * ] and [ * ] such that no Local Clinical Trial needs to be performed in those countries to obtain Regulatory Approval for the Licensed Product for use in such Indications in such countries.
(e)
Upon Otsuka’s request, 4DMT shall promptly conduct additional data analyses required by any Regulatory Authority in the Territory in connection with patients in the Territory enrolled in Cross-Territory Clinical Trials in accordance with Otsuka’s reasonable instructions and Otsuka shall reimburse 4DMT for all Out-of-Pocket Expenses incurred by 4DMT in connection with conducting such analyses.
3.6
Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 4.6, each Party shall promptly provide the other Party with copies of all data and all supporting documentation (e.g., protocols, CRFs, analysis plans) in the original language generated from (a) its and its Affiliates’ and Sublicensees’ Development of the Licensed Product under this Agreement, including, for clarity, Otsuka Development Activities (with respect to Otsuka) and (b) in the case of Otsuka, any investigator-initiated trial conducted in the Territory and supported by Otsuka or its Affiliate, to the extent such data and supporting documentation for such investigator-initiated trial is in Otsuka’s or its Affiliate’s possession and control, in each case ((a) and (b)), to the extent permissible under Applicable Law. Subject to Sections 8.2 and 8.3 and to the extent permissible under Applicable Law, Otsuka shall have the right to use and permit its Affiliates and Sublicensees to use such data provided by 4DMT for the purpose of obtaining and maintaining Regulatory Approval for, and Commercializing, the Licensed Product in the Field in the Territory. To the extent permissible under Applicable Law, 4DMT shall have the right to use and permit its Affiliates and licensees to use such data provided by Otsuka for the purpose of obtaining and maintaining Regulatory Approval for, and Commercializing, the Licensed Product outside the Territory.
3.7
Reporting. Each Party shall keep the other Party reasonably informed as to the progress and results of its, its Affiliates’, and its Contractors’, and with respect to Otsuka, its Sublicensees’, Development of the Licensed Product, including, with respect to Otsuka, Otsuka Development Activities, and with respect to 4DMT, 4DMT Development Activities and all material Development activities under the Global Development Plan. Without limiting the foregoing, the status, progress and results of the Otsuka Development Activities and 4DMT Development Activities shall be discussed at meetings of the JSC. As soon as practicable before each regularly scheduled JSC meeting, each Party shall provide the JSC with a written report (which may be in the form of a presentation) summarizing its Development of the Licensed Product. In addition, each Party shall make available to the other Party such additional information about its Development of the Licensed Product in the Field as may be reasonably requested by the other Party through the JSC.
3.8
Clinical Trial Reporting. Each Party agrees that (a) each Clinical Trial that (i) is included in the Territory Development Plan or the Global Development Plan or is otherwise required to be conducted under this Agreement and (ii) is required to be posted pursuant to Applicable Law on ct.org, on clinicaltrials.gov or on any other similar registry shall be so posted, and (b) all results of such Clinical Trials that are necessary pursuant to Applicable Law or industry commitments accepted by such Party shall be posted on any registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors (“ICMJE”), to the extent required. All data and information posted on clinicaltrials.gov or any other registry pursuant to this Section 3.8 shall be subject to prior review of the other Party for purposes of complying with Applicable Law, industry commitments and ICMJE requirements. If no comments are received within [ * ] ([ * ]) days after the other Party’s receipt of the proposed disclosure, the requesting Party shall be free to make such disclosure on the applicable registry.
3.9
Development Records. Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all Development activities conducted by it and its Affiliates and with respect to Otsuka and its Sublicensees. Such records shall fully and properly reflect all work done and results achieved in the performance of such Development activities in sufficient detail and in good scientific manner appropriate for regulatory purposes. Each Party shall have the right to receive copies of such records maintained by the other Party, including in electronic format if maintained in such format, at reasonable times to the extent reasonably necessary to perform its obligations or exercise its rights under this Agreement.
3.10
Contractors. Each Party and its Affiliates and Sublicensees may perform any Development activities under this Agreement through one (1) or more Contractors, provided that (a) such Party remains responsible and liable for the work allocated to, and payment to, such Contractors to the same extent it would if it had done such work itself, and (b), to the extent such Contractor is anticipated or reasonably likely to receive material Confidential Information of the other Party or to conceive of material intellectual property rights, (i) the Contractor undertakes in writing obligations of confidentiality and non-use regarding the other Party’s Confidential Information that are at least as stringent as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 hereof, and (ii) the Contractor undertakes in writing to assign or exclusively license back to such Party (with the right to sublicense through multiple tiers) all intellectual property with respect to the Licensed Product developed in the course of performing any such work to such Party.
3.11
Data Protection.
(a)
In relation to each Clinical Trial conducted pursuant to or in furtherance of this Agreement by either Party, the Party conducting such Clinical Trial (including such Party’s Affiliates and Contractors) will be responsible for providing all appropriate notices and obtaining all appropriate consents to permit the disclosure and transfer to, and the receipt, review and use by the other Party of data generated in the conduct of such Clinical Trial in connection with the other Party’s Development, Commercialization and other Exploitation of the Licensed Products pursuant to and in accordance with the terms of this Agreement. The Party conducting such Clinical Trial will take all Commercially Reasonable Efforts necessary to furnish a notice in compliance with Applicable Law that provides for the transfer of data to the other Party and the uses by each Party as set out in this Agreement to each living study subject enrolled in such Clinical Trial and obtain the consent of such study subjects as may be required by and to the extent permitted by Applicable Law. Promptly, and as soon as practical after the Effective Date, the Parties will negotiate in good faith and enter into a data processing agreement related to the Licensed Products, the Clinical Trials, and associated data transfers contemplated under this Agreement which will define the Parties’ responsibilities related to collection and other processing of personal information or data in order to comply with obligations under this Agreement and Applicable Law. Without limitation of the remainder of this Section 3.11, Otsuka shall not share, disclose, transfer or otherwise permit access, to any personal data disclosed or transferred to Otsuka by or on behalf of 4DMT under this Agreement, with or to any of its Affiliates or any Third Party unless and until the data processing agreement referenced in this Section 3.11(a) is signed by both Parties and is in full force and effect.
(b)
Otsuka represents and warrants that Otsuka is not a “covered person” as defined in 28 CFR Part 202 (the “Data Security Program”). If at any time Otsuka meets such definition of a “covered person,” Otsuka shall promptly cease, and cause its Affiliates and Sublicensees to cease, all access to, use of, and any other activities related to “bulk U.S. sensitive personal data” (as defined under the Data Security Program) obtained or otherwise made available by 4DMT and shall promptly notify 4DMT.

(c)
Otsuka shall not, and shall cause its Affiliates and Sublicensees not to, share, disclose, transfer, or otherwise permit “access” (as defined under the Data Security Program) to “bulk U.S. sensitive personal data” (as defined under the Data Security Program) from or otherwise made available by 4DMT to or by any Person that meets the criteria of a “covered person” under the Data Security Program or otherwise provide access to such data to any “country of concern” (as defined under the Data Security Program) in violation of the Data Security Program. If Otsuka at any time determines that any such “covered person” or “country of concern” has obtained “access” (as defined by the Data Security Program) to such “bulk U.S. sensitive personal data” from or otherwise made available by 4DMT in violation of the Data Security Program, Otsuka shall promptly (i) terminate such “access” and (ii) notify 4DMT in writing.
Article 4

REGULATORY MATTERS; MEDICAL AFFAIRS ACTIVITIES
4.1
General.
(a)
As between the Parties, (i) 4DMT shall be responsible, at 4DMT’s sole cost (but subject to Section 3.2), for all regulatory activities relating to the 4FRONT-1 Clinical Trial, Cross-Territory Clinical Trials, the DMF (if any), all 4DMT Local Clinical Trials, the [ * ] Study, the [ * ] Study, and the [ * ] Study with respect to the Licensed Product in the Field in the Territory (“4DMT Regulatory Activities”) and (ii) Otsuka shall be responsible, at Otsuka’s sole cost, for all other regulatory activities with respect to the Licensed Product in the Field in the Territory, including (to the extent not related to conduct of the 4FRONT-1 Clinical Trial, Cross-Territory Clinical Trials, 4DMT Local Clinical Trials, the [ * ] Study, the [ * ] Study, or the [ * ] Study) the preparation of the filing dossiers for submission to the Regulatory Authorities in the Territory and other regulatory activities that are necessary for obtaining and maintaining Regulatory Approval of the Licensed Product in the Field in the Territory (“Otsuka Regulatory Activities”). All anticipated material Otsuka Regulatory Activities shall be set forth in the Territory Development Plan and Otsuka and its Affiliates and Sublicensees shall conduct and have conducted all such Otsuka Regulatory Activities in substantial conformity with the Territory Development Plan. Each Party shall keep the other Party informed through the JSC of all material regulatory activities related to the Licensed Product, including any decision by any Regulatory Authority regarding the Licensed Product.
(b)
Except for any Regulatory Approvals for the 4FRONT-1 Clinical Trial, Cross-Territory Clinical Trials, 4DMT Local Clinical Trials, the [ * ] Study, the [ * ] Study, or the [ * ] Study (which, in each case, shall be held by or on behalf of 4DMT or its Affiliates or licensees), Otsuka (or any other Otsuka Party) shall apply for Regulatory Approvals of the Licensed Product in the Field in the Territory in its own name and shall be named as the holder of such Regulatory Approvals. Notwithstanding the foregoing, with respect to [ * ], to the extent required by Applicable Law or otherwise consistent with customary practice and necessary to avoid undue delay, 4DMT (or its designee) shall be the initial holder of any Regulatory Approval(s) for the Licensed Product and, to the extent permitted by Applicable Law, immediately upon Regulatory Approval of the Licensed Product in a given Indication in [ * ], 4DMT will transfer to Otsuka, and Otsuka will accept, ownership of such Regulatory Approval for such Indication; provided that, if such transfer of any such Regulatory Approval is permissible under Applicable Law prior to such time, Otsuka shall use Commercially Reasonable Efforts to accept transfer of ownership of each such Regulatory Approval as soon as permissible under Applicable Law. Otsuka shall reimburse 4DMT, in accordance with Section 8.5(a), for all Out-of-Pocket Expenses incurred by 4DMT and all internal FTE hours at the FTE Rate incurred by 4DMT in connection with its role as the holder of such Regulatory Approvals. To the extent permitted by Applicable Law, Otsuka shall be responsible for and take the lead with respect to conducting any regulatory activities that are necessary for obtaining and maintaining Regulatory Approval of the Licensed Product in [ * ] consistent with Otsuka’s conduct of Otsuka Regulatory Activities in other countries in the Territory; provided, for clarity, that 4DMT shall provide regulatory support to Otsuka with respect to regulatory activities in [ * ] consistent with 4DMT’s support under this Agreement of Otsuka Regulatory Activities in other countries in the Territory, and Otsuka shall reimburse 4DMT, in accordance with Section 8.5(a), for all Out-of-Pocket Expenses incurred by 4DMT in connection therewith. Notwithstanding anything to the contrary herein, unless and until the ownership of any such Regulatory Approval for the Licensed Product for a given Indication is transferred to Otsuka, Otsuka shall have no right to Commercialize the Licensed Product in [ * ] for such Indication without 4DMT’s prior written consent, which may be withheld in 4DMT’s discretion.
4.2
Regulatory Materials.
(a)
Within [ * ] ([ * ]) days of the Effective Date, 4DMT will provide to Otsuka copies of all material Regulatory Materials relating to the Licensed Product that have been submitted to or received from Regulatory Authorities in the Territory; provided that 4DMT shall have the right to redact sensitive Manufacturing and CMC information from such copies to the extent that such information is considered a trade secret by 4DMT. In connection with 4DMT Regulatory Activities, 4DMT shall provide Otsuka with drafts of all material Regulatory Materials relating to the Licensed Product to be submitted to any Regulatory Authority in the Territory at least [ * ] ([ * ]) Business Days in advance of the anticipated submission date (except for Regulatory Materials for safety reporting and responses to requests from any Regulatory Authority in the Territory, for which the review and comment period shall be sufficiently short to enable 4DMT to comply with timelines required by Applicable Law or such Regulatory Authority) to permit Otsuka to review and provide comments. Such Regulatory Materials shall be provided in the language in which such Regulatory Materials were or will be submitted. To the extent permissible and reasonably practicable, no such material Regulatory Material will be submitted to any Regulatory Authority in the Territory by 4DMT without 4DMT discussing with Otsuka any significant concerns that Otsuka raises in good faith within [ * ] ([ * ]) Business Days of Otsuka’s receipt of the applicable draft thereof. If 4DMT (including any of its CMOs) wishes to control any CMC information for the Licensed Product under a DMF as part of the Regulatory Materials, 4DMT shall be responsible for preparing and submitting such DMF in the Territory. Otsuka shall be entitled to reference the DMF in Regulatory Materials, including in applications for Regulatory Approval and any MAA or equivalent submission for the Licensed Product in the Territory. 4DMT shall provide to Otsuka, at 4DMT’s sole cost and expense, (i) the open part of the DMF, such as the sections containing general information, control of drug substance, container closure system, and stability, (ii) an eCTD containing data and information related to the Manufacture of the Licensed Product, and (iii) upon Otsuka’s request, but subject to 4DMT’s consent, not to be unreasonably withheld, conditioned or delayed, information in the closed part of the DMF which Otsuka reasonably believes is necessary for preparing Regulatory Materials for the Territory. To the extent that 4DMT does not use a DMF, 4DMT shall provide to Otsuka all CMC information which is necessary or reasonably useful for all regulatory activities for the Licensed Product in the Territory and in 4DMT’s possession and Control.
(b)
Upon Otsuka’s reasonable request, 4DMT shall (i) provide Otsuka, in a timely manner and at no cost to Otsuka, electronic copies of material Regulatory Materials that (A) are necessary or reasonably useful for Otsuka’s performance of the Otsuka Regulatory Activities (including, for example, for Otsuka’s filing of an IND for a Local Clinical Trial, all final study reports for the 4FRONT-1 Clinical Trial, each Cross-Territory Clinical Trial, each 4DMT Local Clinical Trial, the [ * ] Study, the [ * ] Study and the [ * ] Study in each case that has been completed, a Certificate of Pharmaceutical Product for the Licensed Product and any CMC information for the Licensed Product (except to the extent included in a DMF filed by 4DMT or any of its CMOs)) and (B) were submitted by 4DMT to the Regulatory Authority in the United States to obtain the Regulatory Approval for the Licensed Product in the Field in the United States, and a preliminary draft of each such submission in advance of filing and (ii) assist Otsuka in addressing any additional requirements requested by any Regulatory Authority in the Territory, including providing existing supplementary data or documentation; provided that (1) 4DMT shall not be required to generate any new raw data or perform any new Development activities in connection with providing such assistance, except as set forth in Section 3.2, and (2) Otsuka shall reimburse 4DMT, in accordance with Section 8.5(a), for all Out-of-Pocket Expenses incurred by 4DMT in connection with providing such assistance.
(c)
Otsuka shall have the sole right to interact with Regulatory Authorities in the Territory in connection with the Licensed Product in the Field and prepare Regulatory Materials relating to the Licensed Product for submission to Regulatory Authorities in the Territory, except with respect to 4DMT Regulatory Activities. In connection with Regulatory Submissions by Otsuka in the Territory, Otsuka shall provide 4DMT on a timely basis with an initial draft of all material Regulatory Submissions in [ * ], [ * ] and [ * ] in a combination of local and English language portions and 4DMT shall have the opportunity to provide comments to Otsuka and Otsuka shall reasonably consider in good faith any timely comments received from 4DMT to the extent that doing so would not reasonably be expected to materially delay the applicable Regulatory Submission. In addition, Otsuka shall, at its own cost and expense, provide 4DMT on a timely basis with an English translation of the relevant portions of Regulatory Submissions for which Otsuka would like 4DMT to review and provide comment. 4DMT shall review any such portion and provide comments to Otsuka as soon as reasonably practicable, and Otsuka shall reasonably consider in good faith any timely comments received from 4DMT, in each case to the extent that doing so would not reasonably be expected to materially delay the applicable Regulatory Submission. In connection with all Regulatory Correspondence between Otsuka and any Regulatory Authority in the Territory, Otsuka shall provide 4DMT with a copy of all such material Regulatory Correspondence in the local language. In addition, Otsuka shall, at its own cost and expense, provide 4DMT with an English translation of all inquiries received from any Regulatory Authority in the Territory after submission of the relevant MAA in such country as soon as practicable after Otsuka’s receipt of such inquiry. With respect to any such inquiries for which Otsuka reasonably believes 4DMT would be in the best position to prepare the initial draft written response, upon Otsuka’s reasonable request, 4DMT shall prepare such draft written response and the Parties shall discuss the draft response. With respect to any other inquiries that Otsuka would like 4DMT to review and provide comment, Otsuka will prepare the draft written response in English and provide it to 4DMT. 4DMT shall review such draft response and provide comments to Otsuka as soon as reasonably practicable. Otsuka shall reasonably consider in good faith any comments received from 4DMT (whether 4DMT drafts such response or provides comments on such response) to the extent such comments are provided within the schedule agreed upon in advance by the Parties. Notwithstanding the foregoing, Otsuka shall not make any statement in any Regulatory Materials filed in the Territory that 4DMT identifies as inconsistent, or that Otsuka knows is inconsistent, with statements made in Regulatory Materials filed outside of the Territory without 4DMT’s prior written consent, not to be unreasonably withheld to the extent such statement is required under Applicable Law. Otsuka shall reimburse 4DMT, in accordance with Section

8.5(a), for all Out-of-Pocket Expenses incurred by 4DMT in connection with providing assistance as described in this Section 4.2(c).
4.3
Regulatory Meetings.
(a)
Each Party shall provide the other Party with advance notice for any meeting or discussion that it is planning to request with any Regulatory Authority in the Territory related to the Licensed Product in connection with 4DMT Regulatory Activities or Otsuka Regulatory Activities, as applicable, and shall notify the other Party in writing promptly after its receipt of written notice of any meeting or discussion with any Regulatory Authority in the Territory related to the Licensed Product. The Party providing such notice shall participate in such meeting or discussion, provided that the other Party receiving such notice or its designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion to the extent permitted under Applicable Law, at such Party’s sole cost. If such Party receiving such notice elects not to attend such meeting or discussion (or if such Party was not permitted under Applicable Law to participate in such meeting or discussion), the Party providing such notice shall, upon the other Party’s request, provide the other Party with a written English summary of such meeting or discussion promptly after such meeting or discussion.
(b)
In connection with Otsuka Regulatory Activities, if Otsuka requests, at a reasonable time in advance of such meeting, that 4DMT participate in any scheduled meeting with a Regulatory Authority in the Territory, 4DMT shall participate in such meeting, provided that Otsuka shall reimburse 4DMT, in accordance with Section 8.5(a), for all Out-of-Pocket Expenses incurred by 4DMT in connection with providing such participation unless such meeting primarily relates to CMC matters described in the DMF.
4.4
Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to the Licensed Product in the Field submitted by or on behalf of such Party or its Affiliates or Sublicensees. Subject to Section 3.2, Otsuka may use, and permit its Affiliates and Sublicensees to use, such right of reference to 4DMT’s Regulatory Materials for the sole purpose of obtaining and maintaining Regulatory Approval of the Licensed Product in the Field in the Territory and satisfying other regulatory obligations required for the Commercialization of the Licensed Product in the Field in the Territory. 4DMT may use, and permit its Affiliates and licensees to use, such right of reference to Otsuka’s Regulatory Materials in the Field for the sole purpose of obtaining and maintaining Regulatory Approval of the Licensed Product outside the Territory and satisfying other Commercialization-related regulatory obligations for the Licensed Product outside the Territory.
4.5
Regulatory Audits and Inspection. Each Party shall provide the other Party with notice of any inspection of such Party, its Affiliates, Sublicensees or Contractors by any Regulatory Authority relating to the Exploitation of the Licensed Product promptly after being notified of such an inspection by the Regulatory Authority and shall provide timely updates regarding the outcome of such inspections as well as such information as may be reasonably requested by the other Party. 4DMT shall have the right, but not the obligation, to be present at any such inspection of Otsuka, its Affiliates, Sublicensees or Contractors to the extent permitted by Applicable Law at its cost. 4DMT shall reasonably cooperate with Otsuka in connection with any inspection of Otsuka, its Affiliates, Sublicensees or Contractors by any Regulatory Authority relating to the Exploitation of the Licensed Product, including by cooperating in connection with the preparation of documents and on-site audits required for such inspection and the preparation of responses to the questions made by inspectors during such inspection at no cost to Otsuka. 4DMT will participate in any such inspection at Otsuka’s reasonable request, and Otsuka will reimburse the Out-of-Pocket Expenses and internal FTE hours at the FTE Rate incurred by 4DMT for such support. Solely to the extent required by Applicable Law: (i) Otsuka shall permit the Regulatory Authorities outside the Territory to conduct reasonable inspections of Otsuka, its Affiliates, Sublicensees or Contractors relating to any Licensed Product, and shall ensure that such Affiliates, and will use Commercially Reasonable Efforts to cause Sublicensees and Contractors, to permit such inspections; and (ii) 4DMT shall permit the Regulatory Authorities inside the Territory to conduct reasonable inspections of 4DMT, its Affiliates, sublicensees or Contractors relating to any Licensed Product, and shall ensure that such Affiliates, and will use Commercially Reasonable Efforts to cause sublicensees and Contractors to, permit such inspections.
4.6
Pharmacovigilance; Safety Information. Each Party will cooperate with the other Party, at no cost to the other Party, with regard to the reporting and handling of safety information involving the Licensed Product in accordance with and to the extent permitted by Applicable Law, regulatory requirements, and regulations on pharmacovigilance and clinical safety. Otsuka will be responsible for all processing of information with respect to the reporting and handling of safety information related to any adverse events for the Licensed Products in the Territory, except for any such adverse events related to the Cross-Territory Clinical Trial or any 4DMT Local Clinical Trial, and 4DMT will be responsible for all processing of information with respect to the reporting and handling of safety information related to any adverse events for the Licensed Products outside the Territory and any adverse events related to the Cross-Territory Clinical Trial and any 4DMT Local Clinical Trial, in each case, including any information regarding such adverse events that is received from a Third Party. Each Party will provide to the other Party in a timely manner the relevant safety information it receives (either directly or indirectly) related to the Licensed Product. At an appropriate time as agreed upon by the Parties following the Effective Date, but in any event prior to the earlier of the initiation of the first Clinical Trial conducted by Otsuka or the filing of the first MAA for the first Licensed Product in the Territory, the Parties will negotiate in good faith and enter into a separate agreement related to the Licensed Product, which will define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the exchange of information affecting the class and products (e.g., serious adverse events, emerging safety issues) to enable each Party to comply with all of its legal and regulatory obligations related to such Licensed Product (such agreement, the “Pharmacovigilance Agreement”). Prior to the execution of the Pharmacovigilance Agreement, each Party will have the right, upon reasonable notice to the other Party, to have up to three representatives conduct a baseline audit of such other Party’s pharmacovigilance system, and the Parties will collaborate to reasonably resolve any findings or observations from such audit. 4DMT will own and maintain the global safety database for the Licensed Product at its sole cost and expense, provided that at Otsuka’s reasonable request, 4DMT will run queries of such global safety database and will provide copies of the data contained in such global safety database to the extent necessary or reasonably useful to the Development and Commercialization of the Licensed Product in the Territory. As part of the negotiation of the Pharmacovigilance Agreement, the Parties will discuss and determine, either directly or through the PV Sub-Committee, which Party shall maintain and manage the pharmacovigilance system for the Licensed Product, taking into account that 4DMT will own and maintain the global safety database, and the Parties’ determination of such matter will be set forth in the Pharmacovigilance Agreement. Subject to compliance with Applicable Law, each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement as the Parties may agree to modify it from time to time, and to cause its (sub)licensees to comply with such obligations. If there is a conflict between the terms and conditions of this Agreement and any terms and conditions of the Pharmacovigilance Agreement, then the terms and conditions of this Agreement will govern, unless the Parties expressly and specifically provide otherwise in the Pharmacovigilance Agreement.

4.7
Pharmacovigilance Sub-Committee. The JSC shall establish a joint pharmacovigilance subcommittee (the “PV Sub-Committee”) at an appropriate time, but in any event prior to the earlier of (a) the First Commercial Sale of the first Licensed Product in the Territory, or (b) Otsuka’s conduct of any Development activities related to the Licensed Product. In addition to any other matters that the JSC may delegate to the PV Sub-Committee, the PV Sub-Committee shall provide a forum for the Parties to discuss, share information, and escalate and attempt to resolve any safety issues regarding the Licensed Product, and any other pharmacovigilance matters, worldwide. The PV Sub-Committee will meet as often as necessary and mutually agreed to carry out such activities, and the terms of Section 2.7 will apply to the PV Sub-Committee.
4.8
Medical Affairs Activities.
(a)
General. As between the Parties, (i) Otsuka shall be responsible for conducting Medical Affairs Activities for the Licensed Product in the Field in the Territory, at Otsuka’s own cost and expense and (ii) 4DMT shall be responsible for conducting Medical Affairs Activities for the Licensed Product outside the Territory. Otsuka shall not conduct any Medical Affairs Activities prior to the JSC reviewing, discussing and approving the Territory Medical Affairs Plan and reviewing and discussing the Global Medical Affairs Plan pursuant to Section 2.2(g). The JSC shall establish a joint medical affairs subcommittee (the “Medical Affairs Sub-Committee”) at an appropriate time, but in any event at least [ * ] ([ * ]) months before the anticipated date of the First Commercial Sale of the Licensed Product in the Field in the Territory. The Medical Affairs Sub-Committee may be dissolved at any time upon mutual written agreement of the Parties.
(b)
Territory Medical Affairs Plan. Otsuka shall conduct all Medical Affairs Activities for the Licensed Product in the Field in the Territory pursuant to a written Medical Affairs Activities plan that sets forth the timeline and summaries of all material Medical Affairs Activities, including the criteria for any support of investigator-initiated trials of the Licensed Product, to be conducted by or on behalf of Otsuka for the Licensed Product in the Field in the Territory in presentation format (the “Territory Medical Affairs Plan”). No later than [ * ] ([ * ]) months before the anticipated date of the First Commercial Sale of the Licensed Product in the Field in the Territory, Otsuka shall, in consultation with 4DMT at the Medical Affairs Sub-Committee, prepare and submit the initial Territory Medical Affairs Plan for the Territory, which shall address [ * ], [ * ] and [ * ] and any material Medical Affairs Activities with key opinion leaders in the Territory, in presentation format to the JSC for review, discussion and approval. Thereafter, from time to time, but at least [ * ] solely to the extent that there have been any material changes to the Territory Medical Affairs Plan, including additional countries in the Territory to the extent material, Otsuka shall prepare updates or amendments to the Territory Medical Affairs Plan, in consultation with 4DMT at the Medical Affairs Sub-Committee, and shall submit the updates and amendments to the JSC for review, discussion and approval in presentation format before such updates and amendments become effective. Without limiting the foregoing, (i) Otsuka shall not provide any support to any investigator-initiated trial proposed to be conducted in any country in the Territory (A) for an indication other than the AMD Indication, the DME Indication or (B) for the AMD Indication, the DME Indication prior to Regulatory Approval in such country for such Indication, unless and until the Parties mutually agree at the Medical Affairs Sub-Committee to the support proposed to be provided in connection with such trial, and (ii) prior to providing any support to any other investigator-initiated trial proposed to be conducted in the Territory, Otsuka shall provide to 4DMT through the Medical Affairs Sub-Committee a protocol for such trial and a description of the support to be provided and Otsuka shall consider 4DMT’s comments in good faith and shall implement all such comments that 4DMT reasonably believes, if not implemented, would be reasonably likely to have a material adverse effect on (x) the Development of, Regulatory Approval for, or Commercialization of any Licensed Product outside the Territory or (y) 4DMT’s retained rights under Section 7.2.
(c)
Coordination of Medical Affairs Activities.
(i)
No later than [ * ] ([ * ]) months before the anticipated date of the first commercial sale of the Licensed Product in the Field in the United States, 4DMT shall provide Otsuka with a reasonably detailed summary of its plans for global Medical Affairs Activities for the Licensed Product in the Field, including with respect to any Otsuka-sponsored Clinical Trial of the Licensed Product proposed to be conducted for the purposes set forth in clauses (a) through (f) (inclusive) of Section 1.92 (the “Global Medical Affairs Plan”) and shall keep the Medical Affairs Sub-Committee and the JSC reasonably informed on such plans (including any updates and amendment thereto). The Global Medical Affairs Plan will include sufficient detail in order for Otsuka to substantially conform its Medical Affairs Activities for the Licensed Product in the Field in the Territory to the Global Medical Affairs Plan. 4DMT will keep Otsuka updated on progress with respect to and material changes to the Global Medical Affairs Plan through the Medical Affairs Sub-Committee and the JSC in presentation format. Except as expressly agreed by 4DMT in writing or to the extent required by the applicable Regulatory Authority or to address specific operational requirements in the Territory, the Territory Medical Affairs Plan and all Medical Affairs Activities for the Licensed Product in the Field in the Territory shall be in substantial conformance with the Global Medical Affairs Plan.
(ii)
The Parties shall coordinate with respect to Medical Affairs Activities for the Licensed Product across their territories. If the Parties agree to jointly conduct any specific Medical Affairs Activities for the benefit of the Licensed Product in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing. Except to the extent required under Applicable Law and Otsuka discusses such requirement with 4DMT in advance of making such statement, Otsuka shall not make any statements in the course of Medical Affairs Activities for the Licensed Product that are inconsistent with factual statements made by 4DMT outside the Territory in connection with Medical Affairs Activities for the Licensed Product. Otsuka shall not conduct any Medical Affairs Activities for the Licensed Product outside the Field or Territory without 4DMT’s express prior written consent.
(d)
Medical Affairs Activities Reports. Otsuka shall keep 4DMT, through the Medical Affairs Sub-Committee, informed of its, its Affiliates’ and its Sublicensees’ material Medical Affairs Activities with respect to the Licensed Product. Without limiting the foregoing, (i) at each regularly scheduled JSC meeting, Otsuka shall provide the JSC with a reasonable report (which can be in the form of a presentation) summarizing the material Medical Affairs Activities performed by or on behalf of Otsuka Parties for the Licensed Product in the Field in the Territory, including interactions with key opinion leaders; and (ii) Otsuka shall make available to 4DMT such additional information about its material Medical Affairs Activities as may be reasonably requested by 4DMT from time to time. The Medical Affairs Sub-Committee, by mutual agreement, shall have the ability to determine the duration of Otsuka’s obligation to provide such updates with respect to Medical Affairs Activities.
4.9
[ * ].
(a)
In order to facilitate [ * ] no later than [ * ], 4DMT shall prepare [ * ]. 4DMT shall provide [ * ] to Otsuka for review and comment. Upon obtaining Otsuka’s consent, 4DMT and Otsuka shall jointly conduct [ * ]. If [ * ], the Parties shall [ * ] and 4DMT shall [ * ], and shall promptly provide [ * ] to Otsuka. In the event that [ * ] does not [ * ], and [ * ], 4DMT shall promptly prepare [ * ], and provide it to Otsuka for review and comment. Upon Otsuka’s agreement, 4DMT shall establish [ * ], in each case at 4DMT’s sole cost. In addition, with respect to any [ * ], 4DMT shall ensure that the [ * ] in [ * ]and the [ * ] in [ * ] include a statement indicating that [ * ]. [ * ].
(b)
No later than [ * ], 4DMT and Otsuka shall jointly conduct a consultation with [ * ] to confirm whether [ * ] will agree that, if approved, Otsuka will be permitted to Commercialize Licensed Product in [ * ] . In the event that [ * ] requires the Licensed Product to be manufactured using [ * ], 4DMT shall promptly prepare [ * ], and provide it to Otsuka for review and comment. Upon Otsuka’s agreement, 4DMT shall implement such agreed work plan at 4DMT’s sole cost.
Article 5

COMMERCIALIZATION
5.1
General. As between the Parties, Otsuka shall be solely responsible for the Commercialization of the Licensed Product in the Field in the Territory, at Otsuka’s own cost and expense, including developing and executing a commercial launch plan, product marketing and promotional efforts, market access and pricing strategies, negotiating with applicable Governmental Authorities regarding the price and reimbursement mechanisms, booking sales, product distribution, providing customer and product support (including handling medical queries), and performing other related functions, in each case subject to and in accordance with the terms and conditions of this Agreement. For clarity, Otsuka or another Otsuka Party shall book the sales of the Licensed Product in the Territory.
5.2
Commercialization Diligence; Standards of Conduct. Upon receiving the applicable Regulatory Approval for the Licensed Product in [ * ], [ * ] or [ * ], Otsuka shall, in each case, use Commercially Reasonable Efforts to Commercialize such Licensed Product in such country and to carry out the tasks specified under the Territory Commercialization Plan in a timely manner. Otsuka shall conduct, and shall cause its Affiliates and Sublicensees to conduct, all Commercialization activities in compliance with Applicable Law, applicable codes of conduct in the Territory, the terms and conditions of this Agreement and the Territory Commercialization Plan.
5.3
Territory Commercialization Plan; [ * ]; Conduct of Commercialization Activities.
(a)
No later than [ * ] ([ * ]) months before the anticipated First Commercial Sale of the Licensed Product in the Field in the Territory, Otsuka shall provide to the JSC in presentation format a timeline reflecting [ * ]in [ * ], [ * ], [ * ] and other countries in the Territory, in each case, following receipt of the applicable Regulatory Approval (the “[ * ]”). No later than [ * ] ([ * ]) months before the anticipated First Commercial Sale of the Licensed Product in the Field in each of [ * ], [ * ] and [ * ], Otsuka shall provide to the JSC in presentation format a written Commercialization plan for such country that sets forth the timeline and details of all major Commercialization activities planned for the Licensed Product in the Field in such country in the Calendar Year that includes the anticipated date of the First Commercial Sale of a Licensed Product for use in the Field in such country (each such existing Commercialization plan and the [ * ], collectively, the “Territory Commercialization Plan”) for review and discussion as and to the extent set forth in Sections 2.2 and 2.5. For clarity, Otsuka will provide [ * ] for the Licensed Product in the Field in [ * ], [ * ] and [ * ] only. Thereafter, Otsuka shall, [ * ] at a regularly scheduled JSC meeting, outline the then-current Territory Commercialization Plan to 4DMT in the form of a presentation, which shall summarize any updates, amendments, or changes in such plans [ * ], including those in response to changes in the marketplace, relative success of the Licensed Product, and other relevant factors influencing such plan and activities, for review and discussion as and to the extent set forth in Sections 2.2 and 2.5. Without limiting the foregoing, 4DMT may, through the JSC, propose any updates and amendments to the Territory Commercialization Plan, which comments Otsuka shall reasonably consider in good faith. For clarity, subject to Section 2.5, Otsuka shall not be required to implement any such comments.
(b)
All Commercialization of the Licensed Product in the Territory shall be conducted in accordance with Applicable Law, the terms and conditions of this Agreement, and the Territory Commercialization Plan, as amended from time to time by Otsuka in accordance with Sections 2.2 and 2.5, and, to the extent practicable given Applicable Law and local culture, language and market practice considerations, shall be consistent with the Global Brand Elements and 4DMT’s key brand messages for the Licensed Product for use in the applicable Indication.
(c)
Upon Otsuka’s request, 4DMT shall provide Otsuka with samples of promotional materials (which samples, for clarity, may be provided in the Global Commercialization Plan, as further described in Section 5.4) used or to be used by or on behalf of 4DMT in connection with the Commercialization of the Licensed Product in the United States in order for Otsuka to prepare its own promotional materials to be used in connection with the Commercialization of the Licensed Product in [ * ] and other countries within the Territory. Otsuka shall ensure its promotional materials to be used by or on behalf of Otsuka (or any of Otsuka’s Affiliates, Sublicensees or Contractors) in connection with the Commercialization of the Licensed Product in the Territory shall be substantially consistent with the Global Brand Elements and 4DMT’s key brand messages for the Licensed Product in the United States, to the extent reasonably practicable given Applicable Law and local culture, language and market practice considerations. At 4DMT’s request, Otsuka shall provide to 4DMT representative samples of such promotional materials sufficient to enable 4DMT to ensure such consistency. For the avoidance of doubt, Otsuka shall not be required to provide English translations of any such representative samples to 4DMT.
5.4
Coordination of Commercialization Activities.
(a)
No later than [ * ] ([ * ]) months before the anticipated first commercial sale of the Licensed Product in the United States, 4DMT shall provide Otsuka with a reasonably detailed summary and anticipated timeline of its major Commercialization activities for the global Commercialization of the Licensed Product in the Field (the “Global Commercialization Plan”) and will keep the JSC reasonably informed regarding such plans (including any updates and amendments thereto). The Global Commercialization Plan will include sufficient detail in connection therewith in order for Otsuka to conform the Commercialization of the Licensed Product in the Field in the Territory for an Indication to be consistent with the Global Brand Elements and 4DMT’s key brand messages for the Licensed Product for such Indication in the United States, to the extent reasonably practicable given Applicable Law, and local culture, language and market practice considerations.
(b)
The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Licensed Product in the Field across their territories. The JSC shall establish a joint commercialization subcommittee (the “Commercialization Sub-Committee”) at an appropriate time, but in any event no later than [ * ] ([ * ]) months before the anticipated First Commercial Sale of the Licensed Product in the Field in [ * ]. The Commercialization Sub-Committee shall automatically dissolve on [ * ] unless otherwise agreed by the Parties. The Parties may, through the Commercialization Sub-Committee and as otherwise mutually agreed by the Parties, coordinate such activities where appropriate and where permissible under Applicable Law, including scientific and medical communication, health economics, education and promotional messaging and materials. In principle, the Commercialization Sub-Committee shall serve as a forum for Otsuka to share information regarding its Commercialization activities in [ * ], [ * ], [ * ]and, in the case of [ * ], for[ * ], and for 4DMT to share information regarding its Commercialization activities in the United States. The Parties may mutually agree in writing, from time to time, to [ * ]. 4DMT may conduct activities associated with any conference or meeting in the Territory that is related to ophthalmological (including retinal) Indications and is expected to be attended by a majority of physicians or other healthcare providers from outside the Territory; provided, that it will offer Otsuka the ability to jointly manage such activities (and to the extent mutually agreed, share responsibilities and costs therefor). Otsuka (and its Affiliates, Sublicensees and Contractors) shall not make any statements in connection with the Commercialization of the Licensed Product in the Field in the Territory that Otsuka knows or would reasonably be expected to know to be inconsistent with factual statements about the Licensed Product. For clarity, Otsuka shall not conduct any Commercialization of the Licensed Product targeted outside the Field or Territory without 4DMT’s express prior written consent. For clarity, the Commercialization Sub-Committee is intended to be a forum for review, discussion and coordination and the Commercialization Sub-Committee shall not have any decision-making authority with respect to any matter.
5.5
Recalls, Market Withdrawals or Corrective Actions. Each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that the Licensed Product Commercialized under this Agreement is or may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (each, a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Otsuka shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action, provided that Otsuka shall provide advance notice to 4DMT and consider in good faith 4DMT’s comments regarding such Remedial Action. As between the Parties, the cost and expenses of any Remedial Action in the Territory shall be borne solely by Otsuka; provided, however, that 4DMT shall bear, and will reimburse Otsuka for, all of the cost and expenses of any Remedial Action to the extent caused by 4DMT’s material breach of the Supply Agreement(s), gross negligence or willful misconduct, whether directly or via its agents or Contractors. Otsuka shall, and shall ensure that its Affiliates, Sublicensees and Contractors will, maintain adequate records to permit the Parties to track and trace the distribution, sale and use of the Licensed Product in the Territory.
5.6
Commercialization Report. Otsuka shall update the JSC at each regularly scheduled JSC meeting in presentation format regarding the Commercialization activities with respect to the Licensed Product in [ * ], [ * ]and [ * ], as well as the sales performance in each country in the Territory. Each such update shall be in a form to be agreed by the Parties at the JSC and shall summarize Otsuka’s, its Affiliates’, its Sublicensees’ and its Contractors’ material Commercialization activities with respect to the Licensed Product in the Field in the Territory, including a list of the countries in the Territory in which Otsuka (a) has applied for Regulatory Approval for the Licensed Product in the Field, (b) has obtained Regulatory Approval for the Licensed Product in the Field, or (c) is planning to launch the Licensed Product in the Field. In addition, Otsuka shall make available to 4DMT such additional information about its Commercialization activities as may be reasonably requested by 4DMT from time to time; provided that Otsuka shall have no obligation to provide any information, the sharing of which would violate Applicable Law.
5.7
Cross-Territorial Restrictions. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates, Sublicensees (in the case of Otsuka) and Contractors shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold or otherwise Exploit any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like (a) outside the Territory with respect to Otsuka or (b) in the Territory with respect to 4DMT, including in each case (a) or (b), to any Third Party that such Party knows (or reasonably should know after due inquiry) has previously exported or is likely to export the Licensed Product outside the Territory (with respect to Otsuka) or in the Territory (with respect to 4DMT). Neither Party shall engage, nor permit its Affiliates, Sublicensees (in the case of Otsuka) or Contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of the Licensed Product located in any country or jurisdiction outside the Territory (with respect to Otsuka) or in the Territory (with respect to 4DMT), or solicit orders from any prospective purchaser located in any country or jurisdiction outside the Territory (with respect to Otsuka) or in the Territory (with respect to 4DMT). If a Party (or its Affiliates, Sublicensees (in the case of Otsuka) or Contractors) receive any order for the Licensed Product from a prospective purchaser located in a country or jurisdiction outside the Territory (with respect to Otsuka) or in the Territory (with respect to 4DMT), such Party shall immediately refer that order to such other Party and shall not accept any such orders. Neither Party shall, nor permit its Affiliates, Sublicensees (in the case of Otsuka) or Contractors to, deliver or tender (or cause to be delivered or tendered) the Licensed Product to any Third Party for use in or distribution into any country or jurisdiction outside the Territory (with respect to Otsuka) or in the Territory (with respect to 4DMT), except as permitted under this Agreement including under Section 7.2. For the avoidance of doubt, (i) the mere fact that a website or other online resource maintained by Otsuka (or its Affiliates, Sublicensees or Contractors) and intended for users in the Territory is accessible by Persons located outside the Territory shall not, in and of itself, constitute a breach of this Section 5.7, provided that such website or online resource is not specifically targeted to Persons outside the Territory and (ii) the mere fact that a website or other online resource maintained by 4DMT (or its Affiliates, other licensees or Contractors) and intended for users outside the Territory is accessible by Persons located in the Territory shall not, in and of itself, constitute a breach of this Section 5.7, provided that such website or online resource is not specifically targeted to Persons in the Territory.
5.8
Contractors. Otsuka and its Affiliates and Sublicensees may perform any of its Commercialization activities relating to the Licensed Product in the Territory through one (1) or more Contractors, provided that (a) as between the Parties, Otsuka remains responsible and liable for the work allocated to, and payment to, such Contractors to the same extent it would if it had done such work itself, (b) with respect to any Contractor that is distributor or wholesaler or its involved in the transportation or storage of the Licensed Product, such Contractor is capable of complying with and does comply with the applicable shipping, storage and stability requirements for the Licensed Product, (c) the Contractor undertakes in writing obligations of confidentiality and non-use regarding the 4DMT’s Confidential Information that are at least as stringent as those undertaken by Otsuka with respect to Confidential Information pursuant to Article 12 hereof and (d) the Contractor undertakes in writing to assign or exclusively license back to Otsuka (with the right to sublicense through multiple tiers) all intellectual property with respect to the Licensed Product developed in the course of performing any such work on behalf of Otsuka or its Affiliate or Sublicensee, but only to the extent necessary for Otsuka to comply with its obligations under this Agreement.

Article 6

MANUFACTURE AND SUPPLY
6.1
Manufacture by 4DMT; Supply Agreement. At Otsuka’s request, the Parties shall enter into supply agreement(s) for the clinical and commercial Manufacture and supply of the Licensed Product and Related Materials, which agreement(s) shall include the terms set forth in this Section 6.1 and additional commercially reasonable terms customary for an agreement governing the clinical or commercial supply of a pharmaceutical product or ingredient, including terms related to order forecasting, payment and termination (each such agreement, a “Supply Agreement”). Upon Otsuka’s request, the Parties will negotiate in good faith and enter into one or more quality technical agreements pertaining to clinical and commercial supply of Licensed Products to Otsuka (each, a “Quality Agreement”) containing reasonable and customary terms and conditions regarding quality assurance, quality control, compliance with GMP, GDP and GCP (as applicable), specifications, change control procedures, and provisions relating to audits and inspections.
(a)
Clinical and Commercial Supply Generally. Prior to completion of the Manufacturing Technology Transfer pursuant to Section 6.4, Otsuka shall purchase its requirements for the Licensed Product for Exploitation in the Territory from 4DMT in accordance with the Supply Agreement(s). For clarification, Otsuka has no obligation to purchase the Licensed Product for the Cross-Territory Clinical Trials but the costs of manufacturing the Licensed Product and Related Materials used in any Cross-Territory Clinical Trial shall be included in the costs of such trial.
(b)
Clinical Supply. Pursuant to the relevant Supply Agreement and the relevant Quality Agreement for clinical supply, at Otsuka’s request, 4DMT shall manufacture in accordance with cGMP, and supply to Otsuka, [ * ] for the Licensed Product, and other Related Materials for use in Otsuka Local Clinical Trials in the Territory, at the Manufacturing Cost plus a markup of [ * ] percent ([ * ]%). In case Otsuka requests supply of (i) above, 4DMT shall provide reasonable assistance to Otsuka in order for Otsuka to prepare the relevant labels and packaging. If Otsuka requests 4DMT to supply [ * ], 4DMT shall consider such request in good faith and if 4DMT in its discretion accepts such request, Otsuka will reimburse the Manufacturing Costs incurred by 4DMT for the supply of the [ * ] plus a markup of [ * ] percent ([ * ]%).
(c)
Commercial Supply. Pursuant to the relevant Supply Agreement and the relevant Quality Agreement for commercial supply, 4DMT shall manufacture in accordance with cGMP, and supply to Otsuka, [ * ] to be (i) labeled and packaged by Otsuka and (ii) for Commercialization in the Territory, at the Manufacturing Cost plus a markup of [ * ] percent ([ * ]%). 4DMT shall provide reasonable assistance to Otsuka in order for Otsuka to prepare such labels and packaging. If [ * ], 4DMT shall consider [ * ], and if 4DMT accepts such request, Otsuka will [ * ] plus a markup of [ * ] percent ([ * ]%). No later than [ * ], 4DMT shall provide a good faith estimate of the Manufacturing Cost for the following year, which shall be the tentative Manufacturing Cost for such year. Within [ * ] ([ * ]) days after the end of each Calendar Year, 4DMT shall provide Otsuka with the actual Manufacturing Cost for the prior Calendar Year, together with reasonably detailed documentation supporting such determination. If the actual Manufacturing Cost in the prior Calendar Year was greater than the tentative Manufacturing Cost for such year, then Otsuka will pay the difference to 4DMT within [ * ] ([ * ]) days of such determination, and if the actual Manufacturing Cost in the prior Calendar Year was less than the tentative Manufacturing Cost for such year, then 4DMT will pay the difference to Otsuka within [ * ] ([ * ]) days of such determination.

(d)
Supply Shortfall. In the event that 4DMT is unable to supply the full quantity of Licensed Product ordered by Otsuka pursuant to the Supply Agreement(s) due to a supply shortfall, 4DMT’s and its CMOs’ available supply of the Licensed Product shall be [ * ]. Such allocation shall be based on[ * ]; provided, however, that if the shortfall occurs less than [ * ] after the First Commercial Sale of the Licensed Product in the Territory, the allocation shall be based only on [ * ] following such First Commercial Sale of the Licensed Product in the Territory prior to the shortfall. In the event of any significant deviations, defects, or lot recalls relating to the Licensed Product supplied in accordance with the Supply Agreement(s), 4DMT will immediately notify Otsuka, with reasonably detailed explanations as to the circumstances giving rise to such deviations.
(e)
Acceptance Testing. Upon Otsuka’s request, 4DMT shall, either itself or through its Third Party service provider (at 4DMT’s election): (i) conduct technology transfer for quality control tests for the Licensed Products, including the technology transfer of standard operation procedure for the quality control tests performed by or on behalf of 4DMT on the Licensed Product; and (ii) supply Otsuka with reagents necessary to conduct the quality control tests to the extent such reagents are not available commercially to Otsuka; and in each case ((i) and (ii)) Otsuka shall reimburse 4DMT for all costs (which, for clarity, shall include Out-of-Pocket Expenses and internal FTE hours at the FTE Rate) incurred by 4DMT in connection with any such technology transfer or supply.
(f)
Additional Terms. 4DMT shall discuss with Otsuka in good faith Otsuka’s requests for 4DMT to Manufacture and supply to Otsuka any dosage form or presentation of the Licensed Product requested by a Regulatory Authority in the Territory; provided that 4DMT shall have no obligation to Manufacture and supply Licensed Product in any such dosage form unless mutually agreed in a Supply Agreement. Otsuka shall use all Licensed Product and Related Materials supplied by 4DMT pursuant to the Supply Agreement(s) solely in Otsuka Local Clinical Trials or for Commercialization in the Territory. In the event that 4DMT becomes aware of events or circumstances that may materially increase the Manufacturing Cost of the Licensed Product, 4DMT shall promptly notify Otsuka and explain such circumstances to Otsuka in reasonable detail.
(g)
Critical Reagents. If Otsuka requests 4DMT to supply Critical Reagents to Otsuka, (a) if such Critical Reagents are available through a Third Party supplier of 4DMT, 4DMT shall [ * ] or (b) to the extent such Critical Reagents are not available through a Third Party supplier [ * ], 4DMT shall [ * ]
6.2
Otsuka Audit Rights. Prior to the execution of the first Quality Agreement, Otsuka shall be entitled to conduct a quality assurance audit of 4DMT and its CMOs that Manufacture the Licensed Product to the extent permitted under 4DMT’s agreements with such CMOs and subject to any conditions set forth in the agreements with such CMOs with respect to any inspection or audit (e.g., an obligation to enter into a confidentiality agreement with the applicable CMO). In addition, if 4DMT elects to inspect or audit any facilities of its CMOs with respect to the Manufacture of Licensed Products for the Territory, 4DMT shall notify Otsuka of such inspection or audit and Otsuka shall have the right, but not the obligation, to have representatives participate in such inspection or audit or to accompany 4DMT and observe and review such inspection or audit at its cost. In addition, to the extent permitted under 4DMT’s agreement with the applicable CMO and subject to any conditions set forth in such agreement with respect to any inspection or audit (e.g., an obligation to enter into a confidentiality agreement with the applicable CMO), 4DMT shall provide Otsuka with copies of all reports of 4DMT’s audits or inspections of such CMO relating to the Manufacture of the Licensed Products for the Territory. If Otsuka identifies the need to perform a “for cause” audit of such facilities to address quality or compliance issues related to any Licensed Product Manufactured for the Territory (including to address any notice from a Governmental Authority in the Territory of noncompliance with Applicable Law), as well as in connection with the preparation of applications for Regulatory Approval for the Territory and in response to Regulatory Authority requirements in the Territory, then Otsuka shall notify 4DMT and if 4DMT agrees (such agreement not to be unreasonably withheld, conditioned or delayed) with Otsuka’s determination that a “for cause” audit is needed, 4DMT will schedule and conduct such audit and Otsuka will have the right to participate as provided above. 4DMT will use Commercially Reasonable Efforts to secure from each CMO it enters into a contract with, or with which it renews a contract, after the Effective Date the right for Otsuka representatives to participate in any audit of such CMO and 4DMT will use Commercially Reasonable Efforts to cause each of its existing CMOs to permit Otsuka representatives to participate in any audit of such CMO. Otsuka shall reimburse 4DMT, in accordance with Section 8.5(a), for all costs (which, for clarity, shall include Out-of-Pocket Expenses and internal FTE hours at the FTE Rate) incurred by 4DMT in connection with any such audit of 4DMT or any of its CMOs.
6.3
Manufacture by Otsuka. Otsuka shall have the right (but not the obligation) at any time during the Term to request Manufacturing Technology Transfer as set forth in Section 6.4. Upon completion of such Manufacturing Technology Transfer as specified in Section 6.4(b), Otsuka shall be solely responsible for the Manufacture and clinical and commercial supply of the Licensed Product for Exploitation in the Field in the Territory; provided that, (a) Otsuka shall not obtain supply from any Third Party without 4DMT’s prior written approval, not to be unreasonably withheld, conditioned or delayed, (b) Otsuka would be responsible for obtaining any Regulatory Approvals needed for performance of such Manufacturing and supply activities, and (c) following the completion of such Manufacturing Technology Transfer, (i) 4DMT shall have the right, during regular business hours and upon reasonable advance written notice, to conduct audits and inspections of Otsuka (and any permitted designee pursuant to Section 6.4(a)), in each case no more frequently than once every [ * ] ([ * ]) months (for clarity, with the first such audit permitted to be conducted any time following completion of such Manufacturing Technology Transfer) or more frequently “for cause,” relating to testing, quality control, documentation, record keeping and other standard and general operating procedures used by Otsuka (or a permitted designee) in connection with the Manufacturing and supply of the Licensed Product in order to monitor Otsuka’s (or the applicable permitted designee’s) compliance with Applicable Law and obligations under this Agreement, and (ii) Otsuka shall be responsible for ensuring that, and shall, cause any permitted designee, to (A) cooperate in any such audits and inspections and (B) promptly take any reasonable actions requested by 4DMT to cure any deficiencies or non-compliance issues noted during any such audit or inspection; provided that if such obligations to cooperate and take actions to cure are inconsistent with the terms and conditions of the relevant agreement(s) between Otsuka and the applicable permitted designee, Otsuka shall use Commercially Reasonable Efforts to amend such agreements to require such cooperation and actions to cure. 4DMT shall reimburse Otsuka, in accordance with Section 8.5 mutatis mutandis, for all costs (which, for clarity, shall include Out-of-Pocket Expenses and internal FTE hours at the FTE Rate) incurred by Otsuka in connection with any such audit of Otsuka or any of its permitted designees.
6.4
Manufacturing Technology Transfer.
(a)
Upon Otsuka’s written request, the Parties shall coordinate and agree upon a Manufacturing technology transfer plan pursuant to which 4DMT will, at Otsuka’s cost, transfer to Otsuka (or, subject to 4DMT’s prior written approval, not to be unreasonably withheld, conditioned or delayed, to Otsuka’s designee) the Licensed Know-How used in the then-current Manufacturing process for the Licensed Product and will provide Otsuka with reasonable technical assistance in the use and understanding of such Licensed Know-How in the Manufacture of the Licensed Product in accordance with such process (the “Manufacturing Technology Transfer”), subject to Section 6.4(c). The Manufacturing Technology Transfer may include reasonable access to 4DMT’s technical personnel involved in the Manufacture of the Licensed Product, and, upon Otsuka’s request, an introduction to 4DMT’s CMOs to facilitate the discussion and negotiation between Otsuka and such CMO regarding technology transfer or establishing a direct supply or licensing relationship. [ * ].
(b)
The Manufacturing Technology Transfer shall be carried out in accordance with Applicable Law, including the requirements of any Regulatory Authority. The Manufacturing Technology Transfer shall be deemed to be completed following the successful completion by Otsuka or its designee (as applicable) of process performance qualification and Regulatory Approval of the Manufacturing facility for the Manufacture the Licensed Product, and upon completion of the Manufacturing Technology Transfer, Otsuka shall be solely responsible for the Manufacturing and supply of the Licensed Product for the Exploitation of the Licensed Product in the Territory.
(c)
Otsuka shall reimburse 4DMT, in accordance with Section 8.5(a), for all costs (which, for clarity, shall include Out-of-Pocket Expenses and internal FTE hours at the FTE Rate including with respect to reference standards, assay development, validation, and plasmid and cell banking if required) incurred by 4DMT to provide such Manufacturing Technology Transfer.
6.5
Manufacturing Capacity. 4DMT shall use Commercially Reasonable Efforts to [ * ] for the Licensed Product in the Territory as set forth in the then-current forecasts provided by Otsuka pursuant to the Supply Agreement(s).
Article 7

LICENSES
7.1
License Grant to Otsuka. Subject to the terms and conditions of this Agreement, 4DMT hereby grants Otsuka a non-transferable (except as provided in Section 15.6), exclusive (even as to 4DMT but subject to 4DMT’s retained rights set forth in Section 7.2), royalty-bearing, sublicensable through multiple tiers (solely as permitted in accordance with Section 7.3) license, under the Licensed IP, to Exploit the Licensed Product in the Field in the Territory during the Term and to Manufacture the Licensed Product outside the Territory solely for Exploitation in the Territory during the Term.
7.2
4DMT Retained Rights; License Grants to 4DMT.
(a)
Without limiting the generality of Section 7.6, 4DMT shall retain any and all rights to the Licensed IP not expressly granted to Otsuka hereunder including the exclusive right to practice, license and otherwise Exploit the Licensed IP outside the scope of the license granted to Otsuka under Section 7.1. Notwithstanding the exclusive license granted to Otsuka pursuant to Section 7.1, 4DMT shall retain the right to perform the activities that 4DMT is responsible for, or otherwise has the rights to perform, under this Agreement (and may convey such retained rights to its Affiliates and Third Parties), including (i) to perform the 4FRONT-1 Clinical Trial, Cross-Territory Clinical Trials, 4DMT Local Clinical Trials, the [ * ] Study, the [ * ] Study, and the [ * ] Study, (ii) to Manufacture the Licensed Product in or outside the Territory for sale to Otsuka pursuant to Section 6.1, and (iii) to Develop and Manufacture the Licensed Product in the Territory solely for the purpose of Exploiting the Licensed Product outside of the Territory.

(b)
Subject to the terms and conditions of this Agreement, Otsuka hereby grants 4DMT a non-transferable (except as provided in Section 15.6), non-exclusive, royalty-free, fully paid-up license, under the Arising Product IP Controlled by Otsuka, with the right to sublicense through multiple tiers (solely as set forth in this Section 7.2(b)), to (i) perform 4DMT’s obligations under this Agreement or the Supply Agreement(s), and (ii) Develop and Manufacture the Licensed Product in the Territory solely for the purpose of Exploiting the Licensed Product outside of the Territory. The foregoing license grants are sublicensable through multiple tiers solely to (A) 4DMT’s Affiliates, (B) 4DMT’s and its Affiliates’ licensees that have the right to Commercialize the Licensed Product in any country in the world outside the Territory and such Affiliates’ and licensees’ direct and indirect sublicensees that have the right to Commercialize the Licensed Product in any such country, and (C) service providers of 4DMT or any of the foregoing in (A) and (B) solely for the purpose of such service providers providing services to 4DMT or its Affiliates or its or their (sub)licensees in connection with the Licensed Products.
(c)
Subject to the terms and conditions of this Agreement, and without limiting Section 7.2(b), Otsuka hereby grants 4DMT: (i) a non-exclusive, royalty-free, fully paid-up license, under any and all Arising Product IP, to Manufacture the Licensed Products outside of the Territory; and (ii) an exclusive (even as to Otsuka and its Affiliates), royalty-free, fully paid-up license, under any and all Arising Product IP to Exploit (other than to Manufacture) the Licensed Products outside the Territory. The foregoing license grants are sublicensable through multiple tiers solely to (A) 4DMT’s Affiliates, (B) 4DMT’s and its Affiliates’ licensees that have the right to Commercialize the Licensed Product in any country in the world outside the Territory and such Affiliates’ and licensees’ direct and indirect sublicensees that have the right to Commercialize the Licensed Product in any such country, and (C) service providers of 4DMT or any of the foregoing in (A) and (B) solely for the purpose of such service providers providing services to 4DMT or its Affiliates or its or their (sub)licensees in connection with the Licensed Products.
7.3
Sublicensing by Otsuka.
(a)
Scope of Permissible Sublicensing. Subject to Section 7.3(b), the licenses granted by 4DMT to Otsuka in Section 7.1 and Section 7.4 may be sublicensed to (i) Affiliates of Otsuka without 4DMT’s consent (provided that a sublicense to an Affiliate of Otsuka shall immediately and automatically terminate if and when such Person ceases to be an Affiliate of Otsuka) or (ii) a Third Party upon receiving 4DMT’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that, in each case of (i) and (ii), (A) Otsuka shall ensure that the terms of each sublicense are consistent with the terms of this Agreement and the Upstream Licenses, (B) 4DMT shall have no obligations to any such Affiliate or Sublicensee, (C) Otsuka shall be liable for any act or omission of any such Affiliate or Sublicensee that is a breach of any of Otsuka’s obligations under this Agreement as though the same were a breach by Otsuka, and 4DMT shall have the right to proceed directly against Otsuka without any obligation to first proceed against such Affiliate or Sublicensee, and (D) each sublicense granted shall contain a requirement that such Affiliate or Sublicensee comply with all applicable provisions of this Agreement. For clarity, without limiting the generality of the foregoing, Contractors are not considered Sublicensees hereunder (subject to Section 1.147) and Otsuka and its Affiliates shall have the right to use such Contractors without 4DMT’s prior written consent (except as set forth in Section 6.4 with respect to CMOs), but subject to Sections 3.10 or 5.8, as applicable.

(b)
Sublicense Agreements. Otsuka shall provide 4DMT with a copy of any sublicense it enters into with a Third Party, within [ * ] ([ * ]) days after the execution thereof; provided that such copy may be subject to redaction as Otsuka reasonably believes appropriate to protect confidential business information, including financial provisions and other sensitive information as applicable, in each case, to the extent that the redacted provisions are not applicable to Otsuka’s rights or obligations under this Agreement. For clarity, in the case of any Contractor, this Section 7.3(b) shall not apply but Otsuka shall comply with Sections 3.10 or 5.8, as applicable.
7.4
Grant of License to Licensed Product Trademark.
(a)
Grant of License. Subject to the terms and conditions of this Agreement, 4DMT and its Affiliates hereby grant to Otsuka an exclusive (even as to 4DMT), royalty-free license, fully paid-up, sublicensable through multiple tiers (solely as permitted in accordance with Section 7.3) to use the Licensed Product Trademark solely for Commercializing the Licensed Product in the Field in the Territory.
(b)
Covenants of Otsuka. Otsuka hereby agrees that, subject to Section 7.4(d), it shall use the Licensed Product Trademark solely for Commercializing the Licensed Product in the Field in the Territory, to the extent permitted under Applicable Law, and that any and all uses of the Licensed Product Trademark by Otsuka, and any goodwill arising from or associated therewith, shall inure solely to the benefit of 4DMT. Otsuka hereby agrees that nothing in this Agreement shall give Otsuka any right, title, or interest in the Licensed Product Trademark other than the rights granted in accordance with this Agreement including the use of the Licensed Product Trademark in accordance with this Agreement.
(c)
Use of Licensed Product Trademark. Otsuka shall use the Licensed Product Trademark solely in the manner specified in this Agreement in connection with the Licensed Product in the Field in the Territory, and not for any other goods or services. Additionally, Otsuka shall not use the Licensed Product Trademark in a way that is reasonably likely to prejudice the distinctiveness of the Licensed Product Trademark or validity or the goodwill of 4DMT associated therewith and shall use reasonable efforts to use the Licensed Product Trademark with the trademark symbol “®” or “TM”, where appropriate, but at least once per package or promotional document. 4DMT will develop guidelines in compliance with Applicable Law which are customary for therapeutic products similarly situated to the Licensed Product for the use of the Licensed Product Trademark in the Field in the Territory, including any restrictions as to color, size, font and placement of the Licensed Product Trademark and as to customary use with other marks including marks pertaining to medical congress booth displays (the “Trademark Guidelines”). Otsuka, shall, and shall require its Affiliates, Sublicensees or Contractors to, ensure that all products, product packaging, literature, brochures, signs, and advertising materials that bear, display, or include any reference to the Licensed Product Trademark in connection with promotion or Commercialization of the Licensed Product in the Field in the Territory (collectively, “Promotional Materials”) shall be consistent with the Trademark Guidelines. Otsuka acknowledges and agrees that it shall be responsible for ensuring, and shall ensure, compliance of the Promotional Materials with Applicable Law. Otsuka will not without 4DMT’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) use the Licensed Product Trademark or distribute or otherwise use any samples or materials or other media bearing or displaying the Licensed Product Trademark inconsistent with the Trademark Guidelines.

(d)
Global Brand Elements. As between the Parties, 4DMT will develop a global branding strategy for the Licensed Product and adopt key distinctive colors, logos, images, symbols, and Trademarks, including the Licensed Product Trademark, to be used in connection with the Commercialization of the Licensed Product throughout the world (such branding elements, collectively, the “Global Brand Elements”). The IP Sub-Committee will discuss and agree upon Global Brand Elements, including local language product names and back-up product Trademarks, for each country in the Territory; provided that Otsuka shall be responsible for conversion of product names and Trademarks into local languages. 4DMT shall own all rights in the Global Brand Elements and shall register and maintain the Global Brand Elements in each country in the Territory as agreed by the IP Sub-Committee (including local translations, Katakana and Chinese characters, taglines, slogans, trademarks and domain names), at 4DMT’s own cost and expense; provided that 4DMT will register and maintain the product name Trademarks in each country in the Territory unless Otsuka provides written notice to 4DMT that Otsuka will not seek to Commercialize the Licensed Product in such country or will cease Commercializing the Licensed Product in such country, which notice Otsuka shall promptly provide to 4DMT upon making the decision to not seek to Commercialize the Licensed Product in such country or to cease Commercializing the Licensed Product in such country. Subject to the terms and conditions of this Agreement, 4DMT hereby grants to Otsuka an exclusive, royalty-free license, with the right to sublicense pursuant to Section 7.3 solely to use the then-current Global Brand Elements in Commercializing the Licensed Product in the Field in the Territory. Otsuka shall be required to Commercialize the Licensed Product in the Territory using the Global Brand Elements in a manner consistent with 4DMT’s global branding strategy for the Licensed Product and the Trademark Guidelines, provided that, with respect to each country within the Territory, Otsuka shall not be required to use such Global Brand Elements in such manner in such country if such use (i) is impermissible under Applicable Law of such country or (ii) could reasonably be considered inappropriate (culturally, linguistically or otherwise) in such country.
7.5
Negative Covenant. Each Party covenants that it shall not, directly or indirectly, use or practice any of the other Party’s intellectual property rights licensed to it under this Article 7 for any purposes other than those expressly granted to such Party under this Article 7. Without limiting the generality of the foregoing, Otsuka shall not (and shall ensure that its Affiliates and Sublicensees will not) Exploit any Licensed Product outside the Territory or outside the Field.
7.6
No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.
7.7
Additional Covenants of Otsuka. Otsuka will not, will cause its Affiliates to not, and will contractually restrict its Sublicensees to not, directly or indirectly, (a) make, create, or develop any derivatives or modifications of the Licensed Product, or (b) Exploit the Licensed Product for any indication other than the AMD Indication, the DME Indication, or any New Indication that has been mutually agreed by the JSC and included in the Territory Development Plan in accordance with this Agreement, except in both cases ((a) and (b)) with the prior written consent of 4DMT.
7.8
Upstream Licenses.
(a)
Generally. Otsuka acknowledges and agrees that 4DMT, during the Term, may obtain a license to certain Licensed IP from Third Parties pursuant to one or more Upstream Licenses, as further described in this Section 7.8 or Section 9.4. With respect to each agreement that is an Upstream License as of the Effective Date or that becomes an Upstream License pursuant to the process set forth in Section 7.8(c) (excluding, for clarity, any such agreement that ceases to be an Upstream License pursuant to Section 7.8(c), from and after such time as such agreement ceases to be an Upstream License), Otsuka shall comply with the terms and conditions of such Upstream License and shall not take or fail to take any action that would cause 4DMT to be in breach of any such Upstream License. Without limiting the foregoing, upon 4DMT’s request, Otsuka shall provide 4DMT, in a timely manner, all information necessary for 4DMT to comply with its obligations under any Upstream Licenses (excluding, for clarity, any such agreement that ceases to be an Upstream License pursuant to Section 7.8(c), from and after such time as such agreement ceases to be an Upstream License). 4DMT shall have the right to incorporate information received from Otsuka at the JSC or otherwise under this Agreement as needed to fulfill its reporting obligations under any Upstream Licenses, solely to the extent permissible by Applicable Law.
(b)
Third Party IP. If during the Term either Party becomes aware of any Patent [ * ], Know-How or any other intellectual property right that is owned or controlled by a Third Party and is reasonably necessary or useful for the Development, Manufacture or Commercialization of the Licensed Product in the Field (such Patent, Know-How, or other intellectual property right, “Third Party IP”), then such Party shall, through the IP Sub-Committee, bring such matter to the attention of the other Party and the Parties shall, through the IP Sub-Committee, discuss whether it is advisable for the Parties to obtain a license under Third Party IP for the Licensed Product.
(c)
Licenses to Third Party IP Obtained by 4DMT. As between the Parties: (i) 4DMT shall have the exclusive right (but not the obligation) to obtain a sublicensable license under such Third Party IP for the Exploitation (other than Manufacturing) of the Licensed Product with respect to countries outside the Territory; (ii) 4DMT shall have the first right (but not the obligation) to obtain a sublicensable license under such Third Party IP for the Exploitation of the Licensed Product solely with respect to one or more countries in the Territory; and (iii) 4DMT shall have the first right (but not the obligation) to obtain a sublicensable license under such Third Party IP for the Manufacture of the Licensed Product with respect to countries outside the Territory; provided that, with respect to any such license in (i), (ii) or (iii) obtained by 4DMT, 4DMT shall use Commercially Reasonable Efforts to negotiate terms with the applicable licensor that are not unreasonably less favorable to or more burdensome on Otsuka or the Territory than the corresponding terms that apply to 4DMT or outside the Territory. 4DMT shall notify Otsuka of its negotiation of any agreement to obtain such a license and, reasonably prior to execution, shall provide Otsuka with a draft of the relevant agreement, which may be redacted to protect confidential business information not relevant to Otsuka’s rights or obligations under this Agreement if such agreement were to become an Upstream License, for Otsuka’s review and comment; provided that 4DMT shall be under no obligation to incorporate any comments from Otsuka, but shall consider Otsuka’s comments in good faith. If 4DMT obtains such a license, 4DMT shall provide Otsuka with notice and a copy of any such agreement within [ * ] ([ * ]) days following the execution of such agreement, which copy may be redacted to protect confidential business information not relevant to Otsuka’s rights or obligations under this Agreement if such agreement were to become an Upstream License. Within [ * ] ([ * ]) days following Otsuka’s receipt of such notice and copy, Otsuka shall elect, in its sole discretion, whether or not to be bound by the terms and conditions of such license agreement and provide 4DMT written notice of such decision. If Otsuka agrees to be bound by the terms and conditions of such license agreement: (i) such Third Party IP shall be deemed to be Controlled by 4DMT and constitute Licensed IP licensed to Otsuka pursuant to Section 7.1; (ii) such agreement shall constitute an Upstream License; (iii) Otsuka shall reimburse 4DMT for all payments arising under such Upstream License as a result of the activities of Otsuka or its Affiliates or Sublicensees under this Agreement, which payments shall be subject to the royalty offset provisions of

Section 8.8(e)(ii); and (iv) Otsuka shall comply with the terms and conditions of such agreement. If Otsuka does not agree to be bound by the terms and conditions of such license agreement (including by failing to provide notice to 4DMT within the applicable [ * ] ([ * ])-day period): (A) such Third Party IP shall not be Controlled by 4DMT or its Affiliates hereunder and shall not constitute Licensed IP licensed to Otsuka pursuant to Section 7.1, and Otsuka shall have no right to use or practice such Third Party IP in connection with the Licensed Product; (B) such agreement shall not be an Upstream License; and (C) Otsuka shall have no payment or other obligations with respect to such agreement. Notwithstanding anything to the contrary herein, if Otsuka decides that it is no longer willing to be bound by any terms and conditions of a given Upstream License (including any Upstream License existing as of the Effective Date), then (1) Otsuka shall so notify 4DMT in writing, (2) Otsuka shall no longer have a sublicense or any rights to the Patents, Know-How or other intellectual property rights licensed to 4DMT pursuant to such agreement, (3) such Patents, Know-How and other intellectual property rights shall be deemed to no longer be Controlled by 4DMT for the purposes of this Agreement, and (4) such agreement shall be deemed to no longer be an Upstream License. Notwithstanding anything to the contrary, Otsuka will not be bound to any terms or conditions of any Upstream License or any other license that includes a non-exclusive license grant to 4DMT or its Affiliates, unless: (x) it is set forth on Schedule 10.2(j); or (y) Otsuka agrees in writing pursuant to this Section 7.8 to be bound by its terms.
(d)
Otsuka’s Right to Obtain Licenses to Third Party IP. If 4DMT has not obtained a license to any Third Party IP with sublicense rights for the Territory with respect to Exploitation of the Licensed Product in the Territory, or outside the Territory with respect to Manufacturing the Licensed Product, by the date that is the later of (i) [ * ] ([ * ]) days after the Parties agree, through the IP Sub-Committee, to seek to obtain a license for such Third Party IP, or (ii) [ * ] ([ * ]) days after Otsuka has given written notice to the JSC of its desire for 4DMT to obtain such license, then unless the Parties otherwise agree after discussion at the IP Sub-Committee, Otsuka shall have the right to obtain, at its own cost and expense (which shall be subject to royalty offset provisions of Section 8.8(e)(ii) for Exploitation of the Licensed Product in the Territory), such a license under such Third Party IP for the Licensed Product.
7.9
[ * ]. If during the Term, [ * ], then [ * ]. If [ * ]. If, [ * ] then [ * ]. [ * ].
Article 8

FINANCIALS
8.1
Upfront Payment. In partial consideration of the licenses granted hereunder, Otsuka shall pay to 4DMT a one-time, non-refundable, non-creditable upfront payment of eighty-five million Dollars ($85,000,000) within [ * ] ([ * ]) Business Days after receipt of 4DMT’s invoice for such amount and, subject to Section 8.10(b)(ii), Payment Forms for such payment received after the Effective Date. For clarity, in the event that 4DMT does not provide any such Payment Forms together with its invoice, Otsuka shall make such upfront payment to 4DMT in accordance with Section 8.10(b)(ii).
8.2
4FRONT-1 Payment. In accordance with Section 8.4, Otsuka shall reimburse 4DMT, on a Calendar Quarter basis, starting on the Calendar Quarter that starts on January 1, 2026, [ * ] percent ([ * ]%) of an amount equal to the sum of [ * ](the “Allocated 4FRONT-1 Clinical Trial Cost”) capped at a total amount of [ * ]Dollars ($[ * ]).

8.3
Reimbursement for certain Clinical Trials.
(a)
Cross-Territory Clinical Trial. Otsuka shall bear an amount equal to the sum of [ * ](the “Cross-Territory Clinical Trial Cost”), [ * ](such amount in the aggregate, the “Allocated Cross-Territory Clinical Trial Cost”). In accordance with Section 8.4, starting from the Calendar Quarter that starts on January 1, 2026 and ending during the Calendar Quarter during which the Cross-Territory Clinical Trial is completed (for clarity, through the end of the long-term follow-up commitments), Otsuka will reimburse 4DMT, on a Calendar Quarter basis, for [ * ]percent ([ * ]%) of the Cross-Territory Clinical Trial Cost; provided, however, that upon completion of such Cross-Territory Clinical Trial (excluding any long-term follow-up commitments), at such time as 4DMT has determined the final costs for such Cross-Territory Clinical Trial Cost (excluding any long-term follow-up commitments) and the number of patients enrolled in such Cross-Territory Clinical Trial within and outside [ * ], [ * ]and [ * ], (x) if the resulting actual Allocated Cross-Territory Clinical Trial Cost for such Cross-Territory Clinical Trial is greater than the total amount of reimbursement paid by Otsuka to 4DMT for such Cross-Territory Clinical Trial to date, then Otsuka shall reimburse the shortfall amount to 4DMT within [ * ] ([ * ]) days after receipt of the invoice therefor from 4DMT and (y) if the resulting actual Allocated Cross-Territory Clinical Trial Cost for such Cross-Territory Clinical Trial is less than the total amount of reimbursement paid by Otsuka to 4DMT for such Cross-Territory Clinical Trial to date, then 4DMT shall reimburse the excess amount to Otsuka within [ * ] ([ * ]) days after receipt of the invoice therefor from Otsuka. Upon completion of any long-term follow-up commitments for such Cross-Territory Clinical Trial, at such time as 4DMT has determined the final costs for such long-term follow-up commitments and the number of patients subject to such long-term follow-up commitments within and outside [ * ], [ * ]and [ * ], the foregoing clauses (x) and (y) will apply to Cross-Territory Clinical Trial Costs for such long-term follow-up commitments.
(b)
4DMT Local Clinical Trials. With respect to any 4DMT Local Clinical Trial that 4DMT conducts pursuant to Section 3.2(b)(i), (1) in the case of any such 4DMT Local Clinical Trial in [ * ] or [ * ] that is required by the relevant Regulatory Authority as a result of 4DMT’s failure to enroll the number of patients agreed with such Regulatory Authority, or in the absence of such agreement, agreed by the Parties, in the Cross-Territory Clinical Trial for the same Indication, the conduct of such 4DMT Local Clinical Trial shall be at 4DMT’s cost, and (2) in the case of any other such 4DMT Local Clinical Trial in the Territory, Otsuka shall bear an amount equal to the sum of [ * ](the “Local Clinical Trial Cost”), on a Calendar Quarter basis starting from the Calendar Quarter beginning January 1, 2026.
(c)
[ * ] Study, the [ * ] Study, and the [ * ] Study. Otsuka shall bear an amount equal to [ * ] percent ([ * ]%) of the sum of [ * ]) (the “Allocated [ * ] Study Cost,” the “Allocated [ * ] Study Cost,” and the “Allocated [ * ] Study Cost,” respectively), on a Calendar Quarter basis starting from the Calendar Quarter beginning January 1, 2026.

Any payment owed under this Section 8.3 shall be made in accordance with Section 8.4 within [ * ] ([ * ]) days of receipt of an invoice therefor from the relevant Party.

8.4
Quarterly Invoices and Quarterly Reports. Within [ * ] ([ * ]) days after the end of each Calendar Quarter, 4DMT shall send quarterly invoices to Otsuka for the Allocated 4FRONT-1 Clinical Trial Cost, the Local Clinical Trial Cost, the Allocated [ * ] Study Cost, the Allocated [ * ] Study Cost, the Allocated [ * ] Study Cost, and [ * ] percent ([ * ]%) of the Cross-Territory Clinical Trial Cost that was incurred during such Calendar Quarter and not previously reimbursed by Otsuka, together with reasonable documentation thereof reasonably sufficient for Otsuka to verify all such amounts and including reasonable documentation for the actual costs in each relevant category (e.g., contract research organization costs, clinical material costs and internal FTE costs), and Otsuka shall pay all undisputed amounts in each such invoice within [ * ] ([ * ]) days of receipt of such invoice; provided that Otsuka shall not be responsible for reimbursing any Local Clinical Trial Cost, Allocated [ * ] Study Cost, Allocated [ * ] Study Cost, or Allocated [ * ] Study Cost in excess of [ * ] percent ([ * ]%) of the applicable budget agreed at the JSC. If one or more Payment Forms previously provided has expired at the time of the applicable invoice, 4DMT shall provide such updated Payment Forms together with the invoice. In addition, no later than [ * ] ([ * ]) Business Days after the last Business Day of each Calendar Quarter, 4DMT shall provide Otsuka with a flash report showing the anticipated Allocated 4FRONT-1 Clinical Trial Cost, Allocated Cross-Territory Clinical Trial Cost, Local Clinical Trial Cost, Allocated [ * ] Study Cost, Allocated [ * ] Study Cost and Allocated [ * ] Study Cost for such Calendar Quarter. Such flash report shall present the information on a Calendar Quarterly basis in the format set forth in Schedule 8.4.
8.5
Reimbursement for 4DMT’s Assistance.
(a)
Unless otherwise expressly provided otherwise, Otsuka shall reimburse 4DMT for Out-of-Pocket Expenses incurred by 4DMT and internal FTE hours at the FTE Rate incurred by 4DMT in connection with performing any activities, or providing any assistance or support, requested by Otsuka (including pursuant to Sections 3.1, 3.2(b), 3.5(e), 4.1(b), 4.5, 6.1(e), 6.2, 6.4(c) and 9.9(c) (for which both Out-of-Pocket Expenses and internal FTE hours at the FTE Rate are reimbursable), and Sections 4.2(b), 4.2(c) and 4.3(b) (for which only Out-of-Pocket Expenses are reimbursable)); provided that (i) with respect to internal FTE costs, (A) there will be no charge for providing [ * ], and (B) for providing all other assistance there will be no charge for the [ * ] devoted by 4DMT to providing all such other assistance; and (ii) with respect to both internal FTE costs and Out-of-Pocket Expenses, Otsuka may not challenge such costs or expenses as unreasonable to the extent that (A) Otsuka had already approved a budget or fee estimate detailing such internal FTE costs or Out-of-Pocket Expenses and the resulting internal FTE costs or Out-of-Pocket expenses were less than or equal to such budget or fee estimate or (B) such internal FTE costs or Out-of-Pocket Expenses are reimbursable pursuant to Section 8.4 for a given Clinical Trial and the costs incurred for such Clinical Trial in the aggregate have not exceeded [ * ] percent ([ * ]%) of the mutually agreed budget for such Clinical Trial. 4DMT shall send quarterly invoices and, subject to Section 8.10(b)(ii), updated Payment Forms if previous Payment Forms are expired to Otsuka for such costs that have not previously been reimbursed by Otsuka, together with reasonable documentation thereof [ * ], and Otsuka shall pay each such invoice within [ * ] ([ * ]) days of receipt.
(b)
4DMT shall use reasonable efforts to not incur internal FTE costs and Out-of-Pocket Expenses that are excessive in light of the work performed and to closely monitor internal FTE costs and Out-of-Pocket Expenses and look for opportunities to reduce them without compromising quality or causing delay.
8.6
Regulatory Milestone Payments. In partial consideration for the licenses granted hereunder, Otsuka shall make the following one-time, non-refundable and non-creditable milestone payments to 4DMT on the first achievement of the regulatory milestone events as set forth in this Section 8.6.

(a)
Otsuka shall notify 4DMT within [ * ] ([ * ]) Business Days after the achievement of each of the regulatory milestone events set forth in the table below and will pay the corresponding regulatory milestone payment within [ * ] ([ * ]) days of the receipt by Otsuka of 4DMT’s invoice for such regulatory milestone payment and, subject to Section 8.10(b)(ii), updated Payment Forms if previous Payment Forms are expired (for clarity, in the event that 4DMT does not provide any such Payment Forms together with its invoice, Otsuka shall make such regulatory milestone payments to 4DMT in accordance with Section 8.10(b)(ii)):

Regulatory Milestone Event	Regulatory Milestone Payment
1. [ * ]	$[ * ]
2. [ * ]	$[ * ]
3. [ * ]	$[ * ]
4. [ * ]	$[ * ]

For clarity, if the [ * ]includes [ * ], then the corresponding regulatory milestone payments [ * ]shall be payable. By way of example only, if [ * ], then Otsuka shall pay regulatory milestone payments of [ * ] Dollars ($[ * ]) to 4DMT within [ * ] ([ * ]) days of the receipt by Otsuka of 4DMT’s invoice for such regulatory milestone payment and, subject to Section 8.10(b)(ii), updated Payment Forms if previous Payment Forms are expired. For the avoidance of doubt, the aggregate amount of all payments made or required to be made by Otsuka to 4DMT pursuant to this Section 8.6(a) shall in no event exceed [ * ]Dollars ($[ * ]). For clarity, in the event that 4DMT does not provide any such Payment Forms together with its invoice, Otsuka shall make such regulatory milestone payments to 4DMT in accordance with Section 8.10(b)(ii).

(b)
Upon [ * ] ([ * ]) [ * ] in [ * ] for a Licensed Product for [ * ]or [ * ] (or for [ * ]), Otsuka shall notify 4DMT of such [ * ] within [ * ] ([ * ]) Business Days after the achievement of such milestone event and will pay the corresponding regulatory milestone payment set forth in the table below within [ * ] ([ * ]) days of the receipt by Otsuka of 4DMT’s invoice for such regulatory milestone payment and, subject to Section 8.10(b)(ii), updated Payment Forms if previous Payment Forms are expired (for clarity, in the event that 4DMT does not provide any such Payment Forms together with its invoice, Otsuka shall make such regulatory milestone payments to 4DMT in accordance with Section 8.10(b)(ii)):

[ * ]	Regulatory Milestone Payments Based on [ * ]
	Less than [ * ]	Greater than or equal to [ * ] and less than [ * ]	Greater than or equal to [ * ]
[ * ]	$[ * ]	$[ * ]	$[ * ]
[ * ]	$[ * ]	$[ * ]	$[ * ]

For clarity, if [ * ] receives [ * ] in [ * ] after [ * ] receives [ * ] in [ * ] (or vice versa), the regulatory milestone payment for [ * ] shall be paid based on the [ * ] for the [ * ] and Otsuka will pay the regulatory milestone payment for [ * ] within [ * ] ([ * ]) days of the receipt by Otsuka of 4DMT’s invoice for such regulatory milestone payment and, subject to Section 8.10(b)(ii), updated Payment Forms if previous Payment Forms are expired. For the avoidance of doubt, the aggregate amount of all payments made or required to be made by Otsuka to 4DMT pursuant to this Section 8.6(b) shall in no event exceed [ * ] Dollars ($[ * ]). For clarity, in the event that 4DMT does not provide any such Payment Forms together with its invoice, Otsuka shall make such regulatory milestone payments to 4DMT in accordance with Section 8.10(b)(ii).

(c)
Upon [ * ] ([ * ]) [ * ] in [ * ] for [ * ] for [ * ], Otsuka shall notify 4DMT within [ * ] ([ * ]) Business Days after the achievement of such milestone event and will pay the corresponding regulatory milestone payment set forth in the table below within [ * ] ([ * ]) days of the receipt by Otsuka of 4DMT’s invoice for such regulatory milestone payment and, subject to Section 8.10(b)(ii), updated Payment Forms if previous Payment Forms are expired (for clarity, in the event that 4DMT does not provide any such Payment Forms together with its invoice, Otsuka shall make such regulatory milestone payments to 4DMT in accordance with Section 8.10(b)(ii)):

[ * ]	Regulatory Milestone Payments Based on [ * ]
	Less than [ * ]	Greater than or equal to [ * ] and less than [ * ]	Greater than or equal to [ * ]
[ * ]	$[ * ]	$[ * ]	$[ * ]
[ * ]	$[ * ]	$[ * ]	$[ * ]

For clarity, if [ * ] receives [ * ] in [ * ] after [ * ] receives [ * ] in [ * ] (or vice versa), the regulatory milestone payment for [ * ] shall be paid based on the [ * ] for the [ * ] and Otsuka will pay the regulatory milestone payment for [ * ] within [ * ] ([ * ]) days of the receipt by Otsuka of 4DMT’s invoice for such regulatory milestone payment and, subject to Section 8.10(b)(ii), updated Payment Forms if previous Payment Forms are expired. For the avoidance of doubt, the aggregate amount of all payments made or required to be made by Otsuka to 4DMT pursuant to this Section 8.6(c) shall in no event exceed [ * ] Dollars ($[ * ]). For clarity, in the event that 4DMT does not provide any such Payment Forms together with its invoice, Otsuka shall make such regulatory milestone payments to 4DMT in accordance with Section 8.10(b)(ii).

(d)
Each regulatory milestone payment set forth above shall be due and payable irrespective of whether the applicable development and regulatory milestone event is achieved by Otsuka or its Affiliate or Sublicensee.
8.7
Sales Milestone Payments.
(a)
In partial consideration for the licenses granted hereunder, Otsuka shall pay to 4DMT the one-time, non-refundable and non-creditable sales milestone payments set forth in the table below on the first occurrence of the corresponding sales milestone event. For the avoidance of doubt, the aggregate amount of all payments made or required to be made by Otsuka to 4DMT pursuant to this Section 8.7 shall in no event exceed [ * ]Dollars ($[ * ]).

Sales Milestone Event	Sales Milestone Payment
1. Aggregate Net Sales of all Licensed Product in the Territory in a particular Calendar Year exceed [ * ]	$[ * ]
2. Aggregate Net Sales of all Licensed Product in the Territory in a particular Calendar Year exceed [ * ]	$[ * ]
3. Aggregate Net Sales of all Licensed Product in the Territory in a particular Calendar Year exceed [ * ]	$[ * ]

(b)
For clarity, the sales milestone payments are additive, such that if more than one sales milestone event is achieved in the same time period, then the corresponding sales milestone payments for all such achieved sales milestone events shall be payable.
(c)
As part of the royalty report provided under Section 8.8(i), Otsuka shall provide written notice to 4DMT if any sales milestone event is achieved during the time period to which such royalty report pertains. Otsuka shall pay to 4DMT the corresponding sales milestone payments for such achieved sales milestone events concurrently with the delivery of such royalty report.
8.8
Royalties.
(a)
Royalties for [ * ]. In partial consideration for the licenses granted hereunder, subject to the terms and conditions set forth in this Section 8.8, Otsuka shall pay to 4DMT non-refundable, non-creditable (but subject to Section 8.8(j)), tiered royalties on annual Net Sales of the Licensed Product in Japan in a Calendar Year, [ * ] r. [ * ]

Aggregate annual Net Sales [ * ] of the Licensed Product in [ * ]	[ * ]
	Less than [ * ] (Tier 1)	Greater than or equal to [ * ] and less than [ * ] (Tier 2)	Greater than or equal to [ * ] (Tier 3)
Less than or equal to [ * ]	[ * ]	[ * ]-[ * ]%	[ * ]%
Greater than [ * ]and less than or equal to [ * ]	[ * ]%	[ * ]-[ * ]%	[ * ]%
Greater than [ * ]and less than or equal to [ * ]	[ * ]%	[ * ]-[ * ]%	[ * ]%

Aggregate annual Net Sales [ * ] of the Licensed Product in [ * ]	[ * ]
	Less than [ * ] (Tier 1)	Greater than or equal to [ * ] and less than [ * ] (Tier 2)	Greater than or equal to [ * ] (Tier 3)
Greater than [ * ]	[ * ]%	[ * ]-[ * ]%	[ * ]%

Royalty rates for Tier 2 in the royalty table for [ * ] above shall be [ * ], provided that only the digits up to the first decimal place will be used (i.e., the second decimal and the beyond will be truncated (and not rounded)):

Royalty rate in % = A% + ((B-A)% x (([ * ]– [ * ])/( [ * ]))), where A is the applicable Tier 1 royalty rate and B is the applicable Tier 3 royalty rate.

(b)
Royalties for [ * ]. In partial consideration for the licenses granted hereunder, subject to the terms and conditions set forth in this Section 8.8, Otsuka shall pay to 4DMT non-refundable, non-creditable (but subject to Section 8.8(j)), tiered royalties on annual Net Sales for the Licensed Product sold in [ * ] in a Calendar Year, [ * ]. For the avoidance of doubt, the royalty rates set forth in the table below apply to the portion of aggregate annual Net Sales of the Licensed Product in [ * ] in a Calendar Year that falls within each specified range.

Aggregate annual Net Sales [ * ] of the Licensed Product in [ * ]	[ * ]
	Less than [ * ] (Tier 1)	Greater than or equal to [ * ] and less than [ * ] (Tier 2)	Greater than or equal to [ * ] (Tier 3)
Less than or equal to [ * ]	[ * ]%	[ * ]%	[ * ]%
Greater than [ * ]and less than or equal to [ * ]	[ * ]%	[ * ]%	[ * ]%
Greater than [ * ] and less than or equal to [ * ]	[ * ]%	[ * ]%	[ * ]%
Greater than [ * ]	[ * ]%	[ * ]%	[ * ]%

For clarity, until [ * ], the royalty tier in [ * ]shall be based upon the highest price listed on [ * ] of [ * ], of the Licensed Product in [ * ] at the time of its launch in [ * ]; provided, however, that if [ * ] offered by the applicable Regulatory Authority is unacceptable for Otsuka and Otsuka decides, in its sole discretion after being offered an [ * ] for the Licensed Product, to Commercialize the Licensed Product in [ * ] without [ * ], the royalty tier in [ * ] shall thereafter be based upon the Tier 1 royalty rate set forth in the table above regardless of the selling price of the Licensed Product unless and until Otsuka Commercializes the Licensed Product in [ * ] with [ * ].

(c)
Royalties for Other Countries within the Territory. In partial consideration for the licenses granted hereunder, subject to the terms and conditions set forth in this Section 8.8, Otsuka shall pay 4DMT non-refundable, non-creditable (but subject to Section 8.8(j)), royalties equal to [ * ] percent ([ * ]%) of the Net Sales for the Licensed Product sold in any country within the Territory other than [ * ] and [ * ].
(d)
Royalty Term.
(i)
Royalties under Section 8.8(a), Section 8.8(b) and Section 8.8(c) shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, during the period of time beginning with First Commercial Sale of such Licensed Product in such country within the Territory and ending on the latest of (A) the date that is [ * ] ([ * ]) years after such First Commercial Sale, (B) the expiration of all Regulatory Exclusivity for such Licensed Product in such country within the Territory, or (C) the last to expire Valid Claim within the Licensed Patents that Covers the composition of matter of such Licensed Product (including any components thereof) or method of using such Licensed Product in such country within the Territory (any such period, the “Initial Royalty Term”). If at any time after the end of the Initial Royalty Term for a particular Licensed Product in a particular country in the Territory, there becomes (whether through issuance or filing of a Licensed Patent) a Valid Claim within the Licensed Patents that Covers the composition of matter of such Licensed Product (including any components thereof) or method of using such Licensed Product in such country within the Territory, then the Initial Royalty Term for such Licensed Product in such country shall restart and continue until there is no longer any such Valid Claim.
(ii)
After the First Commercial Sale of a Licensed Product and during any period that is not within an Initial Royalty Term, royalties under Section 8.8(a), Section 8.8(b) and Section 8.8(c) shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, on the Net Sales of such Licensed Product in such country within the Territory at the rate of [ * ] percent ([ * ]%) (notwithstanding the royalty rates set forth in Section 8.8(a), Section 8.8(b) and Section 8.8(c)), provided that, notwithstanding anything to the contrary provided herein, such [ * ] percent ([ * ]%) royalty rate shall not be subject to any further reductions or adjustments under this Agreement except as set forth in Section 8.8(j).
(e)
Royalty Reductions.
(i)
With respect to royalties payable during any period within the Initial Royalty Term only, if (A) the Licensed Product is generating Net Sales in a country in the Territory during the applicable Initial Royalty Term at a time when [ * ], and (B) there has been at least a [ * ] percent ([ * ]%) reduction of unit sales of the Licensed Product in such country within the Territory (relative to unit sales prior to [ * ]), calculated on a Calendar Quarter-by-Calendar Quarter basis, then the royalty rates applicable to Net Sales of such Licensed Product in such country with respect to such Calendar Quarter shall be reduced to [ * ]percent ([ * ]%) of the royalty rates set forth in Section 8.8(a), Section 8.8(b) and Section 8.8(c), but subject to Section 8.8(f), only during the Initial Royalty Term and for so long as [ * ] with at least such [ * ] percent ([ * ]%) reduction of unit sales of the Licensed Product. For the purposes of this Section 8.8, if [ * ] in the middle of a Calendar Quarter, the comparison of unit sales for determining whether the [ * ] percent ([ * ]%) reduction threshold has been met shall be made against the Calendar Quarter immediately preceding the Calendar Quarter during which [ * ].

(ii)
With respect to royalties payable during any period within the Initial Royalty Term only, if (A) 4DMT or Otsuka becomes aware of a Third Party’s Patent and where Otsuka reasonably determines, in the absence of a license to such Patent from such Third Party, such Patent would be necessarily infringed by the Exploitation of any Licensed Product, (B) Otsuka obtains a license to such Patent from such Third Party in a country in the Territory or from 4DMT pursuant to Section 7.8(c) and Section 7.8(d), and (C) under such license, Otsuka is obligated to make royalty payments to such Third Party directly or indirectly through 4DMT on account of the sale of such Licensed Product in such country in the Territory, then subject to Section 8.8(f), Otsuka shall be permitted to deduct from the royalty payments payable by Otsuka to 4DMT during any period within the Initial Royalty Term with respect to Net Sales of such Licensed Product in such country during any Calendar Quarter under this Agreement, an amount equal to [ * ] percent ([ * ]%) of all amounts paid by Otsuka to such Third Party during such Calendar Quarter, on account of sales of such Licensed Product in such country, including upfront payments, milestone payments, and royalties; provided, however, that such deduction shall only be applied against royalties owed to 4DMT for such Calendar Quarter and shall in no event reduce the royalties payable to 4DMT below the minimum amount specified in Section 8.8(f).
(iii)
With respect to royalties payable under Section 8.8(a) during any period within the Initial Royalty Term only, if the Licensed Product is generating Net Sales in [ * ] during the applicable Initial Royalty Term at a time when the Licensed Product is subject to [ * ] and [ * ] (the “[ * ] Percentage”) at one time, then, at the time [ * ], the applicable royalty rates set forth in Section 8.8(a) shall be reduced by ([ * ])% of the applicable original royalty rates set forth in Section 8.8(a). For example, if the royalty rates in Tier 3 apply and [ * ], the royalty rate of [ * ]%, [ * ]%, [ * ]% and [ * ]% in Tier 3 will be revised to [ * ]% ([ * ]% x (1- ([ * ]))), [ * ]% ([ * ]% x (1- ([ * ]))), [ * ]% ([ * ]% x (1- ([ * ]))), and [ * ]% ([ * ]% x (1- ([ * ]))), respectively.
(iv)
Notwithstanding this Section 8.8(e), in no event will the royalties payable by Otsuka to 4DMT under this Agreement outside of any Initial Royalty Term be reduced. All reductions on royalties payable by Otsuka to 4DMT under this Agreement set forth in this Section 8.8(e) are subject to Section 8.8(f).
(f)
Royalty Floor. Notwithstanding anything to the contrary provided in this Agreement, the reductions and deductions under Section 8.8(e), Section 8.8(g) and Section 8.8(h), individually or in combination, shall not reduce the royalties paid by Otsuka to 4DMT with respect to the Net Sales of the Licensed Product in any country within the Territory in any given Calendar Quarter to less than [ * ] ([ * ]%) of the royalty payment that would otherwise have been due under Section 8.8(a), Section 8.8(b) and Section 8.8(c), as applicable, with respect to such Net Sales without any reductions or deductions.
(g)
Royalty Reduction [ * ]. In the event that [ * ], then upon [ * ], the royalty rate(s) applicable to Net Sales of the Licensed Product in such country set forth in Section 8.8(a), Section 8.8(b) or Section 8.8(c) (as applicable) shall be reduced by [ * ] percent ([ * ]%) [ * ]. For clarity, [ * ].
(h)
Royalty Reduction [ * ]. In the event that [ * ], the royalty rate(s) applicable to Net Sales of the Licensed Product in such country [ * ] set forth in Section 8.8(a), Section 8.8(b) or Section 8.8(c) (as applicable) shall be reduced by [ * ] percent ([ * ]%) [ * ]. For clarity, [ * ].
(i)
Royalty Payments and Reports. Starting from the date of First Commercial Sale of the Licensed Product in the Territory, within [ * ] ([ * ]) days after the end of each Calendar

Quarter, Otsuka shall provide to 4DMT a written statement (in English) setting forth the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis, and in the form attached hereto as Schedule 8.8(i): (a) the amount of gross sales of such Licensed Product in such country within the Territory, (b) an itemized calculation of Net Sales of such Licensed Product in such country within the Territory showing separately each type of deduction provided for in the definition of “Net Sales” hereunder, (c) an itemized calculation of all reductions and deductions (if any) that apply to such Licensed Product in such country pursuant to Section 8.8, (d) a calculation of the royalty payment due on such Net Sales in Dollars, including the exchange rate used in such calculation in accordance with Section 8.11, (e) withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties and (f) the aggregate annual Net Sales and whether any sales milestone event under Section 8.7 has been achieved. Otsuka shall pay to 4DMT the royalties owed with respect to Net Sales for each Calendar Quarter, if any, and, if any sales milestone event under Section 8.7 has been achieved during such Calendar Quarter, the corresponding sales milestone payments under Section 8.7 within [ * ] ([ * ]) days after receiving 4DMT’s invoice therefor, issued after 4DMT’s receipt of the written statement for such Calendar Quarter and, subject to Section 8.10(b)(ii), updated Payment Forms if previous Payment Forms are expired. If no royalties are due for any Calendar Quarter hereunder following the First Commercial Sale of the Licensed Product in a country within the Territory, Otsuka will so report. For clarity, in the event that 4DMT does not provide any such Payment Forms together with its invoice, Otsuka shall make such royalty payments to 4DMT in accordance with Section 8.10(b)(ii).
(j)
Royalty Set-Off. Notwithstanding anything to the contrary in this Agreement, if [ * ], Otsuka may, at its option, set off, against any payment due to 4DMT under this Agreement, the amount of such [ * ]; provided, however, that in no event shall such set-off reduce the royalties paid by Otsuka to 4DMT with respect to the Net Sales of the Licensed Product in any country within the Territory in any given Calendar Quarter to less than [ * ] percent ([ * ]%) of the royalty payment that would otherwise have been due under Section 8.8(a), Section 8.8(b), Section 8.8(c) and Section 8.8(d)(ii), as applicable, with respect to such Net Sales without any reductions or deductions. For clarity, if the period during which Otsuka is entitled to such set-off falls outside of the Initial Royalty Term, the reduction shall continue to apply to royalties payable under Section 8.8(d) for the duration of such period, subject to the foregoing [ * ] percent ([ * ]%) royalty floor.
8.9
Interest. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of (a) per-annum rate of (i) prime (as reported in The Wall Street Journal (U.S., Eastern Edition)) plus [ * ] ([ * ]) basis points or (ii) [ * ] percent ([ * ]%) per month, whichever ((i) or (ii)) is greater, or (b) the maximum rate permitted under Applicable Law, in each case ((a) or (b)), calculated on the number of days such payment is delinquent.
8.10
Taxes.
(a)
Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement, including applicable withholding taxes, VAT, stamp duty or other taxes required by Applicable Law.
(b)
Tax Cooperation.

(i)
The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement. To the extent Otsuka is obligated to deduct and withhold taxes on any payment to 4DMT, Otsuka shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner, and promptly send proof of payment to 4DMT. 4DMT shall provide Otsuka any tax forms including Payment Forms that may be reasonably necessary in order for Otsuka to not withhold tax or to withhold tax at a reduced rate under any applicable tax treaty. 4DMT shall use reasonable efforts to provide any such tax forms to Otsuka in advance of the due date. At the request of 4DMT, Otsuka shall provide reasonable assistance and cooperation to enable the recovery, to the extent permitted by Applicable Law, of withholding taxes or similar obligations resulting from payments made under this Agreement.
(ii)
In the event that 4DMT does not provide any of the Payment Forms together with the applicable invoice, Otsuka shall make the applicable payment to 4DMT, deduct and withhold the required amount, and pay such withheld amount to the appropriate Governmental Authority. Otsuka shall promptly provide 4DMT with copies of receipts or other evidence reasonably required and sufficient to allow 4DMT to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits. Otsuka shall additionally cooperate with 4DMT in claiming a refund of any such taxes, including by filing a [ * ] on behalf of 4DMT and taking such other actions as 4DMT may reasonably request in connection therewith. The Parties shall cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other Applicable Law, in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment, and the Parties shall cooperate to minimize such taxes in accordance with Applicable Laws, including using reasonable efforts to access the benefits of any applicable treaties.
(c)
Withholding Action. If, as a result of any action or inaction by Otsuka, including assignment or transfer of this Agreement, change in the residence of Otsuka for tax purposes, change in the entity making such payment, or failure on the part of Otsuka to comply with Applicable Law or filing or record retention requirements, the amount of any tax (including income tax, value added tax) that Otsuka is required to deduct or withhold from a payment made by Otsuka to 4DMT under this Agreement is increased, then the sum payable by Otsuka to 4DMT shall be increased to the extent necessary to ensure that 4DMT receives a sum equal to the sum that 4DMT would have received had no such action or inaction occurred.
8.11
Method of Payment; Foreign Exchange. All payments to be made by Otsuka to 4DMT under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to the bank account set forth in Schedule 8.11, which 4DMT may update from time to time by written notice. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be calculated based on average currency exchange rates across the Calendar Quarter for which remittance is made for royalties. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made using Otsuka’s standard conversion method, based on the currency conversion rates issued by Mizuho bank and consistent with Otsuka’s customary and usual conversion procedures used in preparing its publicly filed and audited financial statements and applied in accordance with its Accounting Standards on a consistent basis, provided that such procedures utilize a widely accepted source of published exchange rates. This Section 8.11 will apply mutatis mutandis to 4DMT for any payments owed to Otsuka by 4DMT hereunder; provided that 4DMT may at its discretion replace the currency conversion rates issued by Mizuho bank with another widely accepted source of published exchange rates.
8.12
Financial Records.
(a)
Otsuka Record Keeping. Otsuka and its Affiliates will, and will cause their respective Sublicensees to, keep complete, true and accurate books and records in accordance with the Accounting Standards of the items underlying milestone and royalty payments under this Agreement (including the calculation of Net Sales and any royalty reductions or deductions). Otsuka and its Affiliates will, and will cause their respective Sublicensees to, keep such books and records for at least [ * ] ([ * ]) years following the Calendar Quarter to which they pertain.
(b)
4DMT Record Keeping. 4DMT and its Affiliates will, and will cause their respective licensees and sublicensees to, keep complete, true and accurate books and records in accordance with its accounting standards of the items underlying costs to be reimbursed by Otsuka under this Agreement. 4DMT and its Affiliates will keep such books and records for at least [ * ] ([ * ]) years following the Calendar Quarter to which they pertain.
8.13
Audits.
(a)
4DMT will have the right no more than [ * ] per Calendar Year, at its own expense, to have an internationally-recognized independent, certified public accountant, selected by 4DMT and reasonably acceptable to Otsuka to review the books and records of Otsuka, its Affiliates and Sublicensees in the location(s) where such records are customarily maintained upon reasonable prior written notice (not less than [ * ] ([ * ]) days’ prior written notice), during regular business hours, not interfering unreasonably with the audited Person’s business activities and under commercially reasonable obligations of confidentiality and non-use, except to the extent disclosure is required by Applicable Law, for the sole purpose of verifying the basis and accuracy of milestone or royalty payments invoiced, owed or made under this Agreement and the content of any royalty report provided pursuant to Section 8.8(i), within the prior [ * ] ([ * ])-year period after receipt of such report. The records covering any specific period of time may be audited no more than once.
(b)
Otsuka will have the right no more than [ * ] per Calendar Year, at its own expense, to have an internationally-recognized independent, certified public accountant, selected by Otsuka and reasonably acceptable to 4DMT, review any such books and records of 4DMT and its Affiliates (including those relating to FTE costs and Manufacturing Cost) in the location(s) where such records are customarily maintained upon reasonable prior written notice (not less than [ * ] ([ * ]) days’ prior written notice), during regular business hours, not interfering unreasonably with the audited Person’s business activities and under commercially reasonable obligations of confidentiality and non-use, except to the extent disclosure is required by Applicable Law, for the sole purpose of verifying the basis and accuracy of the reimbursable costs invoiced, owed or paid to 4DMT under this Agreement. The records covering any specific period of time may be audited no more than once.
(c)
Audit Report. The report prepared by the applicable independent, certified public accountant (the “Auditor”), a copy of which will be sent or otherwise provided to each Party by such Auditor at the same time before such report is considered final, will be limited to a summary containing the conclusions of such Auditor regarding the audit and will specify that the amounts reported, invoiced or paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. The Auditor shall not be permitted to include any extrapolation calculations in their calculation of amounts allegedly underpaid to the auditing Party. If such report reveals any underpayment, then the audited Party will remit to the auditing Party, within [ * ] ([ * ]) days after receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds [ * ]percent ([ * ]%) of the total amount owed for the period then being audited, the actual costs incurred by the auditing Party in conducting such review. If such report shows any overpayment, then, as may be requested by the audited Party, the auditing Party will credit the overpaid amount against future payments owed to the auditing Party. The Parties mutually agree that all information subject to review under this Section 8.13(c) is Confidential Information of the audited Party and that the auditing Party will retain and cause the Auditor to retain all such information in confidence in accordance with confidentiality and non-use obligations no less stringent than those contained in Article 12.
Article 9

INTELLECTUAL PROPERTY
9.1
Ownership.
(a)
Subject only to the rights expressly granted to Otsuka under this Agreement, 4DMT will retain all rights, title and interests in and to the Licensed Patents and Licensed Know-How. Each Party will retain all rights, title and interests in and to the Patents, Know-How and other intellectual property rights that are owned or otherwise controlled by such Party as of the Effective Date or that are generated or acquired by such Party outside the scope of this Agreement.
(b)
Inventorship of any Arising Product IP shall be determined in accordance with the United States patent law. As between the Parties, ownership of Arising Product IP shall follow inventorship (i.e., (i) each Party will solely own all Arising Product IP invented or otherwise generated (whether solely or jointly) solely by or on behalf of such Party or its Affiliates or Sublicensees, whether directly or via its or their respective Contractors, directors, officers, employees or other agents) in the course of conducting such Party’s activities or exercising such Party’s rights under this Agreement, and (ii) the Parties will jointly own all Arising Product IP invented or otherwise generated jointly by or on behalf of the Parties (or their respective Affiliates, independent contractors or Sublicensees or its or their respective directors, officers, employees or agents) in the course of performing activities or exercising rights under this Agreement. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit any Arising Product IP jointly owned by the Parties (including any Patent claiming such jointly owned Arising Product IP), without a duty of accounting or seeking consent from the other Party.
(c)
Disclosure Obligation. Each Party shall, through the IP Sub-Committee, disclose to the other Party all Arising Product IP invented or generated (whether solely or jointly) by or on behalf of such Party or its Affiliates or Sublicensees under this Agreement since the last meeting of the IP Sub-Committee, including any invention disclosures, or other similar documents, submitted to it or them by its or their respective employees, agents or independent contractors describing such Arising Product IP, and shall promptly respond to reasonable requests from the other Party for additional information relating to such Arising Product IP.

9.2
Prosecution and Maintenance of the Patents.
(a)
4DMT Prosecuted Patents.
(i)
As between the Parties, 4DMT shall have the first right (but not an obligation) to Prosecute and Maintain all (A) Licensed Patents and (B) Patents within the Arising Product IP solely owned by 4DMT (including, for clarity, Patents within the 4DMT Arising Product IP) or jointly owned by the Parties (collectively, the “4DMT Prosecuted Patents”) throughout the world; provided that, (x) in countries in the Territory that accept patent term extensions for multiple applicable patents, at Otsuka’s request, 4DMT shall file patent term extensions for all 4DMT Prosecuted Patents in such country in the Territory, and (y) in countries in the Territory that accept a patent term extension for only one applicable patent, at Otsuka’s request, the IP Sub-Committee shall discuss the filing of a patent term extension for one of the 4DMT Prosecuted Patents in such country in the Territory, but 4DMT shall have final decision-making authority with respect to whether such patent term extension will be filed. 4DMT shall be responsible for the cost and expenses of such Prosecution and Maintenance.
(ii)
Through the IP Sub-Committee, 4DMT shall consult with Otsuka and keep Otsuka reasonably informed of the status of the Prosecution and Maintenance of the 4DMT Prosecuted Patents in the Territory and shall promptly provide Otsuka with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, 4DMT shall, through the IP Sub-Committee, provide Otsuka with drafts of all proposed material filings and correspondence to any patent authority in the Territory with respect to the Prosecution and Maintenance of the 4DMT Prosecuted Patents for Otsuka’s review and comment at least [ * ] ([ * ]) days prior to the submission of such proposed filings and correspondences. Through the IP Sub-Committee, 4DMT shall confer with Otsuka and consider in good faith Otsuka’s comments prior to submitting such filings and correspondences in the Territory, provided that Otsuka shall provide such comments within [ * ] ([ * ]) days (or a shorter period reasonably designated by 4DMT if [ * ] ([ * ]) days is not practicable given the filing deadline) of receiving the draft filings and correspondences from 4DMT. Otsuka shall provide 4DMT all reasonable assistance and cooperation in the patent Prosecution and Maintenance efforts under this Section 9.2(a) at its own expense, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and Maintenance.
(iii)
If 4DMT intends to abandon or cease the Prosecution and Maintenance of any 4DMT Prosecuted Patent in the Territory, 4DMT shall provide prior written notice to Otsuka and the IP Sub-Committee of such intention (which notice shall be given at least [ * ] ([ * ]) days in advance of the next deadline to take any action in the relevant patent office necessary to maintain existing rights in any such 4DMT Prosecuted Patent). Upon Otsuka’s written election provided no later than [ * ] ([ * ]) days after such notice from 4DMT, 4DMT shall permit Otsuka to assume the Prosecution and Maintenance of such 4DMT Prosecuted Patent in the Territory at its own expense and using patent counsel of its choosing.
(b)
Otsuka Prosecuted Patents.
(i)
As between the Parties, Otsuka shall have the first right (but not an obligation) to Prosecute and Maintain all Patents within the Arising Product IP solely owned by Otsuka (the “Otsuka Prosecuted Patents”) throughout the world. Otsuka shall be responsible for the cost and expenses of such Prosecution and Maintenance.

(ii)
Through the IP Sub-Committee, Otsuka shall consult with 4DMT and keep 4DMT reasonably informed of the status of the Prosecution and Maintenance of the Otsuka Prosecuted Patents and shall promptly provide 4DMT with all material correspondence received from any patent authority in connection therewith. In addition, Otsuka shall, through the IP Sub-Committee, promptly provide 4DMT with drafts of all proposed material filings and correspondence to any patent authority with respect to the Prosecution and Maintenance of the Otsuka Prosecuted Patents for 4DMT’s review and comment prior to the submission of such proposed filings and correspondences. Through the IP Sub-Committee, Otsuka shall confer with 4DMT and consider in good faith 4DMT’s comments prior to submitting such filings and correspondences, provided that 4DMT shall provide such comments within [ * ] ([ * ]) days (or a shorter period reasonably designated by Otsuka if [ * ] ([ * ]) days is not practicable given the filing deadline) of receiving the draft filings and correspondences from Otsuka. 4DMT shall provide Otsuka all reasonable assistance and cooperation in the patent Prosecution and Maintenance efforts under this Section 9.2(b) at its own expense, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and Maintenance.
(iii)
If Otsuka intends to abandon or cease the Prosecution and Maintenance of any Otsuka Prosecuted Patent, Otsuka shall provide prior written notice to 4DMT and the IP Sub-Committee of such intention (which notice shall be given at least [ * ] ([ * ]) days in advance of the next deadline to take any action in the relevant patent office necessary to maintain existing rights in any such Otsuka Prosecuted Patent). Upon 4DMT’s written election provided no later than [ * ] ([ * ]) days after such notice from Otsuka, Otsuka shall permit 4DMT to assume the Prosecution and Maintenance of such Otsuka Prosecuted Patent at its own expense and using patent counsel of its choosing.
(c)
Cooperation. Each Party will, and will cause its Affiliates and Sublicensees to, reasonably cooperate, with the other Party with respect to the preparation, filing, prosecution, extension and maintenance of the 4DMT Prosecuted Patents and Otsuka Prosecuted Patents pursuant to this Section 9.2, including with respect to obtaining Patent term restoration and Patent term extension with respect to such Patents in any country or jurisdiction where applicable. The Parties shall discuss matters related to the Prosecution and Maintenance of the Patents pursuant to this Section 9.2 through the IP Sub-Committee.
9.3
Patent Enforcement.
(a)
Notice. Each Party shall promptly notify the other Party if it becomes aware of (i) any alleged or threatened infringement by a Third Party of any of the 4DMT Prosecuted Patents or Otsuka Prosecuted Patents in the Territory, which infringement adversely affects or is reasonably expected to adversely affect the Licensed Product in the Field in the Territory and (ii) any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the 4DMT Prosecuted Patents or Otsuka Prosecuted Patents in the Territory (collectively, “Infringement”). The IP Sub-Committee shall meet promptly to discuss such Infringement and strategies for responding to it.
(b)
Enforcement Right. As between the Parties, (i) 4DMT shall have the first right (but not an obligation) to bring and control any legal action in connection with any Infringement (A) of any 4DMT Prosecuted Patent that claims or covers the formulation of the Licensed Product or the Vector or (B) for which there is alleged or threatened infringement of or that is likely to affect one or more corresponding Patents outside the Territory, in each case ((A) or (B)), at its own expense as it reasonably determines appropriate, and (ii) Otsuka shall have the first right (but not an obligation) to bring and control any legal action in connection with any other Infringement in the Territory, at its own expense as it reasonably determines appropriate, in each case ((i) and (ii)), subject to discussion at the IP Sub-Committee with respect to alignment regarding global Patent enforcement strategy. If the Party with the first enforcement right under this Section 9.3(b) does not bring the applicable legal action within [ * ] ([ * ]) days after the notice provided pursuant to Section 9.3(a), then, with the consent of such Party (such consent not to be unreasonable withheld), the other Party shall have the right (but not an obligation) to bring and control any legal action in connection with such Infringement in the Territory at its own expense as it reasonably determines appropriate.
(c)
Cooperation. At the request and expense of the Party bringing an action under Section 9.3(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the enforcing Party shall, through the IP Sub-Committee, keep the other Party reasonably informed on the status of such action, allow such other Party to review and provide comment in connection with all proceedings (which the Party bringing the action will reasonably consider), and shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the 4DMT Prosecuted Patents or Otsuka Prosecuted Patents without the prior written consent of the other Party. The non-enforcing Party shall be entitled to separate representation in such enforcement action by counsel of its own choice and at its own expense.
(d)
Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party from any enforcement action relating to a claim of Infringement under this Section 9.3 will, after reimbursing the Parties for their reasonable Out-of-Pocket Expenses in making such recovery, be allocated in the following order of priority: (i) first, the Party bringing suit or action shall be reimbursed for all costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with such suit or action, (ii) then (A) if Otsuka is the enforcing Party, it shall pay [ * ] percent ([ * ]%) of such excess recoveries to 4DMT and (B) if 4DMT is the enforcing Party, it shall pay [ * ] percent ([ * ]%) of such excess recoveries to Otsuka.
(e)
Other Enforcement Actions. As between the Parties, 4DMT shall have the sole and exclusive right to bring and control any legal action to enforce the 4DMT Prosecuted Patents against any infringement that is not an Infringement or is outside the Territory, in each case, at its own expense and as it reasonably determines appropriate, and shall have the right to retain all recoveries.
9.4
[ * ].
(a)
The Parties [ * ] and [ * ] on [ * ], [ * ] and [ * ], respectively. [ * ] shall discuss [ * ], and giving due consideration to such discussions of [ * ], 4DMT shall act as the lead Party in taking actions to [ * ] in relation to the launch of the Licensed Product in the Territory, which actions shall include using diligent efforts to, as may be necessary, (i) [ * ], (ii) [ * ], (iii) (A) [ * ] and (B) [ * ], or (iv) [ * ]; provided that [ * ]. 4DMT shall keep Otsuka informed about such activities via [ * ] and shall provide [ * ] with copies of, and a reasonable opportunity to comment on, [ * ] with respect to (i) or (ii) prior to [ * ] and [ * ] prior to [ * ], which [ * ] may be [ * ]. 4DMT will consider timely comments with respect to the foregoing activities, [ * ], and [ * ], in good faith. If [ * ], then [ * ].

(b)
If 4DMT obtains [ * ]: (i) 4DMT shall provide Otsuka with notice and a copy of any such [ * ] within [ * ] ([ * ]) days following [ * ]; (ii) [ * ]; (iii) [ * ]; (iv) [ * ]; and (v) [ * ].
(c)
For clarity, [ * ] are (i) [ * ], as applicable, (ii) [ * ], and (iii) [ * ].
9.5
Infringement of Third Party Rights.
(a)
Notice. Each Party shall notify the other Party of any allegations it receives in writing from a Third Party, or as soon as it otherwise becomes aware, that the Development, Manufacture or Commercialization of the Licensed Product in the Field in the Territory under this Agreement (or any such Development, Manufacture or Commercialization of the Licensed Product that is applicable to the Territory) infringes, misappropriates or otherwise violates (or is alleged to infringe, misappropriate or otherwise violate) the intellectual property rights (except for Trademarks, which are covered by Section 9.9) of such Third Party. Such notice shall be provided promptly, but in no event after more than [ * ] ([ * ]) days following receipt of such allegations. Such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. The IP Sub-Committee shall promptly meet to consider the claim or assertion and the appropriate course of action and the Parties may, if appropriate, agree on and, without limiting Section 9.6, enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.
(b)
Defense Action. Otsuka shall be solely responsible for the defense of any such infringement claims brought against Otsuka [ * ], at Otsuka’s own cost and expense; provided, however, that the provisions of Section 9.3 shall govern the right of Otsuka to assert a counterclaim of infringement of any Patents; and, provided, further, that Otsuka shall not agree to any settlement, consent to judgement or other voluntary final disposition in connection with such defense action without 4DMT’s consent (not to be unreasonably withheld or delayed). Otsuka shall, through the IP Sub-Committee, keep 4DMT informed on the status of such defense action, and 4DMT shall have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense. 4DMT shall also have the right to control the defense of any infringement claim brought against 4DMT, at 4DMT’s own cost and expense.
9.6
Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance, enforcement, defense, non-infringement or design around strategies, invalidation or reduction of scope of any Patent under this Article 9 will be deemed Confidential Information of the Disclosing Party. In addition, the Parties acknowledge and agree that the interests of the Parties with respect thereto are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning any Patents under this Article 9, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 9 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

9.7
Patents Licensed from Third Parties. Each Party’s rights under this Article 9 with respect to the Prosecution and Maintenance and enforcement and defense of any Licensed Patent that is licensed by 4DMT from a Third Party shall be subject to the rights of such Third Party under the relevant agreement with such Third Party.
9.8
Patent Marking. Otsuka shall mark the Licensed Product sold in the Territory in accordance with the applicable patent marking laws, and shall require all of its Affiliates and Sublicensees to do the same. To the extent permitted by Applicable Law and as appropriate or practical in commercial practice, Otsuka shall indicate on the product packaging and trade dress, advertisement and promotional materials that the Licensed Product is in-licensed from 4DMT, and shall display 4DMT’s corporate name and logo on the product packaging and trade dress, advertisement and promotional materials in addition to Otsuka’s own corporate name and logo.
9.9
Prosecution, Enforcement, and Defense of Licensed Product Trademark.
(a)
4DMT and its Affiliates will use Commercially Reasonable Efforts to prosecute and maintain the Licensed Product Trademark for the Licensed Product in the Territory, subject to reasonable consultation and cooperation with Otsuka. The prosecution strategy for the Licensed Product Trademark in the Territory, including the selection of filing countries, filing options and filing schedules, shall be determined by 4DMT in consultation with Otsuka. Otsuka shall have the right to participate in the prosecution strategy for the Licensed Product Trademark in the Territory, and 4DMT shall consider in good faith all input provided by Otsuka prior to making any material decisions regarding such prosecution strategy in the Territory.
(b)
Through the IP Sub-Committee, each Party shall consult with such other Party in good faith, with respect to any material, substantive issue or any opposition, cancellation, invalidity or other proceeding that may be raised or asserted against any application or registration for any Licensed Product Trademark in the Territory prior to taking any material action in response thereto. 4DMT shall provide Otsuka, on at least an annual basis or upon Otsuka’s reasonable request, with an up-to-date list of all applications and registrations for the Licensed Product Trademark in the Territory, including relevant filing and registration details. In addition, 4DMT shall promptly respond to Otsuka’s reasonable inquiries regarding the prosecution and maintenance status of the Licensed Product Trademark in the Territory.
(c)
Otsuka and 4DMT shall promptly notify each other (i) of any claim, threat, lawsuit, filing, or other notice or allegation of infringement of which they become aware regarding Otsuka’s or its Affiliates’ or Sublicensees’ use of the Licensed Product Trademark in the Territory or (ii) if the Parties become aware of the existence of any Third Party use or applications to register in the Territory any mark or name that consists of or incorporates the Licensed Product Trademark, or any mark or name which is confusingly similar thereto. 4DMT and its Affiliates shall have the right, but not the obligation, to take any action or bring any infringement, unfair competition, or other claims or proceedings involving the Licensed Product Trademark. If requested by 4DMT, Otsuka shall cooperate with 4DMT in connection with any such action. All outside expenses incurred in connection with actions initiated by 4DMT shall be paid by 4DMT, and any monetary damages recovered by 4DMT in such action initiated by 4DMT, shall be the property of 4DMT. If 4DMT or its Affiliates elect not to initiate or pursue any action pursuant to this Section 9.9(c), Otsuka shall have the right, but not the obligation, to take such action or proceeding at its own expense and retain any and all proceeds therefrom. In such event, 4DMT shall provide Otsuka with all reasonable assistance and cooperation, and Otsuka shall reimburse 4DMT, in accordance with Section 8.5(a), for 4DMT’s internal FTE hours at the FTE Rate incurred in connection with providing such assistance and cooperation.
(d)
4DMT shall be responsible for the renewal of the Licensed Product Trademark at its own cost in the Territory.
9.10
Election of New Priority Patents as Licensed Patents. 4DMT will promptly disclose to Otsuka each new Patent application filed by or on behalf of 4DMT after the Effective Date that (a) is owned and Controlled by 4DMT or its Affiliates during the Term, (b) is necessary or reasonably useful for the Exploitation of the Licensed Product in the Field, (c) is not a Patent within the Arising Product IP, and (d) does not claim priority to any Patent that is then a Licensed Patent (such Patent, a “New Priority Patent”). At any time within [ * ] ([ * ]) months of such disclosure, Otsuka can, upon written notice to 4DMT, elect to designate such New Priority Patent as a Licensed Patent. Unless and until Otsuka makes such election prior to the end of such [ * ] ([ * ])-month period, Otsuka shall not have any license or other rights with respect to such New Priority Patent or any Patent that claims priority to it.
Article 10

REPRESENTATIONS AND WARRANTIES
10.1
Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:
(a)
Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
(b)
Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate actions on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)
No Conflict. It is not a party to and shall not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)
No Debarment. Neither it nor any of its or its Affiliates’ employees, agents or Contractors performing under this Agreement, or in the case of 4DMT, no employee, agent or Contractor engaged by 4DMT or its Affiliates in the development of any Licensed Product prior to the Effective Date, has ever been, or is currently: (i) debarred under 21 U.S.C. § 335a or its equivalents; (ii) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (iii) listed in the FDA’s Clinical Investigators – Disqualification Proceedings Database, including for restrictions; or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) or its equivalents, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if it becomes aware that it or any of its or its Affiliates’ or sublicensees’ employees, agents or Contractors performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party shall immediately notify the other Party.
10.2
Representations and Warranties by 4DMT. 4DMT hereby represents and warrants to Otsuka as of the Effective Date as follows:
(a)
Title; Encumbrances. Except as set forth on Schedule 10.2(a): (i) 4DMT is the sole owner of all right, title and interest in, to and under the Licensed Patents and Licensed Know-How; and (ii) no Person, other than 4DMT, has any right to enforce any Licensed Patent or any right to enforce any Licensed Know-How. 4DMT has the right under the Licensed IP to grant the licenses to Otsuka as purported to be granted under Section 7.1 of this Agreement, and 4DMT has not granted, and will not grant during the Term, any license or other right under the Licensed IP that conflicts with the license granted to Otsuka under Section 7.1 of this Agreement. Without limiting the foregoing, 4DMT Controls all Patents listed on Schedule 10.2(h), and Controls all Know-How created, conceived or otherwise developed by [ * ] for or on behalf of 4DMT.
(b)
Notice of Infringement or Misappropriation. Neither 4DMT nor any of its Affiliates has received, as of the Effective Date, any written communication from any Third Party (i) asserting or alleging that the practice or other use of the Licensed IP or any Exploitation of the Licensed Product or Licensed Product Trademark infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of a Third Party, or (ii) challenging the validity, enforceability, patentability, use or ownership of any of the Licensed IP; and in each case ((i) and (ii)), to 4DMT’s knowledge, none of the foregoing has been threatened by a Third Party.
(c)
No Proceedings. There are no pending, and to 4DMT’s knowledge, there are no threatened actions, claims, demands, suits, or proceedings against 4DMT or any of its Affiliates or, to the knowledge of 4DMT, pending or threatened against any Third Party, in each case, involving the Licensed IP.
(d)
Third Party Activities. To the knowledge of 4DMT, there are no activities by Third Parties that would constitute infringement or misappropriation of the Licensed IP.
(e)
Information Provided. To the knowledge of 4DMT, the technical, scientific and financial information, including documents, delivered or made available by 4DMT to Otsuka prior to the Effective Date with respect to the Licensed Product (i) are true and accurate in all material respects and (ii) include (A) all material technical, scientific and financial information controlled by 4DMT regarding the Licensed Products and (B) all material safety or efficacy information related to the Licensed Products. For clarity, 4DMT makes no representation or warranty pursuant to this Section 10.2(e) with respect to intellectual property-related information.
(f)
Compliance with Applicable Law. To the knowledge of 4DMT, 4DMT has not conducted any Development activities (including any preclinical studies or Clinical Trials) in material violation of any Applicable Law.
(g)
Dealings with Regulatory Authorities. With respect to each submission to a Regulatory Authority regarding the Licensed Product, 4DMT has not knowingly made an untrue statement of a material fact or fraudulent statement to such Regulatory Authority or knowingly failed to disclose a material fact required to be disclosed to such Regulatory Authority.
(h)
Existing Licensed Patents. Schedule 10.2(h) contains a correct and complete list of all Licensed Patents existing as of the Effective Date. The Licensed Patents in the Territory have been filed and prosecuted in good faith and in accordance with Applicable Law and all applicable fees and other payments have been paid on or before the due date for payments. To the knowledge of 4DMT, all of the Licensed Patents that are issued in the Territory as of the Effective Date are valid and enforceable.
(i)
Non-Infringement. [ * ], to the knowledge of 4DMT, the practice of the Licensed IP and the Licensed Product Trademarks for the Exploitation of the Licensed Product in the Field in the Territory and for the Manufacture of the Licensed Product in the United States for the sole purpose of Development and Commercialization of the Licensed Product in the Field in the Territory, in each case as the Licensed Product is manufactured in the United States as of the Effective Date and formulated, dosed and administered for the AMD Indication and the DME Indication as of the Effective Date under the current protocols for the 4FRONT-1 Clinical Trial, the 4FRONT-2 Clinical Trial and the SPECTRA Clinical Trial, respectively, does not infringe any issued valid Patent or infringe or misappropriate any trade secret of any Third Party; provided that 4DMT makes no representation or warranty in this Section 10.2(i) with respect to the practice of any intellectual property rights other than the Licensed IP and the Licensed Product Trademarks or the Exploitation of any product other than the Licensed Product.
(j)
Upstream Licenses. Except as set forth in Schedule 10.2(j), as of the Effective Date, (i) 4DMT has not received any license from a Third Party that grants 4DMT rights to Exploit any Licensed Product in the Territory and Manufacture any Licensed Product outside the Territory for Exploitation in the Territory and would constitute an Upstream License; and (ii) there are no Upstream Licenses under which Otsuka will have an obligation to pay any royalty or other fee to any Third Party for the use of intellectual property rights in connection with the Exploitation of the Licensed Products in the Territory, the Manufacture of the Licensed Product outside the Territory for Commercialization in the Territory and the use of the Licensed Products Trademarks in the Territory as contemplated by this Agreement.
(k)
[ * ].
(l)
Data Transfer. 4DMT has received an informed consent or other authorization from each study subject enrolled prior to the Effective Date in a Clinical Trial of the Licensed Product conducted by or on behalf of 4DMT that permits 4DMT to disclose and transfer to Otsuka data collected from such subject for the purpose of Otsuka’s Development of, including filing Regulatory Materials and seeking Regulatory Approval for, the Licensed Product for use in the Indications in the Territory, provided that Otsuka performs such Development in full compliance with its obligations under Section 3.11 and the data processing agreement entered into by the Parties pursuant to Section 3.11.
10.3
Other Covenants.
(a)
Export Control. Neither Otsuka nor 4DMT nor any of their Affiliates (or any of their respective sublicensees, employees and Contractors), in connection with the exercise of its rights or performance of its obligations under this Agreement, shall knowingly cause the other Party to be in violation of any applicable United States or foreign export control laws and regulations.

(b)
Licensed IP. Neither Otsuka nor any of its Affiliates (or any of their respective Sublicensees, employees and Contractors), shall engage in any activities that use the Licensed IP in a manner that is outside the scope of the license rights granted to it hereunder. Neither 4DMT nor any of its Affiliates (or any of their respective sublicensees, employees and Contractors), shall engage in any activities that use the Licensed IP in a manner that conflicts with the exclusive license granted to Otsuka hereunder.
(c)
Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement, including, as applicable, cGMP, GCP, and GLP standards, and anti-corruption laws. Anti-corruption laws include laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act (and foreign equivalents), in each case, in connection with the activities conducted pursuant to this Agreement. Each Party shall take no action that would cause the other Party to be in violation of anti-corruption laws. Further, each Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of anti-corruption laws in connection with the performance of this Agreement.
10.4
No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. OTSUKA ACKNOWLEDGES AND AGREES THAT THE LICENSED PRODUCT IS THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT 4DMT CANNOT ASSURE THE SAFETY, USEFULNESS OR SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF THE LICENSED PRODUCT.
Article 11

INDEMNIFICATION
11.1
Indemnification by 4DMT. 4DMT shall defend, indemnify, and hold each Otsuka, its Affiliates and each of their respective officers, directors, employees, and agents (the “Otsuka Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Otsuka Indemnitees, resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party against such Otsuka Indemnitee that arise from or are based on (a) a breach of any of 4DMT’s representations, warranties and obligations under this Agreement, (b) the willful misconduct or negligent acts of 4DMT or any 4DMT Indemnitees, (c) [ * ], or (d) any violation of Applicable Law by 4DMT or any 4DMT Indemnitees in connection with this Agreement; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts to the extent Otsuka has an obligation to indemnify any 4DMT Indemnitee pursuant to Section 11.2.

11.2
Indemnification by Otsuka. Otsuka shall defend, indemnify, and hold 4DMT, its Affiliates, licensees, and each of their respective officers, directors, employees, and agents, (the “4DMT Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant (excluding Sublicensees of 4DMT), as well as any reasonable attorneys’ fees and costs of litigation incurred by such 4DMT Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such 4DMT Indemnitee that arise from or are based on (a) the Exploitation of any Licensed Products by or on behalf of Otsuka or its Affiliates or Sublicensees, (b) a breach of any of Otsuka’s representations, warranties and obligations under this Agreement, (c) the willful misconduct or negligent acts of Otsuka or any Otsuka Indemnitees, (d) any violation of Applicable Law by Otsuka or any Otsuka Indemnitees in connection with this Agreement, or (e) 4DMT or its designee’s role as the holder of any Regulatory Approval (or application therefor) in [ * ]; excluding, in each case ((a), (b), (c), (d) and (e)), any damages or other amounts to the extent 4DMT has an obligation to indemnify any Otsuka Indemnitee pursuant to Section 11.1.
11.3
Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to this Article 11 shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party. At its option, the Indemnifying Party may assume the defense of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [ * ] ([ * ]) days after receipt of the notice of the Claim. The assumption of defense of the Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party shall upon request of the Indemnifying Party provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not admit liability or settle any Claim without the prior written consent of the Indemnified Party, unless the settlement involves only the payment of money. The Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 11 to obtain indemnification from the Indemnifying Party.
11.4
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, INDIRECT DAMAGES, OR LOST PROFITS, LOST REVENUE OR LOST GOODWILL (EXCEPT IN EACH CASE TO THE EXTENT THEY CONSTITUTE DIRECT DAMAGES), ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OR AWARENESS OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION

11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 11, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12 OR BREACH OF SECTION 5.6, (C) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR (D) DAMAGES TO THE EXTENT THAT SUCH LIMITATION OR RESTRICTION WOULD BE INVALID BY APPLICABLE LAW.
11.5
Insurance. Each Party shall procure and maintain insurance, including general and product liability insurance, with respect to its activities hereunder that is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold in such Party’s territory; provided that 4DMT shall have: (i) inclusive of its umbrella coverage, general liability limits of not less than $[ * ] per occurrence and $[ * ] in the aggregate; and (ii) product liability limits of not less than $[ * ] per occurrence and $[ * ] in the aggregate. 4DMT will extend additional insured status to Otsuka with respect to the general liability, product liability, and umbrella insurance policies held by 4DMT. Each Party shall provide the other Party with evidence of such insurance upon request. Notwithstanding the foregoing, Otsuka may self-insure in whole or in part the insurance requirements described above, provided Otsuka continues to be investment grade determined by reputable and accepted financial rating agencies. Such insurance shall not be construed to create a limit of each Party’s liability with respect to its indemnification obligations under this Article 11.
Article 12

CONFIDENTIALITY
12.1
Non-Use and Non-Disclosure. Except as otherwise expressly set forth herein, the Receiving Party shall keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own confidential information, but in no event less than a commercially reasonable degree of care, and shall not (a) disclose such Confidential Information to any Third Party without the prior written approval of the Disclosing Party, except, solely to the extent necessary to exercise its rights or perform its obligations under this Agreement, to its and its Affiliates, Sublicensees, and Third Party licensees (with respect to 4DMT) and its and their employees, officers, directors, contractors, consultants or agents who have a need to know such Confidential Information for the Receiving Party to exercise its rights or to perform its obligations under this Agreement (each, a “Representative”), provided that (i) each Representative, prior to such disclosure, shall be bound by an obligation of confidentiality, non-use and non-disclosure at least as restrictive as set forth in the provisions of this Article 12 and (ii) the Receiving Party shall remain responsible and liable for its Representatives’ compliance with such obligations of confidentiality, non-use and non-disclosure (and any failure by any such Representative to comply with such obligations shall be deemed a breach of this Agreement by the Receiving Party), or (b) use such Confidential Information for any purpose other than to perform the Receiving Party’s obligations or exercise the Receiving Party’s rights under this Agreement. The Receiving Party will use diligent efforts to cause the foregoing Representatives to comply with the restrictions on use and disclosure of the Disclosing Party’s Confidential Information set forth in this Section 12.1, and shall be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 12.

12.2
Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party (or, as directed by the Disclosing Party, destroy) all Confidential Information of the Disclosing Party that is in the Receiving Party’s possession or control; provided, however, that one (1) copy of any Confidential Information of the Disclosing Party may be retained and stored in the Receiving Party’s secured archives solely for the purpose of determining its obligations under this Agreement; provided that the non-disclosure and non-use obligation under this Article 12 shall continue to apply to any such retained Confidential Information as long as such information is retained by the Receiving Party. In addition, the Receiving Party shall not be required to return or destroy any Confidential Information of the Disclosing Party contained in any computer system back-up records of the Receiving Party to the extent made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by Applicable Law, and that such Confidential Information remain subject to the non-disclosure and non-use obligation under this Article 12 as long as such information is so retained by the Receiving Party.
12.3
Permitted Disclosure. In addition to the exceptions contained in Section 1.42 and without limiting permitted disclosure to Representatives under Section 12.1, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:
(a)
to comply with Applicable Law (including any securities law or regulation or the rules of a securities exchange pursuant to Section 12.3(c) below) or the order of a court of competent jurisdiction; provided that, where legally permissible, the Receiving Party shall (i) provide a written notice of such disclosure reasonably in advance of such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (ii) fully cooperate with the Disclosing Party, if so requested by the Disclosing Party, in maintaining the confidentiality of such information by applying for a protective order or any similar legal instrument. In any event, the Receiving Party shall only disclose such Confidential Information to the extent required under Applicable Law and shall continue to treat such information as Confidential Information for all other purposes under this Agreement;
(b)
(i) to prosecute or defend litigation as permitted under Article 9, (ii) to obtain or maintain Regulatory Approvals and other regulatory filings and communications as permitted under Article 4, (iii) to file or prosecute Patent applications under Article 9 and (iv) to enforce Patent rights under Article 9; and
(c)
to bona fide prospective or actual purchasers, acquirers, licensees, Sublicensees, permitted assignees or merger candidates or to bona fide existing or potential investment bankers, investors, lenders, or financing sources solely for the purpose of evaluating or carrying out an actual or potential sale, investment, loan, financing, merger, acquisition, collaboration or license (“Other Recipients”), provided, that such Other Recipients are bound by commercially reasonable written obligations of confidentiality and non-use.
12.4
Disclosure of Agreement. Either Party may disclose the terms of this Agreement (a) to the extent required to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in the Territory, as well as any securities exchange operated by [ * ] ([ * ]); provided that, to the extent permitted under Applicable Law, such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement as may be mutually agreed in writing by the Parties; (b) to Other Recipients, so long as such Third Party has executed with such Party, and such Party has provided to the other Party, a copy of a confidentiality agreement (redacted for name of party, economic terms or other competitive information) with terms at least as protective with respect to Confidential Information as those contained herein, in a form reasonably acceptable to the other Party (which acceptance shall not be unreasonably withheld, conditioned or delayed); and (c) to any Sublicensee, collaborator or potential Sublicensee or collaborator of such Party; provided that such Sublicensee, collaborator or potential Sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Article 12 (and the failure of such Sublicensee, collaborator or potential Sublicensee or collaborator to comply with the terms and conditions of this Agreement shall be considered a breach of this Agreement by the Party disclosing such information).
12.5
Publicity; Use of Name and Logo. The Parties have agreed on a press release announcing this Agreement, to be issued by the Parties on such date and time as may be agreed by the Parties. Except to the extent expressly permitted under this Agreement or required by Applicable Law, each Party will not use the other Party’s or its Affiliates’ name or logo in any label, press release or product advertising, or for any other promotional purpose, without first obtaining the other Party’s written consent.
12.6
Publications. Except to the extent required by Applicable Law, Otsuka shall not publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to the Licensed IP or the Licensed Product, including the data and results of the Development of the Licensed Product (each, a “Publication”), in each case, without 4DMT’s prior review and approval. If Otsuka intends to make a Publication, Otsuka shall, via the Alliance Managers, provide 4DMT with such proposed Publication at least [ * ] ([ * ]) days prior to the intended publication date. 4DMT shall have the right to review and comment on such proposed Publication, and Otsuka shall, in good faith, consider such comments made by 4DMT, in each case, through the JSC. If such proposed Publication contains any Confidential Information of 4DMT, then upon the 4DMT’s request, Otsuka shall delete any such information identified by 4DMT. If the 4DMT wishes to request a delay in any such Publication in order to protect patentable information contained in such proposed Publication, Otsuka shall delay such Publication for a period of up to [ * ] ([ * ]) days to enable the 4DMT to file the relevant patent applications. Once a Publication has been approved by 4DMT, Otsuka may make subsequent Publications of the content of such previously approved Publication without further approval by 4DMT; provided that such subsequent Publication does not (i) include any new data, information or conclusions or (ii) present the approved content in a form or manner that materially alters the conclusion or subject matter therein. 4DMT will provide Otsuka with a courtesy copy of any Publication to be published by 4DMT as soon as reasonably practicable, but in no event later than [ * ] ([ * ]) days after the date on which such Publication is submitted for publication.
12.7
Engaging Individuals. Without limiting any other provision of this Agreement, each Party hereby agrees that all Persons engaged to perform any activities under this Agreement shall be bound by confidentiality obligations at least as restrictive as the obligations of confidentiality and non-use set forth in this Article 12 prior to performing such activities.
12.8
Prior Non-Disclosure Agreement. As of the Effective Date, this Agreement shall supersede any prior non-disclosure, secrecy or confidentiality agreement(s) between the Parties (or their Affiliates) dealing with the subject matter of this Agreement, including the Existing CDA. Any confidential information disclosed under any such prior agreement and dealing with the subject of this Agreement shall be deemed disclosed under this Agreement.
12.9
Duration of Obligation. The obligations of confidentiality and non-use set forth in this Article 12 shall survive the expiration or termination of this Agreement and shall remain in full force and effect for a period of [ * ] ([ * ]) years after such expiration or termination (except as set forth in Section 12.2).
Article 13

TERM AND TERMINATION
13.1
Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall continue in full force and effect, on a country-by-country basis, until the date that Otsuka is no longer Developing or Commercializing the Licensed Product in such country within the Territory (the “Term”).
13.2
Termination Rights of each Party.
(a)
Termination by Otsuka for Convenience.
(i)
During the Term and prior to the first MAA filing for the Licensed Product in any country within the Territory, Otsuka shall have the right to terminate this Agreement in its entirety for convenience, on a country-by-country basis, upon at least [ * ] ([ * ]) days’ prior written notice to 4DMT.
(ii)
During the Term and after the first MAA filing for the Licensed Product in any country within the Territory, Otsuka shall have the right to terminate this Agreement in its entirety for convenience, on a country-by-country basis, upon at least [ * ] ([ * ]) days’ prior written notice to 4DMT.
(b)
Termination by 4DMT for Patent Challenge. 4DMT shall have the right to terminate this Agreement in its entirety upon written notice to Otsuka in the event that an Otsuka Party directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patent or any New Priority Patent for which the [ * ] ([ * ])-month election period in Section 9.10 has not expired (except as a defense against a claim, action or proceeding asserted by 4DMT against such Otsuka Party) (each, a “Patent Challenge”); provided that 4DMT shall not have the right to terminate this Agreement under this Section 13.2(b):
(i)
for any such Patent Challenge by Otsuka or an Affiliate of Otsuka if such Patent Challenge is dismissed or withdrawn within [ * ] ([ * ]) days after 4DMT’s notice to Otsuka under this Section 13.2(b) and not thereafter continued; or
(ii)
for any such Patent Challenge by any Sublicensee (A) if such Patent Challenge is dismissed or withdrawn within [ * ] ([ * ]) days after 4DMT’s notice to Otsuka under this Section 13.2(b) and not thereafter continued, or (B) in case that the Patent Challenge is not dismissed or withdrawn in accordance with the foregoing subclause (A), if Otsuka terminates the sublicense with such Sublicensee within [ * ] ([ * ]) days upon Otsuka’s receipt of a written request from 4DMT to terminate such sublicense.

(c)
Termination by 4DMT for Abandonment. 4DMT shall have the right to terminate this Agreement in its entirety upon written notice to Otsuka in the event that Otsuka and its Affiliates and Sublicensees: (i) cease all Otsuka Development Activities and Commercialization of all Licensed Products in Japan for a consecutive period of [ * ] ([ * ]) months or longer; and (ii) do not resume material Otsuka Development Activities or Commercialization of a Licensed Product in [ * ]within [ * ] ([ * ]) days of such notice; provided that such [ * ] ([ * ]) month period will be suspended and 4DMT shall not have the right to terminate this Agreement, during any period: [ * ].
(d)
Termination by Otsuka for Safety Issue. In the event of a Safety Issue with respect to the Licensed Product, Otsuka may terminate this Agreement, in its entirety, upon [ * ] ([ * ]) days’ prior written notice to Otsuka, which notice shall provide reasonable supporting information detailing the Safety Issue.
(e)
Termination by Otsuka for Clinical Trial Failure. In the event that the 4FRONT-1 Clinical Trial or the Cross-Territory Clinical Trial for the AMD Indication does not achieve its primary endpoint as determined at Otsuka’s reasonable discretion after discussion with 4DMT (such event, a “Clinical Trial Failure”), Otsuka may, within [ * ] ([ * ]) days of disclosure by 4DMT to Otsuka of topline data from such Clinical Trial indicating such Clinical Trial Failure, terminate this Agreement, in its entirety, immediately upon written notice to 4DMT.
13.3
Termination by Either Party for Material Breach. If either Party believes that the other Party is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The breaching Party shall have [ * ] ([ * ]) days (with respect to a payment breach) or [ * ] ([ * ]) days (with respect to a non-payment breach) from the receipt of the notice to cure such breach. If the breaching Party fails to cure such breach within such [ * ] ([ * ])- or [ * ] ([ * ])-day cure period, as applicable, then the non-breaching Party may terminate this Agreement in its entirety upon written notice to the other Party; provided that if the allegedly breaching Party disputes in good faith the existence or materiality of the alleged breach, and provides written notice to the other Party of such dispute within the relevant cure period, pursuant to Section 14.1, the other Party will not have the right to terminate this Agreement in accordance with this Section 13.3 unless and until the relevant dispute has been resolved pursuant to Article 14. During the pending dispute, the applicable cure period will be tolled, all the terms of this Agreement will remain in effect, and each Party shall continue to perform its obligations under this Agreement.
13.4
Effects of Termination of the Agreement. Upon any termination of this Agreement, the following provisions of this Section 13.4 shall apply.
(a)
Termination of Rights. All licenses and other rights granted by 4DMT to Otsuka under the Licensed IP and Licensed Product Trademarks shall terminate and all sublicenses thereunder granted by Otsuka shall automatically terminate. The license granted by Otsuka to 4DMT pursuant to Section 7.2(b) shall terminate and all sublicenses thereunder granted by 4DMT shall automatically terminate. For clarity, the license granted by Otsuka to 4DMT pursuant to Section 7.2(c) (and all sublicenses thereunder granted by 4DMT) shall survive.
(b)
Reversion License. Effective upon the effective date of such termination, and subject to the assignments to 4DMT pursuant to Sections 13.4(c) and 13.4(e), (i) Otsuka hereby grants to 4DMT an exclusive, worldwide, royalty-free, fully paid-up perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Arising Product IP, to Develop, Manufacture, Commercialize and otherwise Exploit Licensed Products and (ii) solely to the extent this

Agreement is terminated by Otsuka under Section 13.2(a) or by 4DMT under Sections 13.2(b), 13.2(c), or 13.3, Otsuka hereby grants to 4DMT an exclusive, worldwide, royalty-bearing (as and to the extent provided below) perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Otsuka Technology (other than the Arising Product IP), to Exploit the Licensed Product in the Field in the Territory and to Manufacture the Licensed Product outside the Territory for Exploitation in the Territory. With respect to the license grant described in the foregoing clause (ii), 4DMT and Otsuka shall negotiate in good faith a commercially reasonable royalty rate and royalty term applicable to such license and from and after the effective date of this Agreement, 4DMT shall pay Otsuka royalties on sales by 4DMT or its Affiliates or licensees of Licensed Products on such terms. If the Parties are unable to agree on the royalty rate and royalty term for the license grant described in the foregoing clause (ii) within [ * ] ([ * ]) days after the effective date of such termination, then either Party may refer the royalty rate or royalty term matters for resolution by baseball arbitration in accordance with the procedures set forth in Schedule 13.4(b). The terms of Section 8.8(i) will apply to the payment and reporting of any royalties described in this Section 13.4(b), mutatis mutandis.
(c)
Trademarks. Upon 4DMT’s request, Otsuka shall (and shall cause its Affiliates and Sublicensees to) transfer and assign to 4DMT any and all Trademarks in the Territory that is Controlled by Otsuka or its Affiliates and sublicensees as of the effective date of such termination that are used by or on behalf of Otsuka or its Affiliates or Sublicensees for the Exploitation of the Licensed Product in the Territory, including any registrations thereof or any pending applications therefor, but excluding corporate name or logos of Otsuka or its Affiliates or Sublicensees.
(d)
Regulatory Materials. Upon 4DMT’s request, Otsuka shall (and shall cause its Affiliates and Sublicensees to), as instructed by 4DMT, either (i) to the extent permitted by Applicable Law, promptly transfer and assign to 4DMT or its designee all Regulatory Materials and Regulatory Approvals for the Licensed Product that are held by Otsuka or its Affiliate or Sublicensees; or (ii) continue to hold any such Regulatory Materials and Regulatory Approvals for the sole benefit of 4DMT or its designee (in which case, Otsuka shall appoint 4DMT or its designee as the exclusive distributor (with the right to subcontract and appoint subdistributors) under such Regulatory Materials and Regulatory Approvals for the Licensed Product in the Territory, and also as its agent to interact with the applicable Regulatory Authority in the Territory with respect to such Regulatory Materials and Regulatory Approvals) in the Territory, until such time 4DMT or its designee files its own Regulatory Materials and obtains its own Regulatory Approvals for the Licensed Product in the Territory but for no longer than a period of [ * ] ([ * ]) years from the effective date of termination of this Agreement; or (iii) terminate or withdraw any such Regulatory Materials and Regulatory Approvals in the Territory. Upon 4DMT’s request, Otsuka shall provide 4DMT with reasonable assistance and cooperation regarding any inquiries and correspondence with Regulatory Authorities relating to the Licensed Product in the Territory.
(e)
Data. Upon 4DMT’s request, Otsuka shall (and shall cause its Affiliates and Sublicensees to) promptly transfer and assign to 4DMT, at no cost to 4DMT (except where the Agreement is terminated by Otsuka for 4DMT’s uncured material breach pursuant to Section 13.3), (i) all data and other Know-How generated (whether solely or jointly) by or on behalf of Otsuka or its Affiliates or Sublicensees from the Development of the Licensed Product in the Territory, including all Otsuka Local Clinical Trials conducted by or on behalf of Otsuka, its Affiliates and Sublicensees hereunder, (ii) all data generated under any investigator-initiated trial for the Licensed Product in the Territory, to the extent such data is in Otsuka’s possession and control, and (iii) all pharmacovigilance data (including all adverse event databases) relating to the Licensed Product in the Territory.

(f)
Inventory. 4DMT shall have the right (but not the obligation) to purchase from Otsuka any or all of the inventory of the Licensed Product held by Otsuka or its Affiliates or Sublicensees as of the effective date of the applicable termination at a price equal to the price paid by Otsuka for such inventory, provided that such inventory complies with applicable specifications, has been Manufactured, handled and stored in compliance with Applicable Law (including cGMP). Otsuka shall have the right to sell off any remaining inventory not purchased by 4DMT for a period of [ * ] ([ * ]) days following the effective date of termination of this Agreement provided that Otsuka pays royalties on such sales in accordance with Section 8.8.
(g)
Transition Assistance. Upon 4DMT’s request and subject to Section 13.4(i), Otsuka shall (and shall ensure that its Affiliates and Sublicensees shall) reasonably cooperate with 4DMT, at 4DMT’s request, to facilitate orderly transition of the Development, Manufacture, Commercialization and other Exploitation of the Licensed Product in the Field in the Territory to 4DMT, including (i) assigning or amending as appropriate, upon request of 4DMT, any agreements or arrangements with Third Party vendors (including distributors), solely to the extent such agreements or arrangements are assignable, to Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Product in the Territory or, to the extent any such Third Party agreement or arrangement is not assignable to 4DMT, reasonably cooperating with 4DMT to arrange to continue to provide such services that are provided by Third Parties in the Territory for a reasonable time after termination but for no longer than [ * ] ([ * ]) years, at 4DMT’s cost; and (ii) to the extent that Otsuka or its Affiliate or Sublicensee is performing any activities described in the foregoing subclause (i) in the Territory, reasonably cooperating with 4DMT to transfer such activities to 4DMT with respect to the Territory or its designee, and continuing to perform such activities on 4DMT’s behalf in the Territory for a reasonable time after termination, but for no longer than [ * ] ([ * ]) years or until such transfer is completed (whichever is sooner), including continuing to Manufacture and supply Licensed Products to 4DMT at cost plus [ * ]percent ([ * ]%), where such cost is calculated applying the definition of Manufacturing Costs mutatis mutandis.
(h)
Ongoing Local Clinical Trials. If, at the time of the applicable termination, any Otsuka Local Clinical Trials for the Licensed Product are being conducted, then, at 4DMT’s sole election on a Otsuka Local Clinical Trial-by-Otsuka Local Clinical Trial basis: (i) Otsuka shall (and shall cause Otsuka Affiliates and Sublicensees to) fully cooperate with 4DMT to transfer the conduct of all such Local Clinical Trials to 4DMT, and 4DMT shall assume any and all liability and costs for such Otsuka Local Clinical Trials after the effective date of such termination, provided that Otsuka shall continue to bear all costs and expenses incurred in connection with the conduct of such Otsuka Local Clinical Trials until the earlier of the completion of the transfer to 4DMT of such Otsuka Local Clinical Trial or [ * ] ([ * ]) days after the effective date of such termination, whichever is earlier; or (ii) Otsuka shall (and shall ensure that its Affiliates and Sublicensees shall) at its own cost and expense, orderly wind down in compliance with Applicable Law (including any obligations for long-term follow-up of Clinical Trial participants) the conduct of any such Otsuka Local Clinical Trial that is not assumed by 4DMT under the foregoing subclause (i).
(i)
Transition Cost. If (i) this Agreement is terminated by Otsuka under Section 13.3, then 4DMT shall reimburse Otsuka for the reasonable and documented internal and external costs incurred by Otsuka transferring the Regulatory Materials, data and Otsuka Local Clinical Trials to 4DMT and providing transition assistance to 4DMT under this Section 13.4, provided, for clarity, that costs for transition assistance relating to Manufacturing as described in clause (ii) of Section 13.4(g)

shall be covered exclusively by Manufacturing cost plus [ * ]percent ([ * ]%) as described in such clause (ii); or (ii) otherwise, Otsuka shall bear such costs.
13.5
Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
13.6
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by 4DMT and Otsuka are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under the foregoing subclause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.
13.7
Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement or which by their very nature are intended to survive termination, including Articles 1, 11, 12, 14 and 15, and Sections 3.11, 7.2, 7.5, 7.6, 7.7, 8.1 through 8.11 (inclusive, to the extent applicable and with respect to any amounts due prior to such expiration or termination), 8.12 through 8.13 (inclusive, for the time periods set forth therein), 9.1, 10.4, 13.4, 13.6 and this Section 13.7. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.
Article 14

DISPUTE RESOLUTION
14.1
Disputes. If the Parties are unable to resolve any dispute arising out of or in connection with this Agreement, either Party may, by written notice to the other Party, have such dispute referred to the Executive Officers (or their designees) of each of the Parties for attempted resolution by good faith negotiations within [ * ] ([ * ]) days after such notice is first received. In such event, the Parties shall cause their Executive Officers (or their designees) to meet and be available to attempt to resolve such dispute. If the Parties are unable to resolve any dispute under this Section 14.1, such remaining dispute shall be resolved pursuant to Section 14.2(a), provided that any matter that is specified in Section 2.5 to be resolved by the JSC with either Party’s exercise of its final decision making authority, shall be resolved via such Party’s exercise of its final decision making authority in accordance with Section 2.5, not Section 14.2.
14.2
Binding Arbitration.
(a)
If the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 14.1, and a Party desires to pursue resolution of the dispute, the dispute shall be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to ICC’s arbitration rules and procedures then in effect.
(b)
The arbitration shall be conducted by a panel of three (3) arbitrators experienced in the pharmaceutical business. Within [ * ] ([ * ]) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator (who shall be the chairperson of the arbitration panel) within [ * ] ([ * ]) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by ICC. If, however, the aggregate award sought by the Parties is less than [ * ] Dollars ($[ * ]) and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by ICC if the Parties cannot agree).
(c)
The seat and location of the arbitration shall be New York City, New York, United States, and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and, notwithstanding Section 15.1 with respect to applicable substantive law, any arbitration conducted pursuant to this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16). The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.
(d)
By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.
(e)
The existence and content of the arbitral proceedings and any ruling or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party by Applicable Law (including to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in the Territory) to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in the arbitration, (iv) where such information is already in the public domain other than a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.

(f)
Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator.
(g)
Notwithstanding anything in this Section 14.2, in the event of a dispute with respect to (i) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights or (ii) compliance by a Party with any Applicable Law governing antitrust, anti-monopoly or competition law or regulation, and such dispute (either (i) or (ii)) is not resolved in accordance with Section 14.1, then such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 14.2, and instead, the Parties shall resolve such dispute by litigation in a court of competent jurisdiction in any country in which such rights apply.
14.3
Pending Dispute. During a pending dispute, where this Agreement has not yet been terminated, each Party shall continue to perform in good faith its obligations under this Agreement.
Article 15

MISCELLANEOUS
15.1
Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, USA exclusively, without regard to any conflict of law rule that would result in the application of the laws of any jurisdiction other than the State of New York, USA. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.
15.2
Entire Agreement; Amendment. This Agreement, including the Pharmacovigilance Agreement, the Supply Agreement(s), the Quality Agreement(s) and Schedules attached hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, whether written or oral, including the Existing CDA, provided that all “Confidential Information” disclosed or received by 4DMT or Otsuka thereunder shall be deemed “Confidential Information” disclosed or received by such Party under this Agreement and shall be subject to the terms and conditions of this Agreement, as if such information had been disclosed hereunder. In the event of any inconsistency between (a) the terms of this Agreement, on the one hand, and (b) the terms of the Pharmacovigilance Agreement, the Supply Agreement(s), the Quality Agreement(s) or Schedules to this Agreement, on the other hand, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as specifically set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.3
Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party that are not avoidable, potentially including requisition by any Governmental Authority, the effect of any statute, ordinance or governmental order or regulation, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, failure of public utilities, common carriers or supplies, lockouts or other labor disturbances, fire, earthquakes, storm, floods, pandemics or other acts of God (provided that such failure or delay could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder.
15.4
Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall make specific reference to this Agreement and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) on the day of sending by email (with documented confirmation of receipt from the recipient Party), if followed by mailing by first class certified or registered mail, postage prepaid, return receipt requested or sent by a reputable overnight delivery service or (c) [ * ] ([ * ]) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 15.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to 4DMT:

4D Molecular Therapeutics, Inc.
5858 Horton Street #455
Emeryville, CA 94608
U.S.A.
Attn: Scott Bizily, Chief Legal Officer
Email: [ * ]

With a copy (which will not constitute notice for purposes of this Agreement) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

U.S.A.

Attn: Marya A. Postner

Email: [ * ]

If to Otsuka:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower 2-16-4 Konan

Tokyo 108-8242

Japan

Attn: Director, Global Business Development

Email: [ * ]

With a copy (which will not constitute notice for purposes of this Agreement) to:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower 2-16-4 Konan

Tokyo 108-8242

Japan

Attn: Director, Legal Affairs Department

Email: [ * ]

15.5
No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
15.6
Assignment.
(a)
Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided that either Party may assign or transfer this Agreement without the other Party’s prior written consent (but with written notice to the other Party promptly following such assignment or transfer) to an Affiliate or to a successor to all or substantially all of the business or assets of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets, reorganization, consolidation, royalty factoring or other similar transaction or series of transactions, so long as the assigning Party is not relieved of any obligation accrued hereunder prior to such assignment. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.6 shall be null, void and of no legal effect.
(b)
Notwithstanding anything to the contrary in Section 15.6(a) or elsewhere in this Agreement, 4DMT may assign to a Third Party its right to receive all or any portion of the milestone payments, sales milestone payments or royalty payments owed under Article 8 (such assignment, a “Securitization Transaction”) after notifying Otsuka. Further, in connection with a contemplated Securitization Transaction, 4DMT may disclose to such Third Party the existence and the terms of this Agreement, without the prior written consent of Otsuka, to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that (i) such Third Party is not a company whose business is primarily focused on the research, development and commercialization of pharmaceutical or biotechnology products and (ii) such disclosure is subject to applicable provisions of Article 12). As part of any consummated Securitization Transaction, 4DMT may assign to such Third Party 4DMT’s rights to receive royalty reports, to conduct audits under Section 8.13 and to enforce the payment obligations so assigned.
15.7
Further Actions. Each Party agrees to execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) such further instruments, and to do (or cause to be done) all such other acts, as may be necessary or appropriate or as the other Party may reasonably request in order to carry out the purposes and intent of this Agreement.

15.8
Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Schedules mean the particular Articles, Sections or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise and that consents not be unreasonably withheld, delayed or conditioned; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “will” shall be construed to have the same meaning and effect as the word “shall” wherever context requires. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
15.9
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the original intent of the Parties when entering into this Agreement may be realized.
15.10
No Waiver. Any failure or delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time. No waiver shall be effective unless it has been given in writing and signed by any authorized representative of the Party giving such waiver.
15.11
Affiliates. Except to the extent expressly stated otherwise in this Agreement, each Party may perform, at such Party’s exclusive option, its obligations hereunder itself or through one or more Affiliates. Neither Party shall permit any of its Affiliates or permitted Third Party contractors to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly. The Party so acting through its Affiliate(s) shall remain liable for the due fulfilment of its obligations by, and for any breach, act or omission of, such Affiliate(s).
15.12
Relationship of Parties; No Third Party Beneficiaries. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third Party beneficiaries hereunder (except for 4DMT Indemnitees and Otsuka Indemnitees for purposes of Article 11).
15.13
Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, each Party hereby acknowledges and agrees that in the event of the other Party’s actual or threatened breach of any provision of this Agreement relating to Confidential Information or intellectual property rights (including, Article 9 and Article 12), the non-breaching Party may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the non-breaching Party for such injury. Accordingly, each Party agrees that the non-breaching Party shall have the right to enforce this Agreement and any of such provisions by injunction, specific performance or other equitable relief in any relevant jurisdiction, without bond and without prejudice to any other rights and remedies that the non-breaching Party may have for a breach of this Agreement.
15.14
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

4D Molecular Therapeutics, Inc.

By:/s/ David Kirn, MD

Name: David Kirn, MD

Title: Chief Executive Officer

[Signature Page to Collaboration and License Agreement]

Otsuka Pharmaceutical Co., Ltd.

By:/s/ Makoto Inoue
Name: Makoto Inoue
Title: President and Representative Director

By:/s/ Takeshi Watanabe, PhD, MBA
Name: Takeshi Watanabe, PhD, MBA
Title: Senior Vice President & Operating Officer, Global BD Head, Global BD

[Signature Page to Collaboration and License Agreement]

Schedule 1.24 – Asia and Oceania

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Schedule 1.90 – Manufacturing Cost

[ * ]

Schedule 3.4 – Global Development Plan

[ * ]

Schedule 8.4 – Form for:
Allocated 4FRONT-1 Clinical Trial Cost and the Allocated Cross-Territory Clinical Trial Cost

[ * ]

Schedule 8.8(i) – Form for:
Royalty Reports

[ * ]

Schedule 8.11 – Payment Information

[ * ]

Schedule 10.2(a) – Title; Encumbrances

[ * ]

Schedule 10.2(h) – Existing Licensed Patents

[ * ]

Schedule 10.2(j) – Upstream Licenses

[ * ]

Schedule 13.4(b) – Baseball Arbitration

[ * ]